UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Cardtronics plc
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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# 2020

Notice of Annual Meeting
of Shareholders
and Proxy Statement

CARDTRONICS

THE CHAMPIONS OF CASH...BECAUSE IT MATTERS
We are a company with a purpose-driven mission to provide cash access for the communities we serve – enabling payment choice. As the world’s largest ATM operator, we are a vital part of the cash infrastructure. We take exceptional pride in the role we play in advocating for consumers and ensuring they remain connected to consistent and reliable cash wherever they need it. Among the many benefits of Cash, it is Secure, Reliable and Private.

## VISION

To be the trusted platform, enabling the majority of cash transactions in the communities we serve

2.6 Billion
total transactions processed in 2019
75,000 Owned(2)
+
210,000 Managed(2)
the leading ATM platform
~2,000
financial institution relationships
Located in
8 of Top 10(1)
US retailers
60+ Million
Cardholders with access to Allpoint

**4 continents, 10 countries**

(1)	Source: Kantar Consulting, Store Top Retailers 2018, US Retailers with an ATM program

(2)	Ending unit counts as of December 31, 2019

LETTER FROM THE CHAIR OF THE BOARD OF DIRECTORS March 31, 2020 Dear Shareholder:
“Cardtronics strengthened its position in its largest markets and delivered across many strategic priorities, positioning the Company to continue delivering profitable growth for shareholders.”
Cardtronics is the world’s leading owner/operator of ATMs, providing service to approximately 285,000 ATMs located in ten countries across four continents. We have premier locations and leading capabilities where we operate, including the United States and the United Kingdom, our two largest markets. The combination of our ATM footprint at major retailers and extensive financial institution relationships creates a unique value network. Our retailers benefit from our ATMs in their stores, financial institutions benefit from lower costs to provide key cash-based financial services to their customers, and consumers benefit from convenient access to ATMs. With the unprecedented change occurring in consumer financial services, Cardtronics is well positioned to deliver value for financial institutions, financial technology companies, retailers, and consumers alike.
On behalf of the Board and management team, I am pleased to report that 2019 was a strong and important year for Cardtronics. During 2019, the Company returned to organic revenue growth and delivered a strong profit and cash flow performance. More importantly, we have strengthened our position in our largest markets and executed on many strategic priorities, positioning the Company to continue to deliver profitable growth for shareholders. A few of the 2019 highlights include significant new and expanded relationships with financial institutions and financial technology partners, new product delivery and continued infrastructure investment and operational improvements that will benefit the Company for years to come. These accomplishments led to strong returns for our shareholders during the year, reflecting both the tactical execution and strategic direction. We also were able to improve our capital structure as we reduced outstanding debt while also reducing our share count by approximately 4%, as we opportunistically repurchased 1.7 million shares during the year.
During the year, we sought the opportunity to speak with a number of our large shareholders as a part of our investor outreach efforts. We found these investor engagements to be both informative and valuable, and they will help shape future priorities for the Board. We remain committed to a culture of strong governance, and that starts at the top with the Board, which continues to evolve to serve our shareholders over the long-term. We recognize the importance of the Board’s role in sustainability, enterprise risk management, and human capital management.
Today, like all businesses across the globe, our company is being impacted by the unprecedented events taking place related to the COVID-19 virus pandemic. We are taking steps to stay ahead of this crisis, ensuring we can be flexible and adaptable to this fast-changing environment. The Board is actively engaged with the management team to help navigate this global crisis, and we are committed to the health and safety of our employees and customers. Recognizing the importance of our role in enabling convenient, secure, and reliable access to cash for citizens across regions, we have also taken additional operational measures to ensure availability of this critical service for many people.
Our Board is comprised of ten professionals from highly relevant and diverse backgrounds, including three women, one of whom is the chair of our audit committee. All Board members are independent, with the exception of our CEO, who does not serve on any of the Board’s committees.
As we communicated at our first investor day on March 27, 2019, Cardtronics is well positioned to leverage our leading ATM network and end-to-end capabilities for durable growth and value creation. Cash remains an important payment choice for consumers across our markets. Moreover, the ongoing evolution of payment technologies, consumer behaviors, and the financial services industry is providing growth opportunities for Cardtronics. We communicated a strategy at the investor day to enhance our unique two-sided network to drive sustainable organic growth and expand margins over the next several years. During the course of 2019, we invested in new products and technology to ensure that we continue delivering meaningful value to our financial institution, retailer, and financial technology partners.
As the Chairman of Cardtronics plc, it is my pleasure to invite you on behalf of the entire Board to attend our 2020 annual meeting of shareholders, which will also be available via teleconference call this year, in light of the COVID-19 pandemic. I also ask for your voting support, welcome your input, and thank you for your investment in Cardtronics.
Sincerely,

Mark Rossi Chair of the Board of Directors

2020 PROXY STATEMENT 1

LETTER FROM THE CHIEF EXECUTIVE OFFICER March 31, 2020 Dear Shareholder:

We cordially invite you to attend (or listen by teleconference to) our 2020 Annual General Meeting of Shareholders. We will hold our meeting on Wednesday, May 13, 2020, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom, with satellite meetings being held at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, United States of America and 3201 Dallas Parkway, Suite 300, Frisco, Texas 75034, United States of America.
As a shareholder of Cardtronics plc, you play an essential role in our Company by considering and taking action on the matters outlined in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.
Attached you will find a notice of the meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:
▪    How to obtain admission to the meeting if you plan to attend (but please see the comments below); and
▪    Different methods you can use to vote your proxy, including by internet, telephone, and mail.
Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.
Due to the COVID-19 pandemic, and in line with what other companies are doing when holding their annual general meeting and in light of the current guidance from the UK Government, we are encouraging shareholders not to attend the meeting in person. Rather than attend in person at the location of the Annual General Meeting, we encourage shareholders to exercise their votes in advance of the meeting by proxy. In addition, we are proposing to organize a teleconference dial-in facility whereby shareholders will be able to dial-in and listen to the business of the meeting (details of this teleconference dial-in facility will be set out on our website in due course and prior to the date of the meeting). In light of the COVID-19 pandemic, we hope that shareholders will understand why the Board is encouraging shareholders not to attend in person.
Sincerely,

Edward H. West Chief Executive Officer

2 CARDTRONICS

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
Notice is hereby given of the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) of Cardtronics plc, an English public limited company (“Cardtronics”)

DATE AND TIME Wednesday, May 13, 2020 6 p.m. BST	LOCATION Wednesday, May 13, 2020, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom	WHO CAN VOTE Shareholders of record at the close of business on March 18, 2020, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof

2020 PROXY STATEMENT 3

Voting Items

Proposals		Board Vote Recommendation
PROPOSAL 1:
To elect three Class I directors, Douglas L. Braunstein, Michelle Moore and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2023 Annual General Meeting of Shareholders
		FOR each director nominee	See page 15
PROPOSAL 2:	To elect one Class II director, Rahul Gupta, by ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders	FOR the director nominee	See page 18
PROPOSAL 3:	To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR	See page 42
PROPOSAL 4:
To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders
		FOR	See page 43
PROPOSAL 5:	To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	FOR	See page 43
PROPOSAL 6:	To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	FOR	See page 46
PROPOSAL 7:	To approve the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares	FOR	See page 77
PROPOSAL 8:	To approve the Directors’ Remuneration Policy on future pay, as set out in the Annual Reports and Accounts	FOR	See page 79
PROPOSAL 9:	To approve, on an advisory basis, the Directors’ Remuneration Report (other than the Directors' Remuneration Policy) for the fiscal year ended December 31, 2019	FOR	See page 80
PROPOSAL 10:	To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2019, together with the reports of the auditors therein	FOR	See page 81
Please note that the location of the Annual Meeting is at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom. Due to travel issues relating to COVID-19, please also note that the Board of Directors may not be present at this address, but may be present telephonically or at satellite meetings being held at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, United States of America and 3201 Dallas Parkway, Suite 300, Frisco, Texas 75034, United States of America.
Resolutions in proposals 1-10 will be proposed during the Annual Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.
Further details of the proposals are set out in the proxy statement under the relevant descriptions of the proposals.

4 CARDTRONICS

With respect to the non-binding advisory votes in proposals 3, 6, and 9, the result of the vote for each proposal will not require our Board of Directors to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board of Directors will carefully consider the outcome of the advisory vote on each proposal.
During the Annual Meeting, our Board of Directors (or the chair of the annual meeting) will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2019 (our “U.K. Annual Reports and Accounts”).
Only shareholders of record at the close of business on March 18, 2020, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof. A list of shareholders will be available commencing April 30, 2020, and may be inspected at our offices during regular business hours before the Annual Meeting. The list of shareholders also will be available for review at the location of the Annual Meeting in the U.K. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
The proxy materials include this notice, the proxy statement, our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2019, and the enclosed proxy card. The proxy statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board of Directors operates, includes information about its director candidates, and includes information about the other items of business to be conducted at the Annual Meeting.
Your vote is important. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. However, in light of the COVID-19 pandemic, please see the Letter from the Chief Executive Officer above in relation to any decision to attend the Annual Meeting in person.
Sincerely,

Aimie Killeen Company Secretary
How to Vote

INTERNET www.proxyvote.com	TELEPHONE 832-308-4000	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 13, 2020
The Notice of Annual General Meeting of Shareholders, Proxy Statement for the Annual General Meeting of Shareholders and our Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2019, are available at www.proxyvote.com

2020 PROXY STATEMENT 5

Forward Looking Statements and Non-GAAP Measures
This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”
The information in this document is based upon our current expectations as of the date hereof unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason unless required by law. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s most recent Form 10-K and 10-Q along with other public filings with the SEC.
This document includes certain non-GAAP financial measures as defined under SEC Regulation G. We believe such measures are useful together with a reconciliation of those measures to the most directly comparable U.S. GAAP measures .
TABLE OF CONTENTS

LETTER FROM THE CHAIR OF THE BOARD OF DIRECTORS	1
LETTER FROM THE CHIEF EXECUTIVE OFFICER	2
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	3
FORWARD LOOKING STATEMENTS AND NON-GAAP MEASURES	6
PROXY SUMMARY	8
ELECTION OF DIRECTORS	15
PROPOSAL 1: To elect three Class I directors, Douglas L. Braunstein, Michelle Moore and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2023 Annual General Meeting of Shareholders	15
PROPOSAL 2: To elect one Class II director, Rahul Gupta, by ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders.	18
Continuing Directors	19
Board Skills and Experience	22
Board Composition	23
Director Independence	24
CORPORATE GOVERNANCE	25
Our Board and Committees	25
Board Responsibilities	30
SHARE OWNERSHIP MATTERS	35
Communications from Shareholders and Interested Parties	35
Delinquent Section 16 Reports	35
Securities Authorized for Issuance under Equity Compensation Plans	35
Security Ownership of Certain Beneficial Owners and Management	36

6 CARDTRONICS

DIRECTOR COMPENSATION	38
EXECUTIVE OFFICERS	39
AUDIT MATTERS	42
PROPOSAL 3: To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020	42
PROPOSAL 4: To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders	43
PROPOSAL 5:To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	43
Report of our Audit Committee	43
Selection and Engagement of Independent Registered Public Accounting Firm	44
Independent Registered Public Accounting Firm Fee Information	44
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	45
Shareholder Requests	45
Certain Relationships and Related Person Transactions	45
EXECUTIVE COMPENSATION	46
PROPOSAL 6: To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	46
Letter from the Compensation Committee	47
Compensation Discussion & Analysis	48
EXECUTIVE COMPENSATION TABLES	66
Summary Compensation Table for 2019	66
Grants of Plan-Based Awards for 2019	67
Outstanding Equity Awards at Fiscal 2019 Year-End	68
Options Exercises and Stock Vested in Fiscal 2019	70
Pension Benefits	70
Nonqualified Deferred Compensation	70
Named Executive Officer Employment-Related Agreements	70
Potential Payments Upon Termination or Change in Control	72
Hedging	76
CEO Pay Ratio	76
PROPOSAL 7: To approve the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares	77
PROPOSAL 8: To approve the Directors’ remuneration policy on future pay, as set out in the Annual Reports and Accounts	79
PROPOSAL 9: To approve, on an advisory basis, the directors’ remuneration report (other than the directors remuneration policy) for the fiscal year ended December 31, 2019	80
PROPOSAL 10: To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2019, together with the reports of the auditors therein	81
PROXY STATEMENT	82
ABOUT THE ANNUAL MEETING	83
PROPOSALS FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS	87
OTHER MATTERS	87
ANNUAL REPORT TO SHAREHOLDERS	88
ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT (PART II)	89

2020 PROXY STATEMENT 7

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not include all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Board Highlights
The following provides summary information about our directors.

				Committee Membership
	Name and Primary Occupation	Age	Director Since	AC	CC	NGC	FC
CLASS I	Class I Director Nominees for 2020
	Douglas L. Braunstein Managing Partner and Founder, Hudson Executive Capital LP	59	2018
	G. Patrick Phillips Retired President of Premier Banking and Investments, Bank of America	70	2010
	Michelle Moore Former Executive, Head of Digital Banking, Bank of America	48	Appointed in March 2020
CLASS II	Class II Director Nominee for 2020
	Rahul Gupta Former Executive Vice President and Group President at Fiserv, Inc.	60	Appointed in March 2020
	Continuing Directors
	Juli C. Spottiswood Former Senior Vice President, Blackhawk Network Holdings Inc.	53	2011
	Edward H. West Chief Executive Officer, Cardtronics	53	2018
CLASS III	Continuing Directors
	Mark Rossi Founder and Senior Managing Director, Cornerstone Equity Investors, L.L.C.	63	2010
	Julie Gardner Retired Executive Vice President and Chief Marketing Officer, Kohl’s Department Stores	62	2013
	Warren C. Jenson President, CFO and Executive MD of International, LiveRamp Holdings, Inc.	63	2018

AC	Audit Committee	Chair
CC	Compensation Committee	Member
NGC	Nominating & Governance Committee
FC	Finance Committee

8 CARDTRONICS

PROXY SUMMARY

INDEPENDENCE		TENURE		AGE		DIVERSITY
Independent	8	<3 years	5	<55 years	3	Female	3
Not independent	1	3-7 years	1	55-60 years	1
		8-10 years	2	61-65 years	4
				>65 years	1

SKILLS AND EXPERIENCE

Accounting	Financial Services		President/ Executive Group
3/9		5/9		7/9
Chief Executive Officer	Fintech/ Payments		Private Equity
3/9		5/9		3/9
Chief Financial Officer	Global Business		Sales
5/9		4/9		7/9
Cybersecurity and Information Technology	Investment Management		Strategy
2/9		3/9		6/9
Digital Business	Marketing and Product Development
6/9		4/9
Disruptive Business Models	Merger/Acquisitions
4/9		6/9
Environmental, Social, and Corporate Governance Highlights
Our Board is committed to overseeing social responsibility and corporate governance practices, to promote sustainability, long-term value for shareholders, and foster a culture of transparency, trust, and accountability between the Company and our stakeholders.
ENVIRONMENTAL

• Public disclosure of annual material GHG emissions from owned and utilized assets for which the Company has operational control • Recycling programs in all Cardtronics locations
•    Global head office in Houston, Texas, and a major facility in Frisco, Texas, each use natural light and energy-efficient LED lighting to reduce energy consumption and are LEED (Leadership in Energy and Environmental Design) certified for efficiency and sustainability

2020 PROXY STATEMENT 9

PROXY SUMMARY

SOCIAL

•    We advocate for consumers and ensure they remain connected to secure, convenient, and reliable cash wherever they need it, including in areas serving unbanked and underbanked citizens
•    Purposeful alignment of human capital management and business strategies to drive pay for performance and to cultivate a culture that attracts the talent necessary for sustained success
•    30% of the Board is female (3 of 10 directors), including the Chair of our Audit Committee
•    Board-approved policies which prohibit discrimination based on protected grounds

•    Through its Statement of Compliance with the Modern Slavery Act, 2015, Cardtronics publicly commits to preventing human trafficking and modern slavery in its business and supply chains
•    Support of legislation which would provide the freedom of payment choice
•    Continuing to develop and maintain privacy policies and procedures in line with evolving legislation, to protect the privacy and data of our customers, suppliers and employees
•    Cardtronics and its employees support our communities through a range of charitable giving schemes and events, and we also support employees who engage directly with local and national charities

CORPORATE GOVERNANCE

•    Non-executive, independent Chair of the Board
•    All directors are independent, other than the CEO
•    Board’s four committees are fully independent and meet regularly
•    Majority vote for directors in uncontested elections
•    No supermajority shareholder approval requirements
•    Directors must notify Nominating & Governance Committee before joining another public company Board
•    Strong corporate values and commitment to ethics and compliance

•    Board and its committees have the authority to retain independent advisors
•    Shareholder right to call special meetings with 5% ownership
•    No dual-class capital structure
•    Robust share ownership and retention guidelines for directors and executive officers
•    Code of Business Conduct and Ethics guides on best practices and sets the expectation for employee and director conduct

ENTERPRISE RISK MANAGEMENT

• A robust enterprise risk management strategy provides a ‘bottom-up’ review of current and potential risks which could impact the business, which is reviewed not less than quarterly by the Board	• See 'Corporate Governance', and 'Our Board and Committees' on page 25 which includes an overview of the role of each committee of the Board in risk oversight

10 CARDTRONICS

PROXY SUMMARY

Financial Highlights

The Proxy Statement speaks as of the date of mailing.  As a result, the discussion about our financial, operational, and strategic performance relates to 2019 and has not been edited to provide any updates regarding any potential COVID-19 pandemic impacts on our business activities or performance.

2019 Financial Performance

Solid revenue growth drives margin expansion and strong cash flows
Revenues of $1.35 billion, up 3% (constant-currency) from 2018	4% revenue growth in North America, led by bank branding, Allpoint, and managed services	Deployed nearly 1,000 deposit-taking ATMs in the U.S. enabling new revenue streams
GAAP net income of $48.3 million up from $3.7 million in 2018	Adjusted EBITDA(1) of $308 million, up 8% constant-currency from 2018	Adjusted Net Income per diluted Share(1) of $2.52, up 18% from 2018
Adjusted free cash flow(1) of $150 million, up from $118 million in 2018	Repurchased 1.7 million shares, or 4% of shares outstanding, and repaid $96 million, in debt outstanding
Strong execution; well-positioned for continued growth

(1)
Adjusted free cash flow as disclosed in our periodic SEC filings. Adjusted Free Cash Flow, Adjusted EBITDA and Adjusted Net Income per Diluted Share are non-GAAP measures. Please see our 2019 Form 10-K for a description of these measures, management’s opinion regarding the usefulness of these non-GAAP measures, along with a reconciliation to the nearest GAAP measures.

2020 PROXY STATEMENT 11

PROXY SUMMARY

Compensation Highlights
Compensation Snapshot

Elements	CEO	Other NEOs	Overview
Base Salary			A competitive level of cash to attract and retain executive talent
Annual Cash Incentive
Designed to motivate our executives to achieve annual financial goals and other business objectives
Total amount paid based on achievement of Revenue, Adjusted EBITDA and Adjusted Free Cash Flow metrics, and for NEOs other than the CEO, individual performance goals

Long-Term Incentive Plan ("LTIP")			Designed to motivate our executives to build long-term shareholder value
2019 LTIP comprised of the following:
Performance-Based RSUs			Earned based on cumulative Adjusted EBITDA (50%) and relative Total Shareholder Return ("TSR") (50%) metrics over a three-year performance period
Time-Based RSUs			Further tie the interests of our executives to shareholders and encourage a significant equity stake in the company and vest over three years
Stock Options
Recent Compensation Changes and Best Practices
Having successfully navigated a period of significant transition, our Compensation Committee determined that for 2019 and 2020, long-term performance-based incentives should be based on a cumulative three-year performance period, and include relative TSR and Adjusted EBITDA as equally weighted metrics. The Compensation Committee elected to include relative TSR as a critical metric to tie a considerable portion of management’s LTIP awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations. In addition, the 2019 and 2020 LTIPs incorporate vesting over three years for time-based RSUs and stock options.

What We Do	What We Don’t Do
•    Emphasis on performance-based compensation tied to specific, pre-established financial goals and individual goals (the latter for all NEOs except the CEO), with payouts capped at 200% of the target
•    Compensation recoupment (“clawback”) policy
•    Meaningful share ownership guidelines for our executive officers and directors
•    Independent Compensation Committee directors and compensation consultant
•    Insider Trading Policy

•    No excise tax gross-ups for executive officers
•    No backdating or repricing of options
•    No hedging or pledging of Cardtronics shares per our Insider Trading Policy
•    No excessive perquisites for executive officers

12 CARDTRONICS

PROXY SUMMARY

Shareholder Engagement

We have reached out to shareholders totaling over
We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they reward the achievement of our strategic objectives and align the interests of our named executive officers with those of our shareholders.
Since our 2019 Annual General Meeting of Shareholders, we engaged with our shareholders to seek feedback on our executive compensation program and any other subjects of interest.
We focused our outreach on our top 25 shareholders, who represent over 90% of our shares outstanding.

We held substantive stewardship discussions with holders of approximately
In addition to meetings management held with shareholders throughout the year, we engaged in discussions with shareholders during the spring, in advance of our 2019 Annual Shareholders Meeting, and again between October and December 2019. During the latter shareholder engagement effort, which focused primarily on stewardship, executive compensation, social responsibility and strategy matters, we were able to engage in discussions with shareholders that account for approximately 64% of our shares outstanding.
These discussions generally included at least one Board member, either our Board Chair or our Compensation Committee Chair, in addition to our Chief Financial Officer, our General Counsel, our head of Human Resources, and our head of Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters; (2) governance matters and Board composition; and (3) the Board’s role in strategy and risk.
We also held an investor day during 2019 and communicated throughout the year with investors through in-person meetings, conferences and conference calls. During the year, in total, we held meetings with over 80% of our shareholder base.

2020 PROXY STATEMENT 13

PROXY SUMMARY

SHAREHOLDERS’ FEEDBACK	Our responses:

• Executive Compensation and Corporate Governance most important areas	Our Board is fully committed to ensuring that our long-term executive incentive plans align with shareholder interests.
• Most shareholders were supportive of the Company's executive compensation structure
While over 74% of our shareholders supported our 2018 executive compensation program, we have evaluated feedback from our shareholders during our outreach discussions and believe that we have appropriately addressed shareholders’ primary concerns in the 2019 and 2020 plans and would expect increased shareholder support for this year’s say-on-pay proposal.

• Longer performance measurement periods preferred
Several shareholders commented on preferring performance measurement periods of 3+ years. Our 2019 and 2020 long-term incentive plans now utilize three-year plans, providing long-term alignment of management and shareholders.

• Metrics used for long-term incentive plans should vary from short-term plans
Starting for 2019, we now use two long-term performance measures, each measured over a cumulative three-year period: 1) relative TSR and 2) Adjusted EBITDA. We believe relative TSR aligns management directly with shareholders to deliver long-term shareholder value. While we also use an Adjusted EBITDA metric in our short-term plan, we believe delivering Adjusted EBITDA growth over both the short and long-term is one of the most important drivers of shareholder value and is an area over which management has a high degree of control.

• Selection of peer groups is important
The Committee carefully evaluates the Company's peer group annually, looking at a range of companies in similar industries and revenues generally between one-third and three times those of the Company. The Committee also uses this process to help assess the competitiveness of total compensation for each executive officer.

Pay and Performance Alignment
Our executive compensation programs are designed to attract, engage, and incentivize the talent necessary to enable Cardtronics to successfully execute on strategy and increase overall value for shareholders over time. Accordingly, our compensation philosophy is to align the interests of management and shareholders, motivate achievement of specified performance objectives, and reward performance against goals, without encouraging excessive risk-taking. Our 2019 financial results included revenue growth of 3% and Adjusted EBITDA growth of 8%, both on a constant-currency basis. In addition to the solid financial performance, we saw a 72% increase in the share price during 2019.

14 CARDTRONICS

ELECTION OF DIRECTORS

PROPOSAL 1
To elect three Class I directors, Douglas L. Braunstein, Michelle Moore and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2023 Annual General Meeting of Shareholders
Our Board recommends that shareholders vote FOR the re-election of each of the Class I Director nominees.

Our Class I Director Nominees
Following the departure of J. Tim Arnoult from our Board in November 2019, our Board consisted of nine directors with one vacancy. On March 20, 2020, on the recommendation of the Nominating & Governance Committee, the Board increased its size to ten directors and appointed Michelle Moore and Rahul Gupta to the Board. Ms. Moore will serve as a Class I director, and Mr. Gupta will serve as a Class II director. As announced on March 24, 2020, Jorge Diaz has decided to retire from the Board and not seek re-election at the 2020 Annual General Meeting and, as such, after the 2020 Annual General Meeting, our Board will have nine directors.
The term of our Class I directors expires at the Annual Meeting, the term of our Class II directors expires at the 2021 Annual General Meeting of Shareholders, and the term of our Class III directors expires at the 2022 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal.
Acting upon the recommendation of our Nominating & Governance Committee, our Board nominated Douglas L. Braunstein, Michelle Moore, and G. Patrick Phillips for election as Class I directors at the Annual Meeting. Each nominee is currently a director, has consented to be named a nominee in this proxy statement, and has indicated a willingness to serve if elected. Class I directors elected at the Annual Meeting will serve for a term to expire at the 2023 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Douglas L. Braunstein, Michelle Moore, and G. Patrick Phillips as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
The names and certain information about the Class I director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should be nominated to serve on our Board in light of our business, are set forth below:

2020 PROXY STATEMENT 15

ELECTION OF DIRECTORS

Douglas L. Braunstein INDEPENDENT Age: 59 Director Since: June 2018 Committees: Finance, Compensation	SKILLS AND EXPERIENCE

BACKGROUND
•    Serves as a Managing Partner and Founder of Hudson Executive Capital L.P. since January 2015, which through its funds, has beneficial ownership of approximately 18% of the Company’s common stock and is our largest shareholder.
•    Served at JPMorgan Chase & Co., from March 1997 to January 2015, with roles as CFO, Vice Chair, member of the Operating Committee, Head of Americas Investment Banking, and Global M&A, among others.
•    Served as a Director of Eagle Pharmaceuticals, Inc. from March 2018 to August 2019; and Corindus Vascular Robotics, Inc. from January 2017 to November 2019.
•    Trustee of Cornell University; member of Cornell’s Investment Committee; and Chair of Cornell's Finance Committee.
•    Received his B.S. from Cornell University in 1983 and his J.D. from Harvard Law School in 1986.
DIRECTOR QUALIFICATIONS
Mr. Braunstein’s extensive executive experience and background in investment strategy and banking, as well as a strong financial background, makes him well-qualified to serve on our Board, Finance Committee, and Compensation Committee.

G. Patrick Phillips INDEPENDENT Age: 70 Director Since: February 2010 Committees: Audit, Compensation (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•    Retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses.
•    Serves as the Chair of the Board of Directors of USAA Federal Savings Bank ("USAA FSB"), where he also previously served as Chair of the Finance and Audit Committee (until March 2018); Chair of the Compensation Committee (until March 2018); and, Chair of the Risk Committee (until January 2020). He also serves on the Board of USAA, the parent of USAA FSB.
•    Serves as Chair of the Board of Directors of Novant Health, a non-profit healthcare company operating in North Carolina, South Carolina, Georgia and Virginia.
•    Served as an adviser to the financial services practice of Bain & Company, a global management consulting firm from 2013 to 2019.
•    Served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively.
•    Received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina, in 1971.
DIRECTOR QUALIFICATIONS
Mr. Phillips’ extensive experience in the banking industry and the electronic payments industry makes him well-qualified to serve on our Board, our Audit Committee and as Chair of our Compensation Committee.

16 CARDTRONICS

ELECTION OF DIRECTORS

Michelle Moore INDEPENDENT Age: 48 Director Since: March 2020	SKILLS AND EXPERIENCE

BACKGROUND
•    Served in a variety of positions at Bank of America from 2003 to 2018 including Checking Products Executive; Strategy and Transformation Executive; Chief Financial Officer, Real Estate Services; Chief Financial Officer, Commercial Banking; Chief Operating Officer, Commercial Banking; National Client Experience Executive; and Head of Digital Banking and Advanced Solutions, leading all digital platforms (online banking and mobile app) and transformation (including payments, user experience, transaction migration, the launch of AI chatbot) as well as large scale operations including call centers and ATM.
•    Served on the Bank of America management committee; was the Executive Sponsor for the Leadership Advantage Program; co-executive sponsor for the bank’s Disability Network; and served as a Bank of America Global Ambassador to Vital Voices.
•    Named 2017 Digital Banker of the Year by American Banker; included as 2017 Innovators to Watch: 44 Executives Shaping the Future of Banking by Bank Innovation.
•    Serves as Board member of HUB International.
•    Earned BS in Economics from Cornell University and an MBA in Finance from the University of Rochester Simon School of Business.
DIRECTOR QUALIFICATIONS
Ms. Moore has extensive experience in the financial services industry and led the strategy, transformation, and execution of the Bank of America’s 16,000+ ATM network.   Ms. Moore’s extensive leadership experience in the financial services industry makes her well-qualified to serve on our Board.

Recommendation and Required Vote
Each of the Class I directors must be separately elected. For a director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the director nominee’s election. Our Board believes that the election or re-election of each Class I director nominee identified above is advisable and in the best interests of Cardtronics and our shareholders.

2020 PROXY STATEMENT 17

ELECTION OF DIRECTORS

PROPOSAL 2 An Ordinary Resolution to elect one Class II director, Rahul Gupta, by ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders	Our Board recommends that shareholders vote FOR the election of Rahul Gupta.

Rahul Gupta was appointed to our Board as a Class II director in March 2020, Acting upon the recommendation of our Nominating & Governance Committee and in accordance with our Articles of Association, Rahul Gupta will stand for election at the Annual Meeting for the remaining portion of his term of office. Rahul Gupta is currently a director, has consented to be named a nominee in this proxy statement, and has indicated a willingness to serve for a term to expire at the 2021 Annual General Meeting of Shareholders if elected. He will hold office until his successor is duly elected and qualified or until his earlier death, resignation, retirement or removal.
Unless authority to vote for the election of Rahul Gupta is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Rahul Gupta as a Class II director. If he becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his place. We have no reason to believe that Rahul Gupta will be unable or unwilling to serve as a director.
Certain information about Rahul Gupta, including his age as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that Rahul Gupta should be nominated to serve on our Board in light of our business, are set forth below:

Rahul Gupta INDEPENDENT Age: 60 Director Since: March 2020	SKILLS AND EXPERIENCE

BACKGROUND
•    Serves as board member for several privately held payments and fintech companies and as advisor to private equity funds and venture funds in the financial technology space.
•    Served as Chief Executive Officer of RevSpring, a private company in the financial services and healthcare space, from 2017 to 2019.
•    Served as Executive Vice President and Group President at Fiserv, a public banking technology and payments company, from 2006 to 2017. Before that served in various executive positions with technology companies serving the financial services industries for 20 years.
•    Received an MBA in Finance and Information Technology from Indiana University in 1986 and Bachelor of Commerce from Delhi University in 1978.
DIRECTOR QUALIFICATIONS
Mr. Gupta's extensive leadership experience in the financial services technology industry, and subsequent board and advisory experience with fintech companies and investors makes him well-qualified to serve on our board.

Recommendation and Required Vote
For the director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of his election. Our Board believes that the election of Rahul Gupta is advisable and in the best interests of Cardtronics and our shareholders.

18 CARDTRONICS

ELECTION OF DIRECTORS

Continuing Directors
Below is information about our continuing directors including, their ages as of the Annual Meeting date, Board class, specific experience, qualifications, attributes, and skills.
Our Class III Directors

Mark Rossi BOARD CHAIR, INDEPENDENT Age: 63 Director Since: November 2010 Committees: Finance, Nominating & Governance (Interim Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•    Founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C. ("Cornerstone"), a Connecticut based private equity firm with a particular emphasis on technology and telecommunications, health care services and products, and business services.
•    Served as President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America before the formation of Cornerstone in 1996.
•    Served as Chair of the Board of Directors for Maxwell Technologies, Inc.
•    Earned a Master of Business Administration degree from the J.L. Kellogg School of Management at Northwestern University, where he was an F.C. Austin Scholar after graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts degree in Economics.
DIRECTOR QUALIFICATIONS
Mr. Rossi's extensive financial services experience, and his industry focus on business services and technology makes him well-qualified to serve on our Board, our Finance Committee, and as Interim Chair of our Nominating & Governance Committee.

Julie Gardner INDEPENDENT Age: 62 Director Since: October 2013 Committees: Audit, Compensation	SKILLS AND EXPERIENCE

BACKGROUND
•    Over 25 years of marketing experience in the retail industry, cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world.
•    Serves as the North American Chairwoman of the Bonial International Group’s Advisory Board.
•    Served as Executive Vice President and Chief Marketing Officer for Kohl’s Department Stores. During her 14 year tenure at Kohl’s, 887 new stores were opened, and 25 new brands were launched to the portfolio of private, exclusive and national brands. Has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk.
•    Created the Kohl’s Cares program, the first philanthropic strategy for the company, which raised over $200 million between 2000 and 2012 for children’s health and educational programs, and lead the funding and development of the TED educational program with the TED organization.
•    Served in several positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, from 1985 to 1999, serving as Chief Marketing Officer from 1994 to 1999.
•    Served in Account Management with two advertising firms before joining Eckerd Corporation.
•    Recipient of numerous awards, including 20 Addy Awards, 30 RACie awards, and an Emmy Award from the Arts and Sciences.
DIRECTOR QUALIFICATIONS
Ms. Gardner has expansive marketing and advertising experience in the retail industry, and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board, our Audit Committee and our Compensation Committee.

2020 PROXY STATEMENT 19

ELECTION OF DIRECTORS

Warren C. Jenson INDEPENDENT Age: 63 Director Since: June 2018 Committees: Compensation, Finance (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•    Currently serves as the President, CFO, and Executive MD of International at LiveRamp Holdings, Inc. (formerly known as Acxiom Holdings). He has served at LiveRamp since 2012.
•    Served as the CFO at Electronic Arts Inc. from 2002 to 2008, then as COO of Silver Spring Networks before joining LiveRamp.
•    More than 30 years of experience in strategy and operational finance as Chief Financial Officer of Amazon.com, NBC, and Electronic Arts.
•    Successfully shaped the digital transformations at NBC and Delta Air Lines; and substantially contributed to the growth of DigitalGlobe, Tapjoy, and the Marshall School of Business at the University of Southern California.
•    Twice designated one of the “Best CFOs in America” by Institutional Investor magazine, and was also honored as Bay Area Venture CFO of the Year in 2010.
•    Holds a Bachelor of Accounting and a Master of Accountancy degree, both from Brigham Young University.
DIRECTOR QUALIFICATIONS
Mr. Jenson’s extensive experience as a CFO and in other executive positions of several successful public and private companies makes him well-qualified to serve on our Board, our Compensation Committee, and as Chair of our Finance Committee.

Our Class II Directors

Juli C. Spottiswood INDEPENDENT Age: 53 Director Since: May 2011 Committees: Nominating & Governance, Audit (Chair)	SKILLS AND EXPERIENCE

BACKGROUND
•    Serves as Chair & Chief Executive Officer of Syncapay, Inc., whose mission is to acquire and consolidate high-growth, leading-edge payments companies.
•    Served as Senior Vice President of Blackhawk Network Holdings Inc. (NASDAQ: HAWK), a leading prepaid and payments network (“Blackhawk”), and General Manager of Blackhawk Engagement Solutions (“BES”), a division of Blackhawk from October 2014 to July 2015. BES provides customized engagement and incentive programs for consumers, employees, and sales channels. She was previously an Independent Advisor to Blackhawk.
•    Served as President, Chief Executive Officer and Board Member at Parago, Inc., a marketing services company, which she co-founded in 1999 and served as Chief Financial Officer. Parago was sold in October 2014 to Blackhawk.
•    Served as Board Member and Treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment method.
•    Recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region in 2009.
•    Holds a Bachelor of Business Administration in Accounting from the University of Texas.
DIRECTOR QUALIFICATIONS
Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her well-qualified to serve on our Board, to our Nominating & Governance Committee, and as Chair of our Audit Committee.

20 CARDTRONICS

ELECTION OF DIRECTORS

Edward H. West Age: 53 Director Since: January 1, 2018	SKILLS AND EXPERIENCE

BACKGROUND
•    Serves as our Chief Executive Officer since January 1, 2018. Joined Cardtronics in January 2016, became Chief Financial Officer in February 2016, and assumed the role of Chief Operations Officer in July 2016.
•    Served as President and Chief Executive Officer of Education Management Corporation, joining initially as Chief Financial Officer in 2006.
•    Served in a variety of executive positions within Internet Capital Group, including serving as Chief Executive Officer of ICG Commerce, the largest subsidiary of the group from 2002 to 2006.
•    Served in numerous roles and most recently as Executive Vice President & Chief Financial Officer for Delta Air Lines before his time at Internet Capital Group, and previous to that began his career at SunTrust.
•    Received the "CFO of the Year" award from Institutional Investor Magazine in 2012 and was previously named one of the "Top 40 under 40" by CFO Magazine.
•    Received a BBA in Finance from Emory University.
DIRECTOR QUALIFICATIONS
Mr. West’s current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our company allows him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

2020 PROXY STATEMENT 21

ELECTION OF DIRECTORS

Board Skills and Experience
The Board considers a wide range of attributes when selecting and recruiting candidates. Our nominees and continuing Board members have experience and skills that are aligned with our business and strategy, and the following matrix identifies the primary skills, core competencies, and other attributes each Director brings to bear in his or her service to the Board.

	Braunstein	Gardner	Gupta	Jenson	Moore	Phillips	Rossi	Spottiswood	West
Accounting				¢				¢	¢
Chief Executive Officer			¢					¢	¢
Chief Financial Officer	¢			¢	¢			¢	¢
Cybersecurity and Information Technology			¢	¢
Digital Business		¢	¢	¢	¢	¢		¢
Disruptive Business Models			¢	¢	¢			¢
Financial Services	¢		¢		¢	¢	¢
Fintech/Payments			¢		¢	¢		¢	¢
Global Business	¢			¢				¢	¢
Investment Management	¢					¢	¢
Marketing and Product Development		¢	¢		¢			¢
Merger/Acquisition	¢		¢	¢			¢	¢	¢
President/ Executive Group	¢		¢	¢		¢	¢	¢	¢
Private Equity			¢				¢	¢
Sales	¢	¢	¢	¢		¢		¢	¢
Strategy		¢	¢	¢	¢			¢	¢

22 CARDTRONICS

ELECTION OF DIRECTORS

Board Composition
Annual Assessment of Size, Composition, and Structure
Our Nominating & Governance Committee considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.
Following the departure of J. Tim Arnoult from our Board in November 2019, our Board consisted of nine seats with one vacancy. On March 20, 2020, on the recommendation of the Nominating & Governance Committee, the Board increased its size to ten directors and appointed Michelle Moore and Rahul Gupta to the Board to serve until the 2020 Annual General Meeting. Ms. Moore will serve as a Class I director, and Mr. Gupta will serve as a Class II director. As announced on March 24, 2020, Jorge Diaz has decided to retire from the Board and not seek re-election at the 2020 Annual General Meeting and, as such, after the 2020 Annual General Meeting, our Board will have nine directors. The term of our Class I directors expires at the Annual Meeting, the term of our Class II directors expires at the 2021 Annual General Meeting of Shareholders, and the term of our Class III directors expires at the 2022 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal.
Director Selection and Nomination Process
Our Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.

In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include:
•    possessing the qualifications of an “independent” director per applicable NASDAQ listing rules;
•    capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings;
•    commitment to enhancing shareholder value;
•    ability to develop productive working relationships with other board members and management;
•    demonstrated skills, background and competencies that complement and add diversity to our Board; and
•    possessing demonstrated experience in financial services. The Nominating & Governance Committee regularly reassess these criteria based on the needs of the Company and does not require that a successful candidate possess each qualification.
Process for Selecting Directors
1
The Nominating & Governance Committee evaluates the composition of the Board and the Committees of the Board at least once annually and recommends changes to the Board. Also, it actively seeks and identifies individuals whom it believes are qualified to become directors.

2	Candidates are interviewed by several members of the Board as well as the Chief Executive Officer.
3
Candidates complete and submit detailed questionnaires and undergo background checks to ensure independence under SEC and NASDAQ rules, identify any possible related party transaction and to assess committee appointments.

4	The Nominating & Governance Committee makes formal appointment recommendations to the Board, and the Board votes on any Board or committee appointments.
Our Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating & Governance Committee or shareholder recommendations, provided that the procedures set forth above are followed. Our Nominating & Governance Committee does not intend to alter how it evaluates candidates based on the source of the recommendation. However, in assessing a candidate’s relevant business experience, our Nominating & Governance Committee may consider previous experience as a member of our Board. Our Board must extend an invitation to join our Board.

2020 PROXY STATEMENT 23

ELECTION OF DIRECTORS

COMMITMENT TO DIVERSITY
Our Board values diversity as a factor in selecting nominees to serve on our Board, and believes that the diversity among our directors provides significant benefit to our Board and Cardtronics. Therefore, our Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience, and international business experience.

From time to time, our Nominating & Governance Committee may request additional information from the nominee or the nominating shareholder.
Shareholder Nominations
Shareholders may recommend potential candidates to our Board by sending a written request to our Company Secretary Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, per our Articles of Association. The requirements and procedures for shareholder recommendations are described in the section of this proxy statement entitled “Proposals for the 2021 Annual General Meeting of Shareholders”.
Director Independence
Our Nominating & Governance Committee assesses the independence of each director and each prospective director and recommends to the full Board for its determination of whether or not each director and each prospective director is independent.
Based on the evaluation of all relevant transactions or relationships involving each director, or any of his or her family members, and our Company, senior management, U.S. independent registered accounting firm, and U.K. statutory auditors, the Board has affirmatively determined that all of our directors are independent under the applicable standards set forth by NASDAQ and the SEC, with the exception of Mr. West, our Chief Executive Officer. In making these independence determinations, our Nominating & Governance Committee reviewed, and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable directors:

•	Douglas L. Braunstein. Mr. Braunstein is the Managing Partner and Co-Founder of HEC, which currently owns approximately 18.3% of our outstanding shares.

•
G. Patrick Phillips. Mr. Phillips serves on the board of directors of USAA FSB where he served on the Finance and Audit Committees. He currently serves on the Executive Committee and as Chair of the Risk Committee and USAA FSB is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network. The Company has a managed services agreement with Bain & Company, which provides services to the Company from time to time, and Mr. Phillips was an adviser to Bain & Company, but he did not provide significant services for Bain & Company.

24 CARDTRONICS

CORPORATE GOVERNANCE
Our Board and Committees
Our Commitment to Good Corporate Governance
We are committed to good corporate governance and accountability to our shareholders and other important continuances, as appropriate. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com, and you may also request a copy of each policy at no cost by writing or telephoning the following: Cardtronics plc, Attention: Company Secretary, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, or by telephone at (832) 308-4518.

KEY CORPORATE GOVERNANCE HIGHLIGHTS
•    Non-executive, independent Chair of the Board
•    All directors are independent, other than the CEO
•    Board’s four committees are fully independent and meet regularly
•    Executive sessions held in conjunction with each quarterly Board meeting
•    Majority vote for directors in uncontested elections
•    No supermajority shareholder approval requirements
•    We have two “audit committee financial experts” on our Audit Committee
•    Directors must notify Nominating & Governance Committee before joining another public company Board
•    Board and committees have the authority to retain independent advisors
•    Board and committees conduct performance reviews annually
•    Robust share ownership and retention guidelines for directors and executive officers
•    30% of the Board is female (3 of 10 directors), including the Chair of our Audit Committee
•    Shareholder right to call special meetings with 5% ownership
•    No dual-class capital structure
•    Robust investor outreach for input on governance, compensation, and social responsibility
•    Insider trading policy prohibits our directors, executive officers, employees, and consultants hedging or pledging our shares

Board Leadership Structure

Our Board regularly reviews its structure and has determined that having a non-executive director serve as Chair of our Board is in the best interest of our shareholders at this time.
We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership.
The Chair of our Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors.

2020 PROXY STATEMENT 25

CORPORATE GOVERNANCE

Committees of the Board
Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance Committee. Each committee is comprised of only independent directors as defined under applicable SEC rules and regulations and NASDAQ listing standards. Each committee is governed by a written charter approved by our Board and which forms an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.
The table below provides the current composition of each committee of our Board:

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
Douglas L. Braunstein
Jorge M. Diaz
Julie Gardner
Warren C. Jenson
G. Patrick Phillips
Mark Rossi
Juli C. Spottiswood

Member	Committee Chair
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. Also, each member of our Audit Committee satisfies the financial literacy requirements of NASDAQ listing standards. Ms. Spottiswood (our Chair) and Mr. Phillips each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

MEMBERS
Juli C. Spottiswood (Chair)
Jorge M. Diaz
Julie Gardner
G. Patrick Phillips
MEETINGS IN 2019: 7
The Report of our Audit Committee is set forth under “Audit Matters — Report of our Audit Committee” below.

PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Audit Committee are to, among other things:
•    assist our Board in fulfilling its oversight responsibilities for our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;
•    assist our Board in overseeing the integrity of our financial statements;
•    assist our Board in overseeing our compliance with legal and regulatory requirements;
•    assist our Board in overseeing the qualifications, independence, and performance of both our U.S. independent registered public accounting firm and the independent U.K. auditor firm engaged to act as Cardtronics’ U.K. statutory auditors, in each case, engaged for preparing or issuing an audit report or performing other audit, review, or attest services;
•    assist our Board in overseeing the effectiveness and performance of our internal audit function;
•    in consultation with our Board, meet with management regularly regarding the Company’s key risks related to data and cybersecurity;
•    prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual general meeting of shareholders
•    set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior; and
•    perform such other functions as our Board may assign to our Audit Committee from time to time.

26 CARDTRONICS

CORPORATE GOVERNANCE

Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles.

MEMBERS
G. Patrick Phillips (Chair)
Douglas L. Braunstein
Julie Gardner
Warren C. Jenson
MEETINGS IN 2019: 6
The Report of our Compensation Committee is set forth under “Compensation Committee Report” below.

PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
•    oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
•    produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
•    design, recommend and evaluate our director and executive compensation plans, policies, and programs.
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for further details on its review and determination of director compensation. According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

Compensation Committee Interlocks and Insider Participation
During 2019, Douglas L. Braunstein, Julie Gardner, Warren Jenson, and G. Patrick Phillips served on our Compensation Committee. During 2019, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers have served as a director or member of our Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

2020 PROXY STATEMENT 27

CORPORATE GOVERNANCE

Nominating & Governance Committee
Our Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of shareholders, and develops and recommends corporate governance principles to our Board. Our Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Principles. For information regarding our Nominating & Governance Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by shareholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

MEMBERS Mark Rossi (Chair) Jorge M. Diaz Juli C. Spottiswood MEETINGS IN 2019: 5
PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, the purposes of the Nominating & Governance Committee are to, among other things:
•    assist our Board by identifying individuals qualified to become Board members and to recommend that our Board select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies on our Board;
•    recommend to our Board director nominees for each committee of our Board;
•    advise our Board about appropriate composition of our Board and its committees;
•    advise our Board about and recommend to our Board appropriate corporate governance practices and to assist our Board in implementing those practices;
•    lead our Board in its annual review of the performance of our Board, its committees and management; and
•    perform such other functions as our Board may assign to our Nominating & Governance Committee from time to time.

Finance Committee
Our Nominating & Governance Committee, in its business judgment, has determined that our Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. To assist our Finance Committee, our Chief Executive Officer, Chief Financial Officer, and Treasurer are invited to all meetings.

MEMBERS Warren C. Jenson (Chair) Douglas L. Braunstein Mark Rossi MEETINGS IN 2019: 6
PRINCIPAL RESPONSIBILITIES:
Pursuant to its charter, our Finance Committee, among other things:
•    assists our management with respect to corporate insurance programs, derivative arrangements, significant financing arrangements, and investment decisions;
•    evaluate and recommend policies regarding capital allocation;
•    reviewing and approving certain acquisitions/investments above management’s approval level; and
•    development and oversight of derivative instruments, comprehensive plans to mitigate interest rate and foreign currency exposure.
Accordingly, our Finance Committee will review and recommend to our Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

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Director Engagement
Meetings and Attendance
Our Board held a total of nine (four quarterly and five special meetings) during the year ended December 31, 2019. During 2019, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
All of our serving directors attended our 2019 annual meeting held on May 15, 2019. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to discharge their responsibilities.

Attendance at Board/Committee Meetings during 2019	Attendance at 2019 Shareholder Meeting

According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting. The Chair of our Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.
Beyond the Boardroom
The Nominating and Governance Committee develops and recommends to all directors an education plan to keep the Board updated on the latest issues, challenges, and trends. In addition, when the Board meets for in-person meetings, it often arranges for presentations to be made by counsel, advisers, regulators or other key stakeholders as part of the continuing education and professional development of the Board and to keep the Board well informed as to the latest developments in the industry.
Limitation on Public Company Board Service
Members of our Audit Committee are prohibited from serving on audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.
Board and Committee Self-Evaluations
Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by performing a yearly evaluation of our Board’s performance. Similarly, each committee reviews the results of its assessment to determine whether any changes need to be made to the committee or its procedures.
The Board recognizes that a thoughtful and comprehensive Board evaluation process is an integral component of a robust corporate governance framework and an effective Board. Each year, our Board undergoes an evaluation process to determine areas of strength, as well as to identify opportunities for further development. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by reviewing and recommending a process for that year. Then the Chair of Nominating & Governance reviews the results of the evaluation with the Board and the chair of each Board committee once the evaluation is completed.
Generally, directors are asked to complete a written evaluation of the Board and each of its committees. The Nominating & Governance Committee reviews the results. It then discusses the results with the Board and each committee to determine whether any changes need to be made to the committee or its processes. In addition to the formal evaluation processes conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round. In addition to the formal yearly Board and committee evaluation, our Board Chair speaks with each Board member from time-to-time and receives valuable input regarding Board and committee practices.
The Nominating & Corporate Governance Committee reviews the self-evaluation process from time-to-time to reflect best practices. For 2020, the Nominating & Corporate Governance Committee recommended a process involving an independent third-party to complete a comprehensive analysis of the Board’s overall effectiveness.

2020 PROXY STATEMENT 29

CORPORATE GOVERNANCE

Accordingly, we have engaged a third-party to facilitate the 2020 Board and committee self-evaluation process, which involves the following steps:

Interviews: Individual, confidential interviews with each director	Review Feedback: Review and analysis of feedback by third-party	Discussion of Results: Third-party to discuss feedback with Chair of Nominating & Corporate Governance Committee and deliver findings to the entire Board and each of its committees	Improvements: Board considers and implements improvements based on the findings and recommendations from the evaluation process

We anticipate that improvements, as the Board deems necessary, will be made during 2020 based on the information gained through this self-evaluation process, which is intended to provide the Board with insight into the following key areas:
		General Board practices, information, and resources	Contributions by individuals directors
		Board dynamics and culture	Director independence
		Board leadership	Relationship with management
		Board composition, skills, tenure and refreshment	Succession planning
Committee leadership and composition

Board Responsibilities
Risk Oversight
Risk is inherent with every business, and how well a company manages risk can ultimately determine its success. We face economic and regulatory risks, in addition to risks related to cybersecurity, the impact of competition, changes in consumer behavior, and technological changes, among others. Management is responsible for the day-to-day management of risks faced by our Company. At the same time, our Board, as a whole and through its committees, has the responsibility for the oversight of risk management.
Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chair has regular discussions with our Chief Executive Officer and other executive officers to discuss strategy and risks facing us. Our Board is also regularly updated by our management team on strategic matters involving our operations and trends driving these risks, including related to environmental, social and governance issues and discusses these risks at meetings and in executive session, as appropriate.
While our Board is ultimately responsible for risk oversight, each of our Board committees assists with oversight responsibilities in certain areas of risk.

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BOARD
•    In its risk oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed.
•    Specifically, the Board regularly discusses and focuses on cybersecurity risks and the effectiveness of our strategy in light of such risks.
•    In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the approach is consistent with the Company’s risk appetite.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & GOVERNANCE COMMITTEE	FINANCE COMMITTEE
•    Our Audit Committee assists our Board in fulfilling its oversight responsibilities for risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, per NASDAQ listing standards, discusses policies concerning risk assessment and risk management.

•    Our Compensation Committee assists our Board in fulfilling its oversight responsibilities for the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. For example, a minimum performance qualifier under our cash bonus program requires that executives are required to complete a specifically assigned corporate and compliance training demonstrating our commitment to ethics and compliance at all levels of our Company.

•    Our Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities for the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

•    Our Finance Committee assists our Board in fulfilling its oversight responsibilities for our capital structure, capital allocation, interest rate risk management, foreign exchange risk management, tax and insurance policies, and coverage.

Cardtronics maintains a Risk Management Program through which Management:
•    Identifies risks that may impact on strategic and business objectives
•    Measures the potential likelihood and severity of such risks
•    Ensures that risks are prioritized
•    Implements risk responses consistent with risk appetite
•    Takes a holistic view of risk
•    Monitors risk status on a continuing basis
•    Reports to the Board on risk management performance, trends and any material deviance

2020 PROXY STATEMENT 31

CORPORATE GOVERNANCE

MODERN SLAVERY
Our Board has adopted a policy on Slavery and Human Trafficking in Compliance with the Modern Slavery Act 2015 (“Modern Slavery Policy”) and a Statement of Compliance with the Modern Slavery Act 2015 (“Modern Slavery Statement”), which are reviewed on an annual basis. The Modern Slavery Policy and Modern Slavery Statement confirms Cardtronics’ commitment to detecting and preventing modern slavery throughout its supply chain, consistent with its disclosure obligations under the Modern Slavery Act 2015. Our Board has also adopted a Supplier Code of Conduct which sets out Cardtronics’ expectation that all of its contractors, suppliers and other business partners are held to the same high standards and prohibit the use of forced, compulsory or trafficked labor, or anyone held in slavery or servitude, whether adults or children.

DATA PRIVACY
Cardtronics is subject to a number of federal, state, provincial, and international privacy laws (including but not limited to the General Data Protection Regulation, the California Consumer Privacy Act, the Personal Information Protection and Electronic Documents Act), which govern how it collects, stores, uses and discloses the information it collects from certain individuals and companies. The Company continues to navigate the ever-changing regulatory landscape as it responds to current and emerging data privacy legislation across the globe. The Board maintains oversight by reviewing periodic updates on the relevant legislation, as well as actively participating in Cardtronics’ risk management program, which includes a review of Cardtronics’ current data privacy policies, procedures, and other controls.

CLIMATE-RELATED RISK AND DISCLOSURE
The Company recognizes that climate change is an area of increasing interest to long-term investors as they evaluate which businesses may be impacted as the world evolves into a lower carbon economy. While Cardtronics currently discloses certain energy-consumption related information required under the UK Companies Act, we have not yet implemented a comprehensive framework for evaluating the Company and its exposure to climate change. The Company plans to evaluate various frameworks for assessing climate change during the course of 2020.

Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers, and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver.
Succession Planning and Talent Development
A strategic priority for our Board is valuing and developing our people. To support this priority, the directors regularly discuss talent development and management succession for senior leaders with the CEO, who provides his assessment of those leaders and their potential to succeed in key roles. In executive sessions, the Board also routinely reviews CEO development and succession to maintain current long-term and emergency CEO succession plans.
Our Board conducts these assessments within the context of the business strategy, with a focus on risk management. These discussions provide an opportunity for our Board to ensure management is implementing development plans and programs to enhance the skills and abilities of successor candidates for critical roles. Additionally, the Board regularly reviews candidates for senior leadership positions to ensure that qualified and diverse successor candidates are available for critical positions. Throughout the year, the Board also meets key leaders across the organization through formal presentations and informal events, both on-site at corporate facilities and at off-site venues in core corporate locations.

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Human Capital Management & Culture
In partnership with management, our Board believes that how we do our work at Cardtronics is just as important as what we do as a Company. Our actions demonstrate the value we place on our people. One of the Board’s most important oversight roles, therefore, is ensuring that the business strategy is aligned to the people and culture strategy, and the Company has the leadership and talent to deliver on this important goal.
Our Board places high value on ensuring the leadership of the Company creates a positive, inclusive, and diverse work environment for its employees in which all have the opportunity to realize their potential as individuals and teams. It takes an active interest in ensuring all employees understand and feel connected to the purpose-driven mission, vision, and values of the organization, which management reimagined in 2018 to improve the alignment of the people, culture, and business strategies. This work directly served the management priority of engendering employee pride, highlighting the pride all connected with Cardtronics can share concerning its global role as a Champion of Cash, providing payment choice within the communities we serve.
Our Company values include One Team, Trust, Excellence, Ambitious, and Innovation. Management purposefully defined these values to drive specific behaviors in the service of Cardtronics’ long-term success and the achievement of its vision. The Board regularly reviews management’s ongoing, focused efforts to embed these values in all our employees do in their day-to-day work to serve our customers best. In 2018 and 2019, this included directly linking the demonstration of values-driven behaviors to performance management and a portion of every employee’s compensation to incentivize behavior and performance in line with our desired culture. Our Board firmly believes these efforts reinforce our ability to attract, engage, and retain the talent needed for long-term success.
In sum, our Board actively takes an interest in ensuring employees are engaged. In addition to the above, our Board regularly reviews results from pulse surveys, annual employee engagement surveys, and data from other feedback platforms. This information provides the Board with input from all levels of the organization, enabling it to assess performance against inclusion and diversity goals, and to hold leaders accountable for developing talent, and cultivating a winning culture.
Shareholder Engagement
Our Board and management team place great value on the opinions and feedback of our shareholders. Therefore, we have proactively reached out to many shareholders to hear their views on corporate governance, social responsibility, and executive compensation matters.
During 2019, our outreach program targeted investors representing over 90% of our outstanding common stock, soliciting input on these key areas. We engaged in discussions with shareholders during early May, in advance of our annual shareholder's meeting, and again between October and December. During the latter shareholder engagement effort, which focused primarily on stewardship, social responsibility, executive compensation and strategy matters, we were able to engage in discussions with shareholders that account for approximately 64% of our shares outstanding. These discussions generally included at least one Board member, either our Chairman of the Board or our Compensation Committee Chairman, in addition to our Chief Financial Officer, our General Counsel, and our head of Human Resources and Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters; (2) governance matters and Board composition; and (3) the Board’s role in strategy, risk management, and human capital management. This active engagement with shareholders and the feedback received will be evaluated by the Board to continue to evolve and improve governance and long-term value creation.
We also held an investor day during 2019 and communicated throughout the year with investors through in-person meetings, conferences and conference calls. During the year, in total, we held meetings with over 80% of our shareholder base.

2020 PROXY STATEMENT 33

CORPORATE GOVERNANCE

Oversight of Strategy and Purpose
The Board recognizes the importance of Cardtronics’ role in the communities it serves. Ultimately, long-term value creation for our shareholders will be inherently tied to providing services in a way that benefits consumers over a long period. The Board and management team recognize and embrace our role in making cost-effective, convenient, secure, reliable, and private commerce possible with cash. With Cardtronics’ leading market position as an ATM operator in many of the world’s largest economies, we increasingly recognize the importance of delivering value for the communities in which we serve. The consumer financial services industry is currently undergoing a period of unprecedented change. Emerging technology and new types of consumer-oriented financial service companies have rapidly changed the landscape. Traditional banks and financial institutions are under increasing pressure to evolve their business models to remain competitive. In spite of all the rapid changes in financial services, physical cash distribution for consumers which is at the core of what Cardtronics does, remains valuable and vital to many demographics.
Our purpose is to be Champions of Cash….because it matters!
Cash does matter to a significant part of the world’s population - and for varying reasons. Whether it is the only way an individual can transact or maybe because they do not have a bank account or maybe because the consumer prefers to keep their transactions private and secure, or perhaps they simply like the reliability and simplicity of cash, Cardtronics embraces its role in providing consumers a CHOICE in how they transact.
During 2019, Cardtronics met with many elected officials at various levels of government across different countries to ensure that cash is protected as a consumer payment choice. Several local governments in the U.S. passed laws during 2019, protecting cash usage in their communities. We continue to work with members of state, local, and federal governments to protect this vital payment tool as a choice.
While we believe that cash will endure for many years, likely decades to come, we recognize that it is essential to continue to evaluate smart ways to evolve our business over time. The Board will continue to work with management to leverage our core capabilities and competencies in convenient cash distribution but will also seek to complement our leading position with more diverse services over time.
The Board recognizes that a focus on sustainability is critical to delivering long-term shareholder value and is a matter of high importance to many long-term oriented investors. While the Board has extensive frameworks in place to oversee governance, manage risk, and guide strategic direction and sustainability, we also recognize the importance of increasingly improving our processes and disclosures. The Company is evaluating its disclosures under the framework established by the Sustainability Accounting Standards Board and plans to augment its disclosures in future periods.

34 CARDTRONICS

SHARE OWNERSHIP MATTERS
Communications from Shareholders and Interested Parties
Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, any committee of our Board, the Chair of our Board or any director in particular to c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, Attention: Company Secretary.
Our Company Secretary (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (ii) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Company Secretary may forward such communication to the executive or the chair of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.
Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2019, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities filed under Section 16(a) on a timely basis, except for the Form 4 filing to report the vesting of RSUs for Stuart Mackinnon on July 19, 2019, were filed one day late due to an administrative error.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information as of December 31, 2019, concerning the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	380,180	$26.01	3,590,168
Total	380,180	$26.01	3,590,168

(1)	Excluding Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.

(2)	Represents our 2007 Plan. For additional information on the terms of this plan, see the “Equity Compensation Plans” section in “Compensation Discussion and Analysis” below.

2020 PROXY STATEMENT 35

SHARE OWNERSHIP MATTERS

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our shares as of March 20, 2020, for:

•	each person is known by us to beneficially own more than 5% of our shares;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all directors and executive officers as a group.
The number of shares and the percentages of beneficial ownership are based on 44,454,307 shares outstanding as of March 20, 2020, and the number of shares owned and acquirable within 60 days of March 20, 2020, by the named person, with the exception of the amounts reported in filings on Schedule 13D and 13G, which amounts are based on holdings as of December 31, 2019, or as otherwise disclosed in such filings and reported below.
To our knowledge and except as indicated in the footnotes to this table and subject to applicable laws, the persons named in this table have the sole voting and investment power with respect to all shares listed as beneficially owned by them.

Name and Address of Beneficial Owners(1)(2)	Shares Beneficially Owned(3)	Percent of Shares Beneficially Owned
5% Shareholders:
Hudson Executive Capital LP and Affiliates(4)	8,135,021	18.3%
BlackRock, Inc.(5)	5,493,292	12.4%
The Vanguard Group(6)	4,979,957	11.2%
Wellington Management Group LLP(7)	3,983,861	9.0%
Capital World Investors(8)	2,302,000	5.2%

Directors and Named Executive Officers:
Douglas L. Braunstein(4)	8,135,021	18.3%
Edward H. West	290,782	0.7%	*
Gary W. Ferrera	59,924	0.1%	*
Jorge M. Diaz	56,221	0.1%	*
Mark Rossi	54,253	0.1%	*
G. Patrick Phillips	34,741	0.1%	*
Stuart Mackinnon	30,571	0.1%	*
Juli C. Spottiswood	29,951	0.1%	*
Dan Antilley	26,044	0.1%	*
Julie Gardner	23,576	0.1%	*
Marc Terry	18,950	—	*
Warren C. Jenson	8,088	—	*

All directors and executive officers as a group (17 persons)	8,806,715	19.8%

*	Less than 1.0% of our outstanding shares

(1)
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 17, 2020, and RSUs that are currently vested or will be vested within 60 days of March 17, 2020. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.

36 CARDTRONICS

SHARE OWNERSHIP MATTERS

(2)
The address for each Named Executive Officer and director outlined in the table, unless otherwise indicated, is c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042. The address of Hudson Executive Capital LP is 570 Lexington Avenue, 35th Floor, New York, NY 10022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Amounts shown include 4,874 RSUs that will vest within 60 days of March 17, 2020, a well as 189,228 exercisable options. No unvested options will vest within 60 days of March 20, 2020.

(4)
As reported on Form 4, filed with the SEC on March 11, 2020, Hudson Executive Capital LP ("Hudson Executive") has shared voting and dispositive power over 8,135,021 shares as of March 9, 2020. In addition to Hudson Executive, this Form 4 was filed jointly by HEC Management GP LLC, a Delaware limited liability company ("Management GP"), and Douglas L. Braunstein, a citizen of the United States of America (together with Hudson Executive and Management GP, the "Reporting Persons"), each of whom has the same business address as Hudson Executive and may be deemed to have a pecuniary interest in the securities reported on the Form 4 (the "Subject Securities"). Hudson Executive, as the investment adviser to certain affiliated investment funds, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) under the Securities Exchange Act of 1934. Management GP, as the general partner of Hudson Executive, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a). By virtue of Mr. Braunstein's position as Managing Partner of Hudson Executive and Managing Member of Management GP, Mr. Braunstein may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) and Hudson Executive and Management GP may be deemed to be the beneficial owner of the Subject Securities held by Mr. Braunstein. Each of the Reporting Persons disclaims any beneficial ownership of any of the Subject Securities, except to the extent of any pecuniary interest therein. Mr. Braunstein, a member of the Cardtronics board of directors and was appointed to that board as a representative of the Reporting Persons. As a result, each of those persons are directors by deputization for purposes of Section 16 of the Securities Exchange Act of 1934.

(5)
As reported on Schedule 13G, dated as of December 31, 2019, and filed with the SEC on February 4, 2020, BlackRock, Inc. has sole voting power over 5,418,907 shares and sole dispositive power over 5,493,292 shares.

(6)
As reported on Schedule 13G/A, dated as of December 31, 2019, and filed with the SEC on February 10, 2020, the Vanguard Group, Inc. has sole voting power over 69,568 shares, sole dispositive power over 4,905,289 shares, shared dispositive power over 74,668 shares and shared voting power over 10,200 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 64,468 shares or .14% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,300 shares or .03% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(7)
As reported on Schedule 13F, dated as of December 31, 2019, and filed with the SEC on February 11, 2020, by Wellington Management Group LLP (“Wellington Management”), these shares are owned by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management has shared voting power over 3,681,096 shares and shared dispositive power over 3,983,861 shares.

(8)	As reported on Schedule 13G, dated as of December 31, 2019, and filed with the SEC on February 14, 2020, Capital World Investors has sole voting and dispositive power over 2,302,000 shares.

2020 PROXY STATEMENT 37

DIRECTOR COMPENSATION
The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2019.
DIRECTOR COMPENSATION TABLE FOR 2019

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
J. Tim Arnoult(2)	$121,514	$135,014	$256,528
Douglas L. Braunstein	$110,000	$135,014	$245,014
Jorge M. Diaz	$120,000	$135,014	$255,014
Julie Gardner	$110,000	$135,014	$245,014
Warren C. Jenson	$120,376	$135,014	$255,390
G. Patrick Phillips	$130,000	$135,014	$265,014
Mark Rossi	$205,860	$135,014	$340,874
Juli C. Spottiswood	$130,000	$135,014	$265,014

(1)
This column shows the grant date fair value of each RSU granted in 2019, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 4. Share-Based Compensation footnote, to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. As of December 31, 2019, Mr. Braunstein, Mr. Diaz, Ms. Gardner, Mr. Jenson, Mr. Phillips, Mr. Rossi, and Ms. Spottiswood held 4,278 outstanding RSUs, and Mr. Arnoult held no outstanding RSUs.

(2)	Mr. Arnoult resigned as a member of the Board effective November 1, 2019. The cash portion of Mr. Arnoult’s director compensation is prorated based on the date of such resignation.
Only non-employee directors receive compensation for service on our Board. The 2019 compensation paid to our non-employee directors consisted of:

•	an annual award of RSUs, valued at approximately $135,000 at the time of grant, which vests approximately 12 months from the grant date;

•	an annual cash retainer of $70,000;

•
a meeting fee of $10,000 for each Board meeting attended in person in the United Kingdom or other location outside of the United States, with no additional fees paid for committee or other Board meetings attended;

•	an additional annual cash retainer of $85,000 for the Chair of our Board;

•	an annual cash retainer of $10,000 for each committee of which the director is a member;

•
an additional annual cash retainer of $10,000 for the chair of the Audit, Finance and Compensation Committee, and an additional annual cash retainer of $5,000 for the chair of our Nominating & Governance Committee; and

•	reimbursement of reasonable fees related to the preparation of U.K. tax returns.
Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2019 RSU awards to all non-employee directors were granted on March 13, 2019. These RSUs vested in full on March 9, 2020, except for Mr. Arnoult’s RSU award, which vested on November 1, 2019, when he resigned from the Board. The Board accelerated the vesting of his RSUs in recognition of his service to the Company in connection with his resignation.

ANNUAL REVIEW PROCESS AND PEER BENCHMARKING
Director compensation is generally reviewed by the Compensation Committee on an annual basis. To assist the Committee with its review, Meridian provides competitive compensation data for the companies in the “Proxy Peer Group.” Data is provided for all elements of director pay, including annual cash retainer, Board and Committee fees (including Chair and Member retainers), annual equity awards, and Board leadership compensation. Based on its review of the data, no director pay changes were recommended for 2019.

DIRECTOR SHARE OWNERSHIP GUIDELINES
In 2019, the Compensation Committee increased the director shareholding requirement to five times the annual board member cash retainer amount based on consultation with Meridian relating to market benchmarks and best practices.

38 CARDTRONICS

EXECUTIVE OFFICERS
Our executive officers are appointed by our Board on an annual basis and serve until removed by our Board or their successors have been duly appointed. The following biographies describe the business experience of our executive officers, along with their age (as of the date of the Annual Meeting) and the position they currently hold.

Dan Antilley
Executive Vice President, Operations and Chief Information Security Officer
Age: 52
Dan Antilley has served as our Executive Vice President, Operations and Chief Information Security Officer since May 30, 2017. In January 2020, Mr. Antilley assumed oversight of global operations, in addition to his role as Chief Information Security Office. Mr. Antilley is responsible for leading the Company's global information security and technology risk strategy program, focused on safeguarding company and customer assets, and ATM user information while also leading global operations. Mr. Antilley has more than 20 years of information security leadership experience, including retail banking industry expertise. Before joining Cardtronics, Mr. Antilley capped a 16+ year career at Bank of America. He served as Senior Vice President and Global Information Security Operations Executive, a role in which he directed a multi-site global team of 400 information security professionals, with an emphasis on threat and vulnerability management, malware protection and cyber forensics. Earlier in his career, Mr. Antilley served in technology roles at Genuity, Check Point Software Technologies and the Texas Department of Housing and Community Affairs. Earned throughout his career, Mr. Antilley holds multiple patents for systems and methods related to information security risk assessment and a B.S. from Midwestern State University.

Gary W. Ferrera
Chief Financial Officer
Age: 57
Gary W. Ferrera has served as our Chief Financial Officer since November 28, 2017. In this role, Mr. Ferrera is responsible for leading all financial functions of the Company, and he provides oversight for accounting and reporting, strategic planning and analysis, treasury, tax, internal audit, risk management, investor relations, and corporate development. Ferrera has more than 20 years of leadership experience in corporate finance and corporate development roles. Prior to Cardtronics, Mr. Ferrera was at DigitalGlobe, Inc., where he served as Chief Financial Officer since early 2015. He served in that same capacity for Intrawest Resorts, Great Wolf Resorts, National CineMedia, and Unity Media. Mr. Ferrera’s career as a Chief Financial Officer is notable for overseeing periods of rapid growth, mergers and acquisitions, initial public offerings, along with cost-efficient operating and capital structures and tax efficiency. Before his Chief Financial Officer positions, Mr. Ferrera developed his M&A and capital markets expertise with Citigroup and Bear Stearns. Mr. Ferrera also started his commercial career as an international tax consultant with Arthur Andersen. Mr. Ferrera holds an MBA from the Kellogg School of Management, Northwestern University, and a BS in Accounting from Bentley University, magna cum laude.

Paul A. Gullo
Chief Accounting Officer
Age: 54
Paul A. Gullo has served as our Chief Accounting Officer since May 21, 2018. Previously, Mr. Gullo, served many roles at TechnipFMC plc, including as Chief Financial Officer, Technip Stone & Webster Process Technology, Inc. since August 2013, as Chief Financial Officer, Technip USA Inc. from January 2012 to August 2013 and as Vice President, Finance, Technip USA, Inc. from March 2009 to December 2011. Mr. Gullo has also held various finance and accounting positions at Friedkin Companies, Inc., Kellogg Brown & Root, Continental Airlines, Inc., and IQ 2000, Inc. and served in the Audit Practice at Ernst & Young LLP in Houston, Texas. Mr. Gullo holds a Bachelor of Business Administration degree in Accounting and Finance from The University of Texas and is a licensed Certified Public Accountant in the state of Texas.

2020 PROXY STATEMENT 39

EXECUTIVE OFFICERS

Geri House
Chief Human Resources Officer
Age: 44
Geri House has served as our Chief Human Resources Officer since February 12, 2018. In this role, Ms. House is responsible for leading the Company’s global human resources function, overseeing human resources strategy, talent acquisition, employee engagement, development, and relations, along with compensation and benefits programs. Ms. House is an experienced, strategic human resources executive with a demonstrated ability to align people and culture to the corporate vision, strategies, and values to drive effective execution of company goals. Before joining Cardtronics, Ms. House was Executive Vice President, People & Organization, at National CineMedia, where she also previously served as Vice President and Deputy General Counsel. Earlier in her career, Ms. House was in private practice, serving as outside counsel for an array of clients of two international law firms. Ms. House holds a Juris Doctor degree from Harvard Law School and a Bachelor of Arts degree from Simon Fraser University.

Carter Hunt
Executive Vice President, Managing Director of North America
Age: 53
Carter Hunt is Executive Vice President and Managing Director for our business in North America. In this role, he oversees the Company's commercial activities in the United States, Canada, Mexico, and the Caribbean. Mr. Hunt has more than three decades of experience in leadership. Before joining Cardtronics, Carter led the North America organization for Western Union. His responsibilities included the ownership of revenue and profit, developing the strategy, general management, and the on-going leadership of Western Union’s overall North America business. Mr. Hunt originally joined Western Union in 2005 as the Vice President of National Accounts. Also, Mr. Hunt has held the roles of Senior Vice President of Global Key Accounts, and Senior Vice President of Commercial at Western Union. Before joining Western Union, Mr. Hunt spent 14 years with PepsiCo, Inc., where he held a variety of roles in sales management, marketing, and joint venture development. Mr. Hunt has a Bachelor of Business Administration degree from the University of Texas at Austin and a Master of Business Administration degree from Southern Methodist University’s Cox School of Business in Dallas, Texas.

Aimie Killeen
General Counsel and Secretary
Age: 41
Aimie Killeen has served as our General Counsel and Secretary since March 2017, leading our legal, corporate governance, and compliance sections. Ms. Killeen joined Cardtronics through our acquisition of DirectCash Payments Inc. (“DCP”) in January 2017, where she served as Global Corporate Counsel since March 2013. Before joining DCP, Ms. Killeen practiced for nine years at one of Australia’s premier global law firms. Her experience there included leveraged and acquisition finance, aviation finance, structured asset finance, securitization, debt capital markets, general corporate banking, and restructuring. Ms. Killeen graduated of the University of Technology in Sydney, Australia, and was admitted to practice law in the Supreme Court of New South Wales, and the High Court of Australia in 2004.

Stuart Mackinnon
Executive Vice President, Technology and Chief Information Officer
Age: 48
Stuart Mackinnon has served as our Executive Vice President, Technology and Chief Information Officer since February 1, 2017. Mr. Mackinnon is responsible for the global information technology infrastructure for Cardtronics. Mr. Mackinnon directs the strategy and implementation of innovative solutions for the business focusing on efficiency and service. Mr. Mackinnon joined Cardtronics in 2015 through the acquisition of Columbus Data Services, the largest ATM processor in North America, where he held the position of President for five years. Before Columbus Data Services, Mr. Mackinnon held senior technology roles at Threshold Financial Technologies and Choice Hotels Canada.

40 CARDTRONICS

EXECUTIVE OFFICERS

Brad Nolan
Executive Vice President, Allpoint Solutions
Age: 47
Brad Nolan has served as Executive Vice President, Allpoint Solutions since January 2017. In this role, he leads the design and delivery of new technology solutions, which enable financial institutions and retail brands to provide world-class financial access to their customers. Before joining Cardtronics, Mr. Nolan spent 20 years at JPMorgan Chase & Co., serving as Managing Director of Branch Systems and Innovation, where he led retail channel design and innovation for the organization. Mr. Nolan is listed as a co-designer on multiple patents focused on self-service kiosks and user interface design. Mr. Nolan holds a dual Bachelor of Business Administration degrees in Accountancy and Finance from Miami University and is a former licensed Certified Public Accountant in the state of Ohio.

Marc Terry
Executive Vice President, Managing Director of International
Age: 58
Marc Terry has served as our Executive Vice President and Managing Director of International since September 18, 2017. In this role, Mr. Terry oversees all commercial activities for the Company in Europe, the Middle East, Africa and Australia. Mr. Terry has nearly 30 years of payments and financial services technology business and leadership experience. Before joining Cardtronics, Mr. Terry was Group Managing Director, EMEA at FIS, where he was responsible for all banking and payments products. Earlier in his career, Mr. Terry served as Managing Director Commercial for Vocalink, where he was responsible for all commercial activities and relationships including management of the LINK ATM network in the United Kingdom. Mr. Terry previously held roles as International Sales Director for Metavante, Managing Director, EMEA for Clear2Pay, and Vice President, International Sales for S1 U.K., following a 15+ year career in multiple global leadership roles for ACI Worldwide. Mr. Terry holds a Bachelor of Arts degree in System Analysis from Bristol Polytechnic.

Edward H. West Chief Executive Officer Age: 53 Mr. West’s biographical information is located under “Continuing Directors.”

Paul Wilmore
Chief Marketing Officer
Age: 53
Paul Wilmore is the Chief Marketing Officer for Cardtronics. He joined Cardtronics on May 1, 2019 and is responsible for all aspects of our marketing, data, and analytics across our U.S. and international markets. He is also a member of the Cardtronics Executive Leadership Team. Before joining Cardtronics, Mr. Wilmore was the Chief Marketing Officer of Barclays U.S. Consumer Bank. He brings over 30 years of experience in marketing and financial services, and has a deep background in marketing metrics and data analysis to drive growth and performance. A member of the Barclaycard U.S. and Barclays U.S. Consumer Bank executive team since 2004, Mr. Wilmore led marketing operations for both the co-brand business unit and the digital consumer bank. Prior to joining Barclays, he was part of the executive team that launched Juniper Bank, a monoline credit card issuer, and a member of the founding executive team for RelianceDirect and Reliance Personal, which offered personal automobile insurance through direct distribution channels. Paul holds an MBA from the Wharton School at the University of Pennsylvania and a bachelor’s degree in Economics from Swarthmore College.

There are no family relationships among any of our directors or executive officers.

2020 PROXY STATEMENT 41

AUDIT MATTERS

PROPOSAL 3 To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020	Our Board recommends that shareholders vote FOR the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm.

Our Audit Committee has selected KPMG LLP (U.S.) as our U.S. independent registered public accounting firm to conduct our audit for the year ending December 31, 2020.
We engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2020, has been approved by our Audit Committee. Our Audit Committee has reviewed and discussed the consolidated financial statements included in our Annual Report on Form 10-K and has approved their inclusion therein. See “Audit Matters—Report of our Audit Committee” for more details.
Although shareholder ratification of the selection of KPMG LLP (U.S.) is not required, our Audit Committee considers it desirable for our shareholders to vote upon this selection. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Cardtronics and our shareholders.
A representative of KPMG LLP (U.S.) is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020, is advisable and in the best interests of Cardtronics and our shareholders.

42 CARDTRONICS

AUDIT MATTERS

PROPOSAL 4
To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders

Our Board recommends that shareholders vote FOR the re-appointment of KPMG LLP (U.K.) as our U.K. statutory auditors to hold office from the conclusion of the annual meeting until the end of the next annual general meeting of shareholders at which the U.K. annual reports and accounts are presented to our shareholders.

In accordance with the U.K. Companies Act 2006, our U.K. statutory auditors must be re-appointed at each meeting at which the U.K. Annual Reports and Accounts are presented to our shareholders. KPMG LLP (U.K.) has served as Cardtronics’ U.K. statutory auditors since June 29, 2016.
If this proposal is not approved by our shareholders at the Annual Meeting, our Board may appoint auditors to fill the vacancy.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes, following a recommendation to this effect by our Audit Committee, that the re-appointment of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.

PROPOSAL 5 To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration	Our Board recommends that shareholders vote FOR the authorization of our Audit Committee to determine our U.K. statutory auditors’ remuneration.

In accordance with the U.K. Companies Act 2006, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. We are asking our shareholders to authorize our Audit Committee to determine the remuneration of KPMG LLP (U.K.) in its capacity as Cardtronics’ U.K. statutory auditors under the U.K. Companies Act 2006 in accordance with our Audit Committee’s procedures and applicable law.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that authorizing our Audit Committee to determine the remuneration of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.
Report of our Audit Committee
Each member of our Audit Committee is an independent director as such term is defined under the current listing requirements. Our Audit Committee is governed by our Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of NASDAQ. Our Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of our Audit Committee Charter is available on our website at www.cardtronics.com.
In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, with Cardtronics’ management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. GAAP.

2020 PROXY STATEMENT 43

AUDIT MATTERS

Our Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with our Audit Committee concerning independence and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, our Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board, and our Board approved the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics plc,
Juli C. Spottiswood, Chair
Jorge Diaz (member as of January 18, 2019)
Julie Gardner (member as of January 18, 2019)
Warren C. Jenson (member until January 18, 2019)
G. Patrick Phillips
Selection and Engagement of Independent Registered Public Accounting Firm
Among its other duties, our Audit Committee is responsible for the selection and engagement of an Independent Registered Public Accounting Firm. The Audit Committee appoints, sets compensation for, and oversees the work of the independent registered public accounting firm.
As indicated in Proposal 3, we engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2020, has been approved by our Audit Committee.
Furthermore, our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.
Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2019, 2018 and 2017.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2019	2018
	(In thousands)
Audit Fees	$2,208	$2,420
Audit-Related Fees	$1,005	$898
Tax Fees	$45	$123
All Other Fees	—	—
Total	$3,258	$3,441
Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the United Kingdom, Australia, Germany, Mexico, and South Africa. The tax fees in 2019 and 2018 relate to fees paid to KPMG LLP for general tax consulting services.
Our Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for the fiscal year 2019 were compatible.

44 CARDTRONICS

AUDIT MATTERS

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Among its other duties, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.
Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2019 and 2018.
Shareholder Requests
Under Section 527 of the U.K. Companies Act 2006, Shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to (1) the audit of our accounts (including the auditors’ report and the conduct of the audit) that are to be laid before the Annual Meeting; or (2) any circumstance connected with an auditor of Cardtronics ceasing to hold office since the previous meeting at which annual accounts and reports were laid, (in each case) that our Shareholders propose to raise at the Annual Meeting. We may not require the Shareholders requesting any such website publication to pay our expenses in complying with Sections 527 or 528 of the U.K. Companies Act. Where we are required to place a statement on a website under Section 527 of the U.K. Companies Act, we must forward the statement to our auditors not later than the time when we make the statement available on the website. The business which may be dealt with at the Annual Meeting includes any statement that we have been required under Section 527 of the U.K. Companies Act to publish on a website.
Certain Relationships and Related Person Transactions
Transactions with our Directors and Officers
There were no transactions or series of similar transactions since January 1, 2019, or any currently proposed transactions to which we are or were a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
Approval of Related Person Transactions
The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy. Our Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transactions Policy is available on our website at www.cardtronics.com.

2020 PROXY STATEMENT 45

EXECUTIVE COMPENSATION

PROPOSAL 6 To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement	Our Board recommends that shareholders vote FOR the approval of named executive officer compensation.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives as well as the Summary Compensation Table for the year ended December 31, 2019, and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement help position us for long-term success. As a part of the Company’s shareholder outreach effort during 2019, our Compensation Committee solicited input and feedback on the structure of our executive compensation programs.
We are asking shareholders to adopt the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in the proxy statement for the 2020 Annual General Meeting of Shareholders of Cardtronics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.
Although the vote is non-binding and is not meant to address any particular element of our executives’ compensation arrangements, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that approving Named Executive Officer compensation is advisable and in the best interests of Cardtronics and our shareholders.

46 CARDTRONICS

EXECUTIVE COMPENSATION

Letter from the Compensation Committee
Dear Shareholder:
As Chairman of the Compensation Committee of the Board of Directors, I am pleased to present the Compensation Discussion & Analysis for the year ended December 31, 2019. The primary principles underlying our approach to compensation are unchanged from prior years: that our pay practices are aligned with shareholders’ interests and that they incentivize and support the Company’s strategic objectives. We firmly believe that our solid financial results in 2019 demonstrate that our pay practices are accomplishing these important goals.
In 2019, in order to enhance focus on long-term performance, we made changes to our executive equity awards. Beginning in 2019, performance-based Restricted Stock Units (“performance-based RSUs”) use a three-year, rather than a one-year or two-year performance period as were used in recent years (previously followed by vesting requirements). Consistent with 2018, the executive equity awards were comprised of performance-based RSUs (50%), stock option awards (25%), time-based RSUs (25%). We intend to use this plan design as the basis for future long-term incentive awards.
Performance-based RSUs for 2019 are tied to two performance metrics: cumulative Adjusted EBITDA and relative Total Shareholder Return (“TSR”), comparing the Company’s TSR for the performance period against that of a group of companies in the comparator group. We selected these 2019 long-term incentive metrics because we believe they are an appropriate indicator of success and sustainable business performance over three years. They translate into increased shareholder value and tie a considerable portion of our leaders’ long-term incentive awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations.
After strong 2018 results against objectives, the Committee set 2019 Cash Incentive Plan performance goals for Revenue and Adjusted EBITDA above the 2018 results to ensure management was incentivized to show growth in both metrics year-over-year. Management executed on the established 2019 objectives, resulting in a 72 percent increase in our share price during the course of 2019. We believe this result is indicative of our executive compensation programs being aligned with shareholder value creation.
We had insightful discussions throughout 2019 with many of our shareholders and valued the feedback on our executive compensation programs, along with many related topics, such as succession planning, human capital management, and peer analysis. Based on the feedback we received from many of our largest shareholders, we believe our 2019 and 2020 long-term incentive plans have been structured to align with most of our shareholders’ views and objectives.
Looking to 2020, the Committee is closely monitoring the current COVID-19 virus pandemic, which our Company, like all businesses across the globe, is facing, and considering any potential impacts it may have on our compensation programs. While the performance targets for our 2020 incentive plans were set without taking any potential impacts to the business of the COVID-19 pandemic into consideration, the Committee may choose to exercise its discretion to adjust actual payouts as appropriate and allowed under the plans, in order to ensure our executive team is appropriately incentivized as they navigate this global crisis and continue to drive the Company’s strategic objectives.
We thank you for your past support and welcome your feedback on our current practices.
G. Patrick Phillips
Chair, Compensation Committee
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Respectfully submitted by the Compensation Committee of the Board of Cardtronics plc,
G. Patrick Phillips, Chair
Jorge M. Diaz (member until January 18, 2019)
Douglas L. Braunstein
Julie Gardner
Warren C. Jenson
Mark Rossi (member until January 18, 2019)

2020 PROXY STATEMENT 47

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis
The Compensation Discussion and Analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers serving as of December 31, 2019 (collectively, the “Named Executive Officers” or "NEOs"). This CD&A also describes the actions and decisions of our Compensation Committee as it relates to 2019 compensation decisions.
Our 2019 Named Executive Officers
For the year ended December 31, 2019, our Named Executive Officers were as follows:

Named Executive Officers	Position
Edward H. West	Chief Executive Officer and Director
Gary W. Ferrera	Chief Financial Officer
Dan Antilley	Executive Vice President, Operations and Chief Information Security Officer
Stuart Mackinnon	Executive Vice President, Technology and Chief Information Officer
Marc Terry	Executive Vice President, Managing Director of International
Executive Summary

The Proxy Statement speaks as of the date of mailing.  As a result, the discussion about our financial, operational, and strategic performance relates to 2019 and has not been edited to provide any updates regarding any potential COVID-19 pandemic impacts on our business activities or performance.

Compensation Program Philosophy and Design
The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy is to implement a total compensation program that aligns the interests of management with those of our shareholders, creates incentives for the achievement of financial performance objectives, and rewards the performance of individuals based on our overall success, without encouraging excessive risk-taking. The primary components of our executive compensation program, as we discuss in further detail in this CD&A, are base salary, annual non-equity incentive plan awards (“Cash Incentive Plan”), and annual long-term incentives that include performance and time-based equity awards (“LTIP”).

48 CARDTRONICS

EXECUTIVE COMPENSATION

2019 Performance and Key Priorities
In 2018, senior management focused the business on five strategic priorities, outlined below, which were maintained in 2019. With these key priorities as guideposts, management was aligned with shareholders to drive performance leading to strong shareholder return. During 2019, Cardtronics returned to organic revenue growth and delivered a robust profit and cash flow performance. Additionally, we strengthened our position in our largest markets and positioned the Company to continue delivering profitable growth in the future due to solid tactical execution and strategic direction. The following are additional highlights of our 2019 performance.

Key Management Priorities:	Performance Highlights
Drive organic growth and durable revenue streams
•    Returned to full-year revenue growth of 3% constant-currency
•    North American 4% revenue growth, constant currency in 2019, driven by bank branding, Allpoint, and managed services
•    Double-digit revenue growth in Germany, Spain, and South Africa

Operational excellence & portfolio optimization	• Record system availability in major markets • ATM fleet optimized for profitability in the U.K. and Australia • Implemented a new global ERP system
Earn “raving fans” status with customers
•    80% of Allpoint customers describe their relationship as “Truly Loyal,” the highest rating by the Walker Voice-of-the-Customer Survey
•    Double-digit surcharge-free transaction growth at leading retailers in the U.S.

Deliver growth in free cash flow	• Adjusted free cash flow of $183 million in 2019 (as defined in the Cash Incentive Plan) • Repurchased approximately 1.7 million shares • Paid down outstanding debt by $96 million
Engender employee pride
•    Continued investment in talent and development across the organization
•    Deployed enhanced corporate communication and collaboration tools on a global basis to drive increased collaboration throughout the organization
•    Utilized employee engagement survey to drive targeted program development

The Company’s 2019 performance relative to established targets was solid. Revenues were approximately in line with the established target for the year, coming in just short of the target. Adjusted EBITDA exceeded the target by approximately 5%, and Adjusted Free Cash Flow exceeded the target by approximately 27%. The Company strengthened its network by adding new partnerships with large financial institutions, retailers, and emerging financial technology companies. The Company generated strong Adjusted Free Cash Flow (as defined in the Cash Incentive Plan) of $183 million for the year, enabling the repayment of almost $100 million in outstanding debt while also investing $50 million to repurchase shares, resulting in a 4% reduction in share count.
New products were also delivered during the year, and the Company made important investments in infrastructure, security, and new software. The Company also communicated its medium-term growth strategy and performance outlook at its first investor day. During 2019, the Company operated at a high level, delivered new customer growth and expansion, and improved margins. Management’s execution relative to Company goals in 2019 resulted in a significant increase in shareholder value during the year, with the Company’s share price up 72% in 2019.

2020 PROXY STATEMENT 49

EXECUTIVE COMPENSATION

2019 Executive Compensation Highlights
Principal Pay Mix
The Compensation Committee has designed the executive compensation program to reward pay-for-performance through Company and individual performance. A large percentage of total target compensation is at risk through our annual cash incentive award and Long-Term Incentive Plan, which are linked to performance measures that drive shareholder value. The mix of target total compensation for 2019 for our CEO and the average of our other NEOs is shown below.
CEO
OTHER NEOs
Performance-Based Compensation Results and Payouts

Award	2019 Payouts	Performance Link

2019 Annual Cash Incentive Award
Global Metrics resulted in a 150.8% payout (excluding individual performance) based on the following achievements
•    Revenue: achieved 99% of pre-established targets
•    Adjusted EBITDA: achieved 104.8% of pre-established targets
•    Adjusted Free Cash Flow: achieved 126.7% of pre-established targets

2018 Long-Term Incentive Plan
Final Payout of 205% based on:
•    Revenue: achieved 103.6% of 2018 pre-established targets, and 101.5% of 2019 pre-established targets
•    Adjusted EBITA: achieved 120.9% of 2018 pre-established targets, and 104.7% of 2019 pre-established targets

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Shareholder Feedback and Changes to 2019 Compensation Program

We have reached out to shareholders totaling over
We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they reward the achievement of our strategic objectives and align the interests of our named executive officers with those of our shareholders.
Since our 2019 Annual General Meeting of Shareholders, we engaged with our shareholders to seek feedback on our executive compensation program and any other subjects of interest.
We focused our outreach on our top 25 shareholders, who represent over 90% of our shares outstanding.

We held substantive stewardship discussions with holders of approximately
In addition to meetings management held with shareholders throughout the year, we engaged in discussions with shareholders during the spring, in advance of our 2019 Annual Shareholders Meeting, and again between October and December 2019. During the latter shareholder engagement effort, which focused primarily on stewardship, executive compensation, social responsibility and strategy matters, we were able to engage in discussions with shareholders that account for approximately 64% of our shares outstanding.
These discussions generally included at least one Board member, either our Board Chair or our Compensation Committee Chair, in addition to our Chief Financial Officer, our General Counsel, our head of Human Resources, and our head of Investor Relations. Key points commonly raised or discussed with shareholders included: (1) executive compensation matters; (2) governance matters and Board composition; and (3) the Board’s role in strategy and risk.
We also held an investor day during 2019 and communicated throughout the year with investors through in-person meetings, conferences and conference calls. During the year, in total, we held meetings with over 80% of our shareholder base.

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SHAREHOLDERS’ FEEDBACK	Our responses:
• Executive Compensation and Corporate Governance most important areas	Our Board is fully committed to ensuring that our long-term executive incentive plans align with shareholder interests.
• Most shareholders were supportive of the Company's executive compensation structure
While over 74% of our shareholders supported our 2018 executive compensation program, we have evaluated feedback from our shareholders during our outreach discussions and believe that we have appropriately addressed shareholders’ primary concerns in the 2019 and 2020 plans and would expect increased shareholder support for this year’s say-on-pay proposal.

• Longer performance measurement periods preferred
Several shareholders commented on preferring performance measurement periods of 3+ years. Our 2019 and 2020 long-term incentive plans now utilize three-year plans, providing long-term alignment of management and shareholders.

• Metrics used for long-term incentive plans should vary from short-term plans
Starting for 2019, we now use two long-term performance measures, each measured over a cumulative three-year period: 1) relative Total Shareholder Return ("TSR") and 2) Adjusted EBITDA. We believe relative TSR aligns management directly with shareholders to deliver long-term shareholder value. While we also use an Adjusted EBITDA metric in our short-term plan, we believe delivering Adjusted EBITDA growth over both the short and long-term is one of the most important drivers of shareholder value and is an area over which management has a high degree of control.

• Selection of peer groups is important
The Committee carefully evaluates the Company's peer group annually, looking at a range of companies in similar industries and revenues generally between one-third and three times those of the Company. The Committee also uses this process to help assess the competitiveness of total compensation for each executive officer.

Compensation Program Best Practices

What We Do	What We Don’t Do
•    Emphasis on performance-based compensation tied to specific, pre-established financial goals and individual goals (the latter for all NEOs except the CEO), with payouts capped at 200% of the target
•    Compensation recoupment (“clawback”) policy
•    Meaningful share ownership guidelines for our executive officers and directors
•    Independent Compensation Committee directors and compensation consultant
•    Insider Trading Policy

•    No excise tax gross-ups for executive officers
•    No backdating or repricing of options
•    No hedging or pledging of Cardtronics shares per our Insider Trading Policy
•    No excessive perquisites for executive officers

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Compensation Determination Process
Role of Compensation Committee, Compensation Consultant and Management
Compensation Committee
Our Compensation Committee is responsible for designing, recommending, and evaluating all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.
Compensation Consultant
Our Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to our Compensation Committee. The role of the compensation consultant is to advise our Compensation Committee in its oversight role, advise management in the executive compensation design process, and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by our Compensation Committee.
Our Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters on executive officer and director compensation and related corporate governance. Meridian reports directly to our Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian is not given a specific list of instructions, but rather is engaged in providing our Compensation Committee with information and advice that might assist our Compensation Committee in performing its duties. During 2019, the services provided by Meridian included:

•	updating our Compensation Committee on regulatory changes affecting our compensation program;

•	providing information on market trends, practices, and other data;

•	giving guidance on CEO compensation;

•
reviewing our Peer Group (as defined in “Factors Considered in Setting Executive Pay — Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board;

•	assisting in reviewing and designing program elements; and

•	providing overall guidance and advice about the efficacy of each component of our compensation program and its fit within our Compensation Committee’s developing compensation philosophy.
Meridian provides valuable guidance and resources for our Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives. Our Compensation Committee considers, but is not required to follow, any particular advice or recommendations that Meridian may provide.
Our Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company shares owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflicts of interest.

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Role of the Chief Executive Officer in Executive Compensation Decisions
Our CEO works very closely with our Compensation Committee, other than with respect to his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives and corporate values. Under the direction of our Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer’s historical pay and career development, individual and corporate performance, competitive practices and trends, and various compensation-related issues. Based on the results of this review, our CEO makes recommendations to our Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides our Compensation Committee with his evaluation of the performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. Our Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive officers. Other than the CEO, none of our other Named Executive Officers provide direct recommendations to our Compensation Committee or participate in the executive compensation setting process; however, our CFO provides information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.
Factors Considered in Setting Executive Pay
Tally Sheets
Our Compensation Committee reviews “tally sheets” for the CEO and the CFO, which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested) and various termination scenarios. The tally sheets enable our Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.
Other Factors
In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analysis of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above), and any other considerations that our Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and our Compensation Committee view each element of our compensation program as distinct elements, each serving a specific purpose. In other words, a significant amount of compensation paid to an executive for one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash, or among the different forms of non-cash compensation.
Peer Company Compensation Analysis
To help assess the competitiveness of total compensation for each NEO, and as a reference point for 2019 pay decisions, the Compensation Committee analyzed executive compensation data from the following two sources: (i) publicly available proxy statements of companies selected as peer companies (the “Proxy Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”). For purposes of review, the Compensation Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO target compensation. Given the limited data available from proxy statements for our Named Executive Officers other than CEO and CFO, the Compensation Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the other Named Executive Officers. Data from the Equilar Peer Group was used as a secondary data source for the CEO and CFO positions.
The companies in the Proxy Peer Group and the Equilar Peer Group, identified in the tables below, were approved by the Compensation Committee following a review of companies, prepared by Meridian, that had revenues generally between one-third and three times those of the Company, and were within similar industries as the Company based on select General Industry Classification Standard (“GICS”) codes. In addition to the revenue and industry criteria, the Committee also considered market capitalization, companies with a technology services focus, and companies with which we compete for executive talent. The Equilar Peer Group is limited by the number of participating companies that submit compensation data to the Equilar database. Therefore, even though similar GICS codes and revenue parameters were used to filter the companies in the Equilar database, only a limited number of Proxy Peer Group companies participated in the Equilar database. Certain companies have subsequently merged with others or become private companies. Their most recent available compensation data was still utilized if considered current and accurate.

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PROXY PEER GROUP		EQUILAR PEER GROUP
ACI Worldwide, Inc. Blackhawk Network Holdings, Inc. CSG Systems International, Inc. Euronet Worldwide, Inc. Everi Holdings Inc. Fair Isaac Corporation Global Payments, Inc. Jack Henry & Associates, Inc.	Moneygram International, Inc. LiveRamp Holdings, Inc. SS&C Technologies Holdings, Inc. Total System Services, Inc. VeriFone Systems, Inc. WEX, Inc. Worldpay, Inc.	Black Knight, Inc. Blackhawk Network Holdings, Inc. Broadridge Financial Solutions, Inc. Convergys Corporation CoreLogic, Inc. Genpact Limited Global Payments Inc. Manhattan Associates, Inc.	MoneyGram International, Inc. Nuance Communications, Inc. Pegasystems, Inc. Sabre Corporation TTEC Holdings, Inc. Tyler Technologies, Inc. WEX, Inc. Worldpay, Inc.

Our Compensation Committee also believes that using the Proxy Peer Group provides meaningful reference points for competitive design practices, types of equity awards used, and equity usage levels for the Named Executive Officers. Our Compensation Committee’s goal is to provide a target total compensation package that is competitive with prevailing practices in our industry and within the peer groups, as described above.
Our Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, our Compensation Committee did not use the peer groups to establish a particular range of compensation for any element of pay in 2019. Instead, the peer group market data was used as general guidelines in our Compensation Committee’s deliberations.
Goal Setting Process
When establishing the appropriate threshold, target and maximum performance levels for the performance measures, the Compensation Committee typically sets the target level based on a number of factors, including the Board-approved operating plan for the year, as well as reference to industry dynamics and prior performance results. The Compensation Committee’s goal for each financial performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, our Compensation Committee establishes the threshold and maximum amounts. Taking a variety of business factors into account, our Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what our Compensation Committee views would be outstanding performance versus target and operating plan.
For 2019, the Compensation Committee established relative TSR and Adjusted EBITDA as equally weighted metrics for the LTIP based on a cumulative three-year performance period. For the Company’s 2019 Cash Incentive Plan, the Company established targets for Revenues, Adjusted EBITDA, and Adjusted Free Cash Flow, measured over a one-year performance period.
The Compensation Committee evaluated several factors when setting performance-based award targets for 2019. Having recently repositioned the business to enhance focus on organic growth, the Committee felt that it was important to structure the 2019 LTIP and Cash Incentive Plan so that payouts at target required organic revenue and profit growth. Additionally, in the case of the LTIP, this growth is required over a multi-year period. In setting the performance metrics for both the Cash Incentive Plan and the LTIP for 2019, the Compensation Committee took into account various factors that would have an impact on the Company’s performance. To achieve target level performance in 2019 on the Cash Incentive Plan, constant currency revenue growth of 3% was required for Revenues and Adjusted EBITDA. Among other factors, the setting of these targets was informed by continued negative revenue and profit pressure from the Company’s second-largest operation, its U.K. business, which was impacted by recent reductions in the interchange rate earned on a majority of the Company’s revenues in that market. This U.K. market headwind was expected to be more than offset by growth expectations, particularly with financial institutions in the U.S., and continued expansion in Germany, Spain, and South Africa. The 2019 LTIP targets were established to require significant growth in cumulative Adjusted EBITDA over a three-year period. Additionally, for the 2019 LTIP, relative TSR was added as a performance metric. To achieve target-level payment on the relative TSR measure, the Company must perform at the 55th percentile level for select Companies in the S&P 600. Achievement on the relative TSR metric will be measured as of the end of 2021.
The Compensation Committee believes these metrics have properly balanced a long-term focus for executive management with the short-term execution that will be required to deliver durable performance over time.

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Risk Assessment Related to Our Compensation Structure
We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices, and programs are not reasonably likely to have a material adverse effect on the Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking.

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics.

•	Our 2019 Cash Incentive Plan has a cap of 200% of the target.

•	The performance-based RSUs under our 2019 LTIP have a cap of 200% of the target.

•	Our 2019 Cash Incentive Plan and the performance-based portion of our 2019 LTIP under the 2007 Plan are subject to our Clawback policy.

•	Our executive officers and directors are subject to share ownership requirements.

•	Our executive officers and directors are subject to our Insider Trading Policy, which prohibits hedging and pledging.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•
We perform extensive financial analysis work before entering into new contracts or ventures, thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

•	We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

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Elements of Total Compensation
Principal Elements of Total Compensation
The table below summarizes the principal elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

Elements	CEO	Other NEOs	Overview

Base Salary			A competitive level of cash to attract and retain executive talent
Annual Cash Incentive
Designed to motivate our executives to achieve annual financial goals and other business objectives
Total amount paid based on achievement of Revenue, Adjusted EBITDA and Adjusted Free Cash Flow metrics, and for NEOs other than the CEO, individual performance goals

Long-Term Incentive Plan			Designed to motivate our executives to build long-term shareholder value

2019 LTIP comprised of the following:
Performance-Based RSUs			Earned based on cumulative Adjusted EBITDA (50%) and relative TSR (50%) metrics over a three-year performance period
Time-Based RSUs			Further tie the interests of our executives to shareholders and encourage a significant equity stake in the company and vest over three years
Stock Options

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Base Salary
In its review of the base salary of each of our Named Executive Officers for 2019, our Compensation Committee generally considered the market data available for the aforementioned peer groups, as applicable. Our Compensation Committee evaluated the results of the market data available and the performance of the executive. It made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, based on the various factors identified above under “Other Factors.”
The following table reflects annualized base salary amounts for our 2019 Named Executive Officers for 2019 and 2018:

Named Executive Officer	2019 Annualized Base Salary	2018 Annualized Base Salary	Percentage Increase
Edward H. West	$750,000	$750,000	—
Gary W. Ferrera	$550,000	$550,000	—
Dan Antilley	$425,000	$425,000	—
Stuart Mackinnon	$400,000	$375,000	6.7%
Marc Terry	$459,669	$480,516	(4.3)%
Mr. Mackinnon’s salary increased effective April 1, 2019, to align his pay with his increased responsibilities in 2019. Mr. Terry’s salary remained the same in pound sterling from 2018 to 2019, with the above-noted decrease resulting from yearly average exchange rate fluctuations. For 2019, Mr. Terry’s salary has been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.28, compared to $1.33 for 2018.
Cash Incentive Plan
Each year, our Compensation Committee reviews and approves a non-equity incentive compensation plan (the “Cash Incentive Plan”). Under the Cash Incentive Plan, the Compensation Committee sets the threshold, target, and maximum payouts for each of our Named Executive Officers. These are dependent on the payouts at each level for each performance metric, which can vary by Named Executive Officer. Performance below the threshold for a metric will result in no incentive payout for that metric. See further details below under "2019 Cash Incentive Plan Performance Levels". For the 2019 Cash Incentive Plan, if each performance metric assigned achieved the same level, the threshold, target, and maximum annual incentive payout amounts for each Named Executive Officer would have been:

2019 Incentive Payout as a % of Base Salary
Named Executive Officer	at Threshold---------------at Target__________at Maximum
Edward H. West
Gary W. Ferrera
Dan Antilley
Stuart Mackinnon
Marc Terry

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Components of 2019 Cash Incentive Plan
Under the 2019 Cash Incentive Plan, two components factor into whether a participant’s award will be paid, as well as what level of the payout may be achieved: (i) performance qualifiers; and (ii) performance metrics (financial performance measures and, for our Named Executive Officers other than our CEO, individual performance goals).

Component		Description

Performance Qualifiers		Absolute prerequisites that must be met before we will make any payments under the Cash Incentive Plan.
Our compliance with all material public company regulations and reporting requirements for the fiscal year, the participant’s achievement of the minimum performance standards established by his superior or our Board, and completion of required corporate and compliance training as assigned.

Performance Metrics	Financial Performance Metrics
Key metrics designated as critical to our success.
Appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.
2019 Metrics: • Revenue(1) • Adjusted EBITDA(2) • Adjusted Free Cash Flow(3)

Individual Performance Goals
Apply to our NEOs, other than our CEO, whose payout under the Cash Incentive Plan is based solely on Company performance.
Intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control

Varied from individual to individual and include both objective and subjective measures of performance.
Examples include customer satisfaction metrics, achieving customer and new customer growth objectives, implementation of programs and systems, process and control improvements, and completion of development projects.

(1)
Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2019 consolidated financial statements or as reported in the division’s financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K.

(2)
Adjusted EBITDA is a non-GAAP measure that excludes from Net Income depreciation expense, amortization of intangible assets, share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses (if applicable in a particular period), certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for non-controlling interests.

(3)
Adjusted Free Cash Flow is a non-GAAP measure, which for incentive plan purposes is calculated as Adjusted EBITDA less payments for capital expenditures as reported in the statement of cash flows in our Annual Report on Form 10-K (filed with the SEC on March 2, 2020).

For a reconciliation of Net Income to Adjusted EBITDA and for other information concerning non-GAAP measures, see pages 57-61 of our Annual Report on Form 10-K (filed with the SEC on March 2, 2020). All Named Executive Officers incentive compensation is based on consolidated results (“Global” results), except for Mr. Terry, who also is compensated on results for our International division, which is defined as the combined Europe and Africa segment and the Australia and New Zealand segment as disclosed in our Annual Report on Form 10-K (filed with the SEC on March 2, 2020).

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2019 Cash Incentive Plan Performance Levels
Financial Performance Metrics
For 2019, the Compensation Committee wanted to motivate management to achieve growth over the prior year and therefore decided to add a Prior Year level of achievement for Adjusted EBITDA, which approximates 2018 Adjusted EBITDA after adjusting for exchange rates. Performance below the threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for the Revenue and Adjusted Free Cash Flow metrics will result in 50% of the target opportunity being earned for those metrics and for the Adjusted EBITDA metrics will result in 30% of the target opportunity being earned for those metrics; performance at the Prior Year level for the Adjusted EBITDA metrics will result in 50% of the target opportunity being earned for those metrics; performance at the target level for a given metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a given metric will result in 200% of the target opportunity being earned.
The following table provides (i) the 2019 pre-established threshold, prior year (as applicable), target and maximum performance levels for each of our financial performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from the target, and other minor adjustments as called for in the Cash Incentive Plan.

2019 actual performance
Prior Year level of achievement for Adjusted EBITDA metric (see discussion above)

Performance Metric	Threshold____________Target_____________Maximum
(In thousands)
Global Revenue
Global Adjusted EBITDA
Global Adjusted Free Cash Flow
International Revenue
International Adjusted EBITDA
International Adjusted Free Cash Flow
Individual Performance Goals
Grading of performance on the individual performance goals for our Named Executive Officers other than our CEO was determined as threshold, target, or maximum achievement, and was weighted for each executive based on importance. A threshold achievement resulted in no payout for that goal. The CEO provided an assessment of the achievement of these individual goals, which ranged from threshold to maximum achievement, and based on that input, and the Committee determined that each of these executives achieved their individual performance goals near or above target levels.

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2019 Cash Incentive Plan Results and Payouts
Our Compensation Committee also determines the relative weighting of each performance metric for each Named Executive Officer. These are presented in the following table, along with the actual total performance percentage achieved, and the amount paid to each Named Executive Officer. The Committee further noted that the performance qualifiers noted above were achieved, and therefore the amounts awarded to each of the Named Executive Officers under our 2019 Cash Incentive Plan were paid in March 2020.

	Global			International			Individual Performance	Total Target	Performance Achieved as Percentage of Target	Amount Paid
Named Executive Officer	Revenue	Adjusted EBITDA	Adjusted Free Cash Flow	Revenue	Adjusted EBITDA	Adjusted Free Cash Flow
Edward H. West	33.3%	33.3%	33.3%	—	—	—	—	100.0%	150.8%	$1,130,979
Gary W. Ferrera	25.0%	25.0%	25.0%	—	—	—	25.0%	100.0%	144.6%	$795,288
Dan Antilley	25.0%	25.0%	25.0%	—	—	—	25.0%	100.0%	145.6%	$618,791
Stuart Mackinnon	25.0%	25.0%	25.0%	—	—	—	25.0%	100.0%	133.1%	$452,533
Marc Terry	8.3%	8.3%	8.3%	16.7%	16.7%	16.7%	25.0%	100.0%	132.4%	$395,642
The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. As permitted by the 2019 Cash Incentive Plan, the Compensation Committee adjusted the actual performance results achieved during the 2019 year for (i) the neutralization of foreign currency exchange rate changes as compared to the annual operating plan and (ii) the exclusion of acquisition-related and restructuring costs in accordance with the terms of the 2019 Cash Incentive Plan. See page 59 of our Annual Report on Form 10-K (filed with the SEC on March 2, 2020) for a discussion of acquisition-related costs and restructuring costs excluded in Adjusted EBITDA.
Long-Term Incentive Programs
Our Compensation Committee approves our annual LTIPs, which are subject to the terms and conditions of our Fourth Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”) and formalize specific details for the equity awards granted during the year. Our Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 officers, as defined by the SEC, and our CEO has the authority to grant a limited number of awards (based on a pool approved each year by the Compensation Committee) to other employees that are not Section 16 officers.
The type and number of awards held by each of our Named Executive Officers as of December 31, 2019 that were granted pursuant to our 2007 Plan are described below in the “Outstanding Equity Awards at Fiscal 2019 Year-End” section.
2019 Long-Term Incentive Plan
Following the “transition year” for the 2018 LTIP, as discussed below, the Compensation Committee implemented the 2019 Long-Term Incentive Plan (the “2019 LTIP”) based on a full three-year performance period, and intends to use this plan design for future long-term incentive plans as appropriate.
The 2019 LTIP provided for the grant of performance-based RSUs (with a 50% weighting), time-based RSUs (with a 25% weighting), and nonqualified stock options (with a 25% weighting) to executives, including the Named Executive Officers. The performance-based RSUs are earned based on cumulative performance achievement over three years with 100% vesting following performance achievement (as described more fully below). The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, subject to continued service through those vesting dates. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of the “Summary Compensation Table for 2019” included in “Executive Compensation” below.
As noted above, performance-based RSUs are earned based on achievement of results over a three-year performance period, measuring actual 2019, 2020, and 2021 cumulative performance relative to targets established based on the 2019 long-range operating plan. Performance-based RSUs are earned based on the achievement of an Adjusted EBITDA performance metric and a relative TSR performance metric, with each metric being equally weighted. Adjusted EBITDA is a non-GAAP measure that excludes from Net Income depreciation expense, amortization of intangible assets, share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses (if applicable in a particular period), certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for non-controlling interests. Adjusted EBITDA was selected as a performance metric as we believe it is an appropriate indicator of success and sustainable business performance that translates into increased shareholder value and is easily understandable and measurable. For a reconciliation of Net Income to Adjusted EBITDA and for other information concerning non-GAAP measures, see pages 57 - 61 of our Annual Report on Form 10-K (filed with the SEC on March 2, 2020. Relative TSR compares the Company’s TSR over the three-year performance period, to the TSR of companies in a comparator group, consisting of companies included

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in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 31, 2018. Relative TSR was selected as a performance metric to tie a considerable portion of management’s LTIP awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations.
If we achieve our Adjusted EBITDA and relative TSR performance levels at the threshold, target, or maximum levels of performance, then 50%, 100%, or 200% of the targeted number of performance-based RSUs will be deemed earned, respectively. If we meet the threshold for one metric, but not the other, all of the performance-based RSUs associated with the metric that did not achieve threshold performance will be forfeited, resulting in a 25% overall payout. Our Compensation Committee retains the right to make certain adjustments to actual performance results, similar to the Cash Incentive Plan.
Our Compensation Committee believes that providing executives with a long-term incentive opportunity that includes both time- and performance-based equity awards is competitive and allows us to attract and retain a talented executive team. In addition to serving as a retention tool, the 2019 awards were intended to incentivize the executives to focus on achieving certain levels of Adjusted EBITDA and share price performance, and therefore also align executive and shareholder interests.
In March 2019, in addition to approving the annual share pool limit for total number of awards available to be granted, our Compensation Committee awarded the following target number of awards under the 2019 LTIP to our Named Executive Officers:

Named Executive Officer	Time-based RSUs	Performance-based RSUs	Stock Options
Edward H. West	28,821	57,642	68,531
Gary W. Ferrera	10,705	21,410	25,453
Dan Antilley	4,375	8,749	10,401
Stuart Mackinnon	4,117	8,235	9,790
Marc Terry	3,276	6,552	7,788
The cumulative Adjusted EBITDA threshold, target, and maximum levels for the three-year performance period were set in early 2019, and will be disclosed in the 2022 Proxy Statement, once the three-year results for the 2019 LTIP are finalized.
For the relative TSR metric the Committee pre-established threshold, target and maximum performance levels at the 25th, 55th, and 75th percentile of the Comparator Group. Actual results achieved will be disclosed in the 2022 Proxy Statement, once the three-year results for the 2019 LTIP are finalized.
As discussed above, the performance-based RSUs vest following performance achievement. The time-based RSUs and the stock options vest one-third after 12, 24, and 36 months from January 31st of the grant year, with vesting contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier).
2018 “Transition Year” Long-Term Incentive Plan
The 2018 Long-Term Incentive Plan (“the 2018 LTIP”) was a transitional program to shift from one-year to three-year performance periods, at a time marked by several substantial and unrelated business and industry disruptions. These included the loss of the Company’s largest retail client relationship, which had higher than average margins, as well as unexpected negative market-driven disruptions in the United Kingdom and Australia. The design of the 2018 LTIP was effectively a two-year performance period, followed by an additional year of vesting. This design was constructed to incentivize management to deliver on strategic initiatives and grow both the Revenue and Adjusted EBITA metrics during what was a pivotal transition period for the business. For further details, see pages 50 and 51 of the proxy statement for the Company’s 2019 Annual General Meeting of Shareholders filed with the SEC on April 2, 2019 (the “2019 Proxy Statement).
The performance-based RSUs granted in 2018 were earned according to a two-step analysis of the achievement of results over a two-year performance period, as described below. The plan was based on the achievement of equally-weighted Revenue and Adjusted EBITA metrics, followed by a one-year time-based vesting requirement to establish an overall three-year vesting period. Revenue is defined as “Total Revenue” on a U.S. GAAP basis, as reported in our 2018 and 2019 consolidated financial statements and calculated in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITA is a non-GAAP measure and is defined as “Adjusted EBITA” as reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K. Both measures for both steps of the calculation were adjusted for changes in currency exchange rates and other adjustments as contemplated by the 2018 LTIP. For a reconciliation of Net Income to Adjusted EBITA, see page 59 of our Annual Report on Form 10-K (filed with the SEC on March 2, 2020).

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STEP 1 Measurement of 2018 Performance against 2018 targets based on operating plan metrics, resulting in an initial number of performance-based RSUs earned
STEP 2
Modification of the initial number of performance-based RSUs earned under Step 1 based on the level of each metric’s growth in 2019 (either up or down, by up to 12.5% for each metric) based on the level of Revenue and Adjusted EBITA growth in 2019 over 2018 actual Revenue and Adjusted EBITA results

Calculation of Performance-Based RSUs awarded in 2018
Under the 2018 LTIP, upon achievement of Revenue and Adjusted EBITA performance levels at the threshold, target, or maximum levels of performance, then 50%, 100%, or 225% of the targeted number of performance-based RSUs would be deemed earned, respectively. However, if threshold performance was achieved for one metric under both Step 1 and Step 2, but not the other metric, all of the performance-based RSUs associated with the metric that did not achieve threshold would be forfeited, resulting in a 25% of target preliminary payout after Step 1, and a 12.5% of target final payout after Step 2.
As disclosed on page 51 of the 2019 Proxy Statement, for Step 1 of the 2018 LTIP, we achieved an initial performance payout of 195% of the target number of performance-based RSUs earned for each participant.
For Step 2, the following table provides (i) the 2019 pre-established threshold, target and maximum performance levels for each of our performance metrics and (ii) actual results as adjusted for the effects of foreign currency exchange rate movements from the 2018 operating plan and other minor adjustments as called for in the plan. The two targeted amounts for Revenue and Adjusted EBITA were set in early 2018 as growth percentages over 2018 actual results based on our intermediate-term growth objectives and our Board-approved operating plan.

Performance Metric	Threshold____________Target__________Maximum
(In thousands)
Revenue
Adjusted EBITA

Positive growth over 2018 actual results
Accordingly, for Step 2 of the 2018 LTIP, we achieved 2019 target results for Revenue and Adjusted EBITA of $ 1.4 billion and $181.6 million, respectively, resulting in a final performance payout of 205% of the target number of performance-based RSUs earned for each participant.

Named Executive Officers	Target Performance-based RSUs	Final Performance-based RSUs
Edward H. West	78,440	160,802
Gary W. Ferrera	29,135	59,726
Dan Antilley	10,829	22,199
Stuart Mackinnon	9,555	19,587
Marc Terry	8,732	17,900
Pursuant to the terms of the 2018 LTIP, the earned performance-based RSUs remain subject to the additional time-based vesting requirements, and 100% of the earned RSUs will vest January 31, 2021, contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier).

2020 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

Other Compensation and Tax Matters
DISCRETIONARY BONUSES

FORM OF COMPENSATION	Cash – variable

PURPOSE / OBJECTIVE	To reward an executive for significant contributions to a Company initiative, or when the executive has performed at a level above what was expected, or for attracting new executives.

KEY FEATURES	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.

PERFORMANCE METRIC(S)
Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made from time to time upon hiring a new executive or, in conjunction with a significant relocation, are not performance-based.

HEALTH, LIFE, RETIREMENT SAVINGS AND OTHER BENEFITS

FORM OF COMPENSATION	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, and disability plans (generally fixed).

PURPOSE / OBJECTIVE
Our broad-based employee benefits programs are designed to allow us to remain competitive in the market in terms of attracting and retaining employees, and in the case of our 401(k) plan, to assist our employees in providing for their retirement.

KEY FEATURES
Under our 401(k) plan, for 2019, we matched 100% of employee contributions up to 4% of the employee’s salary. Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Named Executive Officers. For Mr. Terry, we provided retirement, health, and life insurance benefits that are customarily provided to executives in the United Kingdom.

PERFORMANCE METRIC(S)	Not performance-based
Share Ownership Guidelines
We adopted a share ownership policy (the “Ownership Policy”) for senior executives and non-employee directors in August 2018, which requires such participants to maintain a stated level of share ownership in Cardtronics in order to align the interests of our senior executives and non-employee directors with those of our shareholders. The Ownership Policy is based on market trend information regarding executive and director share ownership policies, including design approaches, types of share counted towards ownership, the time provided to participants to meet goals, and common multiples of base salary.
The Ownership Policy applies to our shares acquired by the participants on or after June 1, 2011, or the participant’s hire date, excluding shares acquired in the open market. Under the terms of the Ownership Policy, as of December 31, 2019, participants are required to attain at least the following target levels of share ownership in accordance with the terms of the Ownership Policy:

Position	Target Ownership Level
Non-employee Directors	5x annual retainer
Chief Executive Officer	5x base salary
Chief Financial Officer	3x base salary
Other Section 16 Officers	2x base salary
Prior to attaining the above target ownership levels, a participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Ownership Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) any state, federal or other income tax, payroll, social security and/or social insurance withholding obligations that arise in connection with such shares. If a participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.

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EXECUTIVE COMPENSATION

Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a participant’s base salary results in an increased ownership requirement, the participant’s equity grants will continue to be subject to the holding requirement until the new applicable target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of participants so as to permit them to sell unrestricted shares covered by the Ownership Policy even if such sale results in that participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Ownership Policy.
Tax Deductibility of Compensation
In general, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) denies a federal income tax deduction to the Company group in the U.S. for compensation in excess of $1 million per year paid to certain employees (the “Covered Employees”). As a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, Covered Employees include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers for the taxable year. Any individual who is a Covered Employee in any tax year beginning after December 31, 2016, will remain a Covered Employee for all future years. Prior to 2018, Section 162(m) included an exception from the deduction limitation for “qualified performance-based compensation,” however, the Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception effective for tax years beginning after December 31, 2017. As a result, compensation paid to the Covered Employees in excess of $1 million is generally nondeductible in the U.S., whether or not it is performance-based.
The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards will meet the requirements of the transition rule.
While the Committee considers tax deductibility in developing and implementing our compensation program, the Committee also believes it is important to maintain flexibility in administering compensation programs to promote varying Company goals. Therefore, amounts paid under any of our executive compensation programs may be subject to Section 162(m) limitation on deductibility.

2020 PROXY STATEMENT 65

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table for 2019
The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Edward H. West Chief Executive Officer	2019	$750,000	—	$4,086,500	$1,130,979	$11,794	$5,979,273
	2018	$749,519	—	$9,823,713	$1,475,070	$11,594	$12,059,896
	2017	$600,000	—	$1,884,680	$518,585	$11,394	$3,014,659
Gary W. Ferrera Chief Financial Officer	2019	$550,000	—	$1,517,831	$795,288	$11,794	$2,874,913
	2018	$551,763	—	$1,324,682	$1,006,539	$11,594	$2,894,578
	2017	$41,954	$100,000	$499,994	$44,281	$50	$686,279
Dan Antilley Executive Vice President, Operations and Chief Information Security Officer	2019	$425,000	—	$620,255	$618,791	$11,761	$1,675,807
	2018	$426,362	—	$492,340	$765,030	$11,561	$1,695,293
	2017	$243,285	$100,000	$1,407,641	$425,000	$327	$2,176,253
Stuart Mackinnon Executive Vice President, Technology and Chief Information Officer	2019	$393,269	—	$583,784	$452,533	$11,729	$1,441,315
	2018	$366,202	—	$434,418	$577,757	$11,495	$1,389,872
	2017	$330,512	—	$1,011,665	$243,431	$11,237	$1,596,845
Marc Terry Executive Vice President, Managing Director of International(6)	2019	$459,669	—	$464,478	$395,642	$25,802	$1,345,591
	2018	$480,516	—	$491,683	$483,869	$16,531	$1,472,599

(1)
The Company underwent a pay-cycle change during 2018 for certain of our Named Executive Officers, resulting in the 2018 amounts presented in the “Salary” column varying from the "2018 Annualized Base Salary" column presented in of the “2019 Compensation Decisions – Base Salary” section included in “Compensation Discussion and Analysis” above.

(2)	Mr. Ferrera and Mr. Antilley were each provided $100,000 sign-on bonuses in connection with the commencement of their employment with the Company on November 28, 2017, and May 30, 2017, respectively.

(3)
Amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, disregarding any estimates for forfeitures, based upon the assumptions in Note 4 - Share-Based Compensation footnote to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. A portion of the awards made to our Named Executive Officers are time-based RSUs and stock options, for which the associated expense is recognized ratably up to four and three years, respectively. For more information about the stock awards granted in 2019, see “Grants of Plan-Based Awards for 2019” below.

Additionally, a portion of the awards are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of the grant. The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different from the values reflected above. Performance payout for the performance-based awards granted in 2019 has not been finalized yet, as the awards have a three-year performance period. See the “2019 Long-Term Incentive Plan” section included in “Compensation Discussion and Analysis” above for further details. The maximum value of the performance-based RSUs granted under the 2019 LTIP if the highest level of performance conditions is achieved, would be $4,485,124 for Mr. West, $1,665,912 for Mr. Ferrera, $680,746 for Mr. Antilley, $509,811 for Mr. Mackinnon, and $640,752 for Mr. Terry, based on a 200% of target maximum, and a grant date fair value of $31.99 for the performance-based awards with an Adjusted EBITDA metric, and $45.82 for the awards with a relative TSR metric, calculated using the Monte Carlo valuation method.

(4)
Represents amounts paid to each of the Named Executive Officers under our 2019 Cash Incentive Plan in March 2020 based on the achievement of certain performance levels discussed in the “2019 Cash Incentive Plan Performance Levels” section included in “Compensation Discussion and Analysis” above.

66 CARDTRONICS

EXECUTIVE COMPENSATION TABLES

(5)	Amounts presented in the “All Other Compensation” column for 2019 include the following:

Named Executive Officer	Matching 401(k) Contributions	Life Insurance Premiums	Other	Total
Edward H. West	$11,200	$594	—	$11,794
Gary W. Ferrera	$11,200	$594	—	$11,794
Dan Antilley	$11,200	$561	—	$11,761
Stuart Mackinnon	$11,200	$529	—	$11,729
Marc Terry	—	—	$25,802	$25,802
The “Other” column for Mr. Terry includes $ 24,388 in contributions to a personal pension plan and $1,414 in health insurance benefits.

(6)	The amounts presented for Mr. Terry, excluding the “Stock Awards,” have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.28 for 2019.
Grants of Plan-Based Awards for 2019
The following table sets forth certain information for the RSUs and stock options granted during the year ended December 31, 2019, as well as the details regarding other plan-based awards granted in 2019 to each of our Named Executive Officers:

Named Executive Officer	Type of Incentive Plan Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Stock Option Awards(4)	Exercise Price Of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Edward H. West	Cash Plan		$325,500	$750,000	$1,500,000	—	—	—	—	—	—	—
	LTIP Stock Options	3/14/2019	—	—	—	—	—	—	—	68,531	$31.99	$921,954
	LTIP Time-based RSUs	3/14/2019	—	—	—	—	—	—	28,821	—	—	$921,984
	LTIP Performance-based RSUs	3/14/2019	—	—	—	28,821	57,642	115,284	—	—	—	$2,242,562
Gary W. Ferrera	Cash Plan		$178,750	$550,000	$1,100,000	—	—	—	—	—	—	—
	LTIP Stock Options	3/14/2019	—	—	—	—	—	—	—	25,453	$31.99	$342,422
	LTIP Time-based RSUs	3/14/2019	—	—	—	—	—	—	10,705	—	—	$342,453
	LTIP Performance-based RSUs	3/14/2019	—	—	—	10,705	21,410	42,820	—	—	—	$832,956
Dan Antilley	Cash Plan		$138,125	$425,000	$850,000	—	—	—	—	—	—	—
	LTIP Stock Options	3/14/2019	—	—	—	—	—	—	—	10,401	$31.99	$139,926
	LTIP Time-based RSUs	3/14/2019	—	—	—	—	—	—	4,375	—	—	$139,956
	LTIP Performance-based RSUs	3/14/2019	—	—	—	4,374	8,749	17,498	—	—	—	$340,373
Stuart Mackinnon	Cash Plan		$110,500	$340,000	$680,000	—	—	—	—	—	—	—
	LTIP Stock Options	3/14/2019	—	—	—	—	—	—	—	9,790	$31.99	$131,706
	LTIP Time-based RSUs	3/14/2019	—	—	—	—	—	—	4,117	—	—	$131,703
	LTIP Performance-based RSUs	3/14/2019	—	—	—	4,117	8,235	16,470	—	—	—	$320,376

2020 PROXY STATEMENT 67

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Type of Incentive Plan Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Stock Option Awards(4)	Exercise Price Of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Marc Terry(6)	Cash Plan		$97,105	$298,785	$597,570	—	—	—	—	—	—	—
	LTIP Stock Options	3/14/2019	—	—	—	—	—	—	—	7,788	$31.99	$104,773
	LTIP Time-based RSUs	3/14/2019	—	—	—	—	—	—	3,276	—	—	$104,799
	LTIP Performance-based RSUs	3/14/2019	—	—	—	3,276	6,552	13,104	—	—	—	$254,906

(1)
Represents possible payouts under the 2019 Cash Incentive Plan for those executives employed for the entirety of 2019, which were earned in 2019 and paid in March 2020. See footnote 4 to the Summary Compensation Table above.

(2)	Represents performance-based RSU awards under the 2019 LTIP. See the "2019 Long-Term Incentive Plan" section included in the“Compensation Discussion and Analysis” above.

(3)	Represents time-based RSU awards under the 2019 LTIP. See the "2019 Long-Term Incentive Plan" section included in the “Compensation Discussion and Analysis” above.

(4)	Represents stock option awards under the 2019 LTIP. See the "2019 Long-Term Incentive Plan" section included in the “Compensation Discussion and Analysis” above.

(5)	Grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(6)
Amounts presented for Mr. Terry as "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $ 1.28 for 2019.

Outstanding Equity Awards at Fiscal 2019 Year End
The following table sets forth information on our Named Executive Officers' outstanding equity awards. The equity awards reported in the Stock Option Awards columns consist of non-qualified stock options as of December 31, 2019. The equity awards reported in the Stock Awards columns consist of performance-based RSUs and time-based RSUs that have not vested as of December 31, 2019.

		Stock Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(#)		Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(1)
Edward H. West	3/14/2019	—	68,531	$31.99	3/14/2029	28,821	(2)	$1,286,858	57,642	(6)	$2,573,715
	3/30/2018	38,182	76,362	$22.31	3/30/2028	39,220	(3)	$1,751,173	176,490	(7)	$7,880,279
	1/1/2018	—	—	—	—	80,994	(4)	$3,616,382	269,978	(8)	$12,054,518
	3/31/2017	—	—	—	—	17,587	(5)	$785,260	—		—
	3/22/2016	—	—	—	—	15,352	(5)	$685,467	—		—
Gary W. Ferrera	3/14/2019	—	25,453	$31.99	3/14/2029	10,705	(2)	$477,978	21,410	(6)	$955,957
	3/30/2018	14,182	28,362	$22.31	3/30/2028	14,568	(3)	$650,461	65,554	(7)	$2,926,975
	11/28/2017	—	—	—	—	13,881	(9)	$619,787	—		—
Dan Antilley	3/14/2019	—	10,401	$31.99	3/14/2029	4,375	(2)	$195,344	8,749	(6)	$390,643
	3/30/2018	5,271	10,541	$22.31	3/30/2028	5,414	(3)	$241,735	24,365	(7)	$1,087,908
	5/30/2017	—	—	—	—	19,785	(10)	$883,400	—		—

68 CARDTRONICS

EXECUTIVE COMPENSATION TABLES

		Stock Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(#)		Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(1)
Stuart Mackinnon	3/14/2019	—	9,790	$31.99	3/14/2029	4,117	(2)	$183,824	8,235	(6)	$367,693
	3/30/2018	4,651	9,301	$22.31	3/30/2028	4,777	(3)	$213,293	21,499	(7)	$959,919
	4/19/2017	—	—	—	—	3,750	(11)	$167,438	—		—
	3/31/2017	—	—	—	—	3,273	(5)	$146,139	—		—
	4/15/2016	—	—	—	—	1,494	(5)	$66,707	—		—
Marc Terry	3/14/2019	—	7,788	$31.99	3/14/2029	3,276	(2)	$146,273	6,552	(6)	$292,547
	6/4/2018	—	—	—	—	1,820	(12)	$81,263	—		—
	3/30/2018	4,251	8,500	$22.31	3/30/2028	4,366	(3)	$194,942	19,647	(7)	$877,239
	9/17/2017	—	—	—	—	2,210	(13)	$98,677	—		—

(1)	The market value of awards that have not yet vested is based on the closing market price of our shares on December 31, 2019, of $ 44.65 per share.

(2)	These RSU awards vest 33.3% on January 31, 2020, 2021, and 2022, and were granted under the 2019 LTIP, pursuant to our 2007 Plan.

(3)	These RSU awards vest 100% on January 31, 2020, and were granted under the 2018 LTIP, pursuant to our 2007 Plan.

(4)	These RSU awards vest 50% on December 15, 2019, and December 15, 2020, and were granted pursuant to our 2007 Plan.

(5)	These RSU awards vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted under each respective year’s LTIP, pursuant to our 2007 Plan.

(6)
These performance-based RSU awards vest upon the completion of the three-year performance period, and were granted under the 2019 LTIP, pursuant to our 2007 Plan. Performance-based RSU awards are presented at the target-level of achievement. See the “2019 Long-Term Incentive Plan” section included in the “Compensation Discussion and Analysis” above.

(7)
These performance-based RSU awards vest January 31, 2021, and were granted under the 2018 LTIP, pursuant to our 2007 Plan. Performance-based RSU awards are presented at maximum-level of achievement. See the "2018 "Transition-Year" Long-Term Incentive Plan" section included in the “Compensation Discussion and Analysis” above.

(8)
These performance-based RSU awards vest upon the completion of the three-year performance period, and were granted pursuant to our 2007 Plan. Performance-based RSU awards are presented at maximum-level of achievement.

(9)	These RSU awards vest 25% after 12, 24, 36, and 48 months from the grant date, and were granted pursuant to our 2007 Plan.

(10)
These RSU awards include new hire awards that vest 25% after 12, 24, 36, and 48 months from the grant date. Additionally, these RSU awards include awards granted under the 2017 LTIP, which vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted, pursuant to our 2007 Plan.

(11)	These RSU awards vest after 12, 24, and 36 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted under the 2016 LTIP, pursuant to our 2007 Plan.

(12)	These RSU awards vest after 12, 24, and 36 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted under the 2017 LTIP, pursuant to our 2007 Plan.

(13)	These RSU awards vest after 12, 24, and 36 months from the grant date, at the rate of 50%, 25%, and 25%. RSUs were granted pursuant to our 2007 Plan.

2020 PROXY STATEMENT 69

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested During Fiscal Year 2019
The following table sets forth information relating to each vesting of RSUs during the year ended December 31, 2019, for each of our Named Executive Officers. No options were exercised during the year.

	Stock Awards
Named Executive Officer	Number of Shares/Units Acquired on Vesting	Value Realized on Vesting ($)(1)
Edward H. West	129,380	$4,889,124
Gary W. Ferrera	6,941	$296,797
Dan Antilley	12,488	$358,190
Stuart Mackinnon	10,294	$280,597
Marc Terry	4,031	$115,815

(1)
Value realized was calculated by multiplying the market value of our shares (the closing price of our shares on the applicable vesting date) by the number of units that became vested on the applicable vesting dates.

Pension Benefits
Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in, qualified or nonqualified defined benefit plans sponsored by us. In the future, however, our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in our best interests (e.g., to attract and retain employees).
Nonqualified Deferred Compensation
In 2015, our Compensation Committee elected to provide our officers, directors, and other employees with nonqualified deferred compensation benefits. Under our nonqualified deferred compensation program, eligible employees (including non-employee directors) had the ability to defer eligible cash and equity compensation to a trust administered by a third party. No new deferrals were allowed under the program during 2019, and any future deferrals will be subject to the discretion of our Compensation Committee.
Named Executive Officer Employment-Related Agreements
The following is a description of the material terms of the employment agreements with our Named Executive Officers as of December 31, 2019.
Employment Agreement with Edward H. West - Chief Executive Officer and Former Chief Financial Officer/Chief Operations Officer
In December 2015, we entered into an employment agreement with Mr. West, for his employment commencing January 2016, and in the role of CFO effective February 22, 2016. The agreement with Mr. West provided for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement was terminated in accordance with its terms. Under the terms of that agreement, Mr. West received a base salary of $600,000 that was subject to periodic review by our Board (or a committee thereof), and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West’s agreement further entitled him to a sign-on $2,000,000 incentive award in the form of RSUs to vest over four years, and a $500,000 relocation allowance. In addition, Mr. West was entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. In July 2016, Mr. West’s role was expanded to also include the role of Chief Operations Officer. His employment agreement was not amended in connection with his new role. In December 2017, we entered into a new employment agreement with Mr. West, in connection with his promotion to CEO, which commenced January 1, 2018. The agreement with Mr. West provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. West receives a base salary of $750,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West also received the CEO Promotion Time-Based RSUs and the CEO Promotion Performance-Based RSUs pursuant to this agreement. Mr. West is entitled to certain tax equalization payments for foreign taxes incurred as a result of the performance of his services under his employment agreement and certain perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

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Employment Agreement with Gary W. Ferrera - Chief Financial Officer
In November 2017, we entered into an employment agreement with Mr. Ferrera commencing November 28, 2017, which was amended on July 31, 2019, in order to confirm the terms of separation payments provided under the agreement in the event of his termination and the definition of "change in control" to terms applicable to other executive officers. The agreement with Mr. Ferrera provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Ferrera receives a base salary of $550,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Ferrera is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Ferrera’s agreement provided for a sign-on incentive award of $500,000 in the form of RSUs vesting over four years, a $100,000 sign-on bonus, and reimbursement of certain relocation costs. In addition, Mr. Ferrera is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Employment Agreement with Dan Antilley - Executive Vice President, Operations and Chief Information Security Officer
In May 2017, we entered into an employment agreement with Mr. Antilley, commencing May 30, 2017. The agreement with Mr. Antilley provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley received a base salary of $425,000, which was subject to periodic review by our Board (or a committee thereof) and could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Antilley's agreement provided for a sign-on incentive award of $1,000,000 in the form of RSUs vesting over four years, and a $100,000 sign-on bonus. In addition, Mr. Antilley was entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. In October 2018, we entered into a new employment agreement with Mr. Antilley, which replaced the agreement entered into in May 2017. The new agreement with Mr. Antilley provides for an initial term of four years from May 30, 2017, the original date on which Mr. Antilley started with the Company, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley receives a base salary of $425,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Antilley is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Employment Agreement with Stuart Mackinnon - Executive Vice President, Technology and Chief Information Officer
In October 2018, we entered into an employment agreement with Mr. Mackinnon. The agreement with Mr. Mackinnon provides for an initial term of four years from November 17, 2017, the date of his promotion to Executive Vice President, Technology and Operations and Chief Information Officer subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Mackinnon receives a base salary of $375,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Mackinnon is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Mackinnon is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
Employment Agreement with Marc Terry - Executive Vice President, Managing Director of International
In September 2017, we entered into a services agreement with Mr. Terry commencing September 17, 2017 (the "Terry Initial Agreement"), which was replaced by a new services agreement entered into on August 21, 2019, in order to confirm the terms of separation payments provided under the agreement in the event of his termination and the definition of "change of control" to terms applicable to other executive officers. The terms of both agreements provide for an unlimited term unless the agreement was terminated in accordance with its terms, a base salary of £360,000, subject to periodic review by our Board, and subject to our achieving certain performance standards set by our Compensation Committee, annual and incentive plan awards, and an annual LTIP award. The Terry Initial Agreement provided for a sign-on $250,000 incentive award in the form of RSUs to vest over three years. Mr. Terry is entitled to a pension plan contribution by the Company equal to 6% (or such higher amount as required by law) of Mr. Terry’s base salary, and perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.
Our employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon, and Terry require the executives to sign a full release within 30 days (or 45 days in some circumstances) of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or shareholders as a condition to receiving any severance benefits due

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under the employment agreements. Further, the employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon, and Terry also contain non-compete and non-solicitation restrictions for a 24-month period (12-month period for Mr. Terry), during which the executives may not: (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (iii) solicit any of our customers (and client and suppliers in the case of Mr. Terry) either for his own interest or that of a third party, subject to materiality thresholds.
Potential Payments upon a Termination or Change in Control
We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders’ interests at all times. Our employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon, and Terry that were in effect on December 31, 2019 provide for cash severance payments based on certain terminations of employment, including for certain Named Executive Officers, additional payments or benefits in connection with a termination following a change in control.
A change in control under the employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon, and Terry may occur upon any of the following events: (i) a merger, reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving us or the sale of all or substantially all of our assets to another entity (each, a “Reorganization”) if, in each case: (a) the holders of our equity securities immediately prior to such Reorganization no longer own immediately following such Reorganization, in substantially the same proportion, equity securities of the resulting entity that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the resulting entity, the transferee entity or any new direct or indirect parent entity; or (b) the members of our Board immediately prior to such Reorganization no longer constitute at least a majority of the board of directors of the resulting entity, the transferee entity or any new direct or indirect parent entity immediately after such transaction or event; (ii) our dissolution or liquidation, other than a liquidation or dissolution into any entity in which the holders of our equity securities immediately prior to such liquidation or dissolution own immediately after such liquidation or dissolution, in substantially the same proportion, equity securities of the entity into which we were liquidated or dissolved that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of such entity; (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of our outstanding equity securities, other than any entity in which the holders of our equity securities immediately prior to such acquisition own immediately after such acquisition, in substantially the same proportion as such persons owned our equity securities immediately prior to such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the acquiring entity; or (iv) (a) in respect of Mr. West, as a result of or in connection with a contested election of directors, the members of our Board immediately before such election cease to constitute a majority of our Board; and (b) in respect of Messrs. Ferrera, Antilley, Mackinnon and Terry, during any twelve month period, the members of our Board on the dates of the employment agreements of Messrs. Ferrera, Antilley, Mackinnon and Terry (such directors, the “Incumbents”), respectively, and such persons appointed or recommended by a majority of the Incumbents, cease, for any reason, to collectively constitute a majority of the Board.
For the purposes of the employment agreements of Messrs. West, Ferrera, Antilley, Mackinnon, and Terry, a termination without cause means a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (as defined in the executives' respective employment agreement).
Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Plan. The award agreements for equity awarded under the 2007 Plan and their respective employment agreements contain provisions permitting accelerated vesting of the awards upon certain termination and corporate change (as defined in the 2007 Plan) or change in control scenarios, respectively. The equity award treatment in the event of a termination of employment or a corporate change or change in control under those agreements are summarized in the table below.
The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a corporate change or change in control of Cardtronics as of December 31, 2019. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or non-renewal of the employment agreement by the Company (save that under Mr. Terry's agreement, non-renewal is not applicable), in each case, including following a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our Cash Incentive Plan (if not already paid) and a pro rata portion of the amount earned under our Cash Incentive Plan for the year in which the termination occurred. In the event of death or disability, the executive would also be entitled to receive payment of any prior year amount earned under our Cash Incentive Plan, if not already paid, but would not be entitled to any unpaid amount earned (or the target amount in the event such termination is within 24 months following a change in control for Messrs. Antilley and Mackinnon) under our Cash Incentive Plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-

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equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2019.
The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2019. The amounts shown assume that such termination event was effective as of December 31, 2019, and that the closing price of our shares on December 31, 2019, was $44.65. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.
Potential Payments upon a Termination or Change in Control Table

Named Executive Officer	Benefit	Termination by Us Without Cause or Non-Renewal of Employment Agreement, or Good Reason Termination By Executive		Change in Control/Corporate Change (Treatment of Equity Awards)		Termination in Connection with a Change in Control/Corporate Change		Death or Disability
Edward H. West	Base Salary	$1,500,000	(1)	—		$1,500,000	(1)	—
	Non-equity incentive compensation	$1,303,024	(1)	—		$1,303,024	(1)	—
	Post-employment health care	$35,204	(1)	—		$35,204	(1)	—
	Equity Awards(2)	$12,034,910	(3)	$7,904,829	(4)	$22,801,989	(5)	$19,077,092	(6)
	Total	$14,873,138		$7,904,829		$25,640,217		$19,077,092
Gary W. Ferrera	Base Salary	$1,100,000	(1)	—		$1,100,000	(1)	—
	Non-equity incentive compensation	$900,913	(1)	—		$900,913	(1)	—
	Post-employment health care	$35,204	(1)	—		$35,204	(1)	—
	Equity Awards(2)	$3,154,648	(7)	$2,389,777	(4)	$4,960,902	(8)	$4,323,598	(9)
	Total	$5,190,765		$2,389,777		$6,997,019		$4,323,598
Dan Antilley	Base Salary	$425,000	(10)	—		$850,000	(11)	—
	Non-equity incentive compensation	$425,000	(10)	—		$850,000	(11)	—
	Post-employment health care	$39,183	(10)	—		$39,183	(11)	—
	Equity Awards(2)	$1,719,530	(7)	$1,836,549	(4)	$2,561,799	(8)	$2,301,371	(9)
	Total	$2,608,713		$1,836,549		$4,300,982		$2,301,371
Stuart Mackinnon	Base Salary	$400,000	(10)	—		$800,000	(11)	—
	Non-equity incentive compensation	$340,000	(10)	—		$680,000	(11)	—
	Post-employment health care	$35,204	(10)	—		$35,204	(11)	—
	Equity Awards(2)	$1,153,589	(7)	$1,263,527	(4)	$1,903,450	(8)	$1,658,322	(9)
	Total	$1,928,793		$1,263,527		$3,418,654		$1,658,322
Marc Terry(12)	Base Salary	$459,669	(10)	—		$459,669	(11)	—
	Non-equity incentive compensation	$298,785	(10)	—		$597,570	(11)	—
	Equity Awards(2)	$900,702	(7)	$825,983	(4)	$1,492,071	(8)	$1,297,040	(9)
	Total	$1,659,156		$825,983		$2,549,310		$1,297,040

(1)
Pursuant to Messrs. West and Ferrera’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, the executive would be entitled to receive

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severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our Cash Incentive Plan. Mr. West is entitled to the monthly cost of COBRA premiums multiplied by 18. In the event Mr. Ferrera elected to continue benefits coverage through our group health plan under COBRA, we would reimburse Mr. Ferrera for the COBRA premiums for up to 18 months. The amounts payable to Mr. West would be payable in a lump sum within ten days following the effective date of the release, and the amounts payable to Mr. Ferrera would be payable in bi-monthly installments over twenty-four months.

(2)
The amounts presented for RSUs represent the product of (i) the number of RSUs that would have vested as of December 31, 2019, upon the aforementioned events, and (ii) $44.65, the closing price of our shares as of December 31, 2019. The amounts presented for stock options include the product of (i) the number of stock options that would have vested as of December 31, 2019 upon the aforementioned events and (ii) $44.65, the closing price of our shares as of December 31, 2019, less the exercise price for the outstanding stock options for each Named Executive Officer as shown in the "Outstanding Equity Awards at Fiscal 2019 Year End" table above.

(3)
Pursuant to Mr. West's employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, the CEO Promotion Time-based RSUs will fully vest, the CEO Promotion Performance-based RSUs will vest based on actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period (other than in the event of non-renewal of the agreement), and any unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months from date of termination shall fully vest. According to the 2018 LTIP performance-based RSU award agreement, if Mr. West’s employment is terminated by the Company without cause or he resigns for a good reason, the performance-based RSUs granted in 2018 will be treated as follows: (i) if such termination is during the performance period, all such RSUs shall be forfeited and (ii) if such termination is after the performance period, any RSUs that have satisfied the performance criteria and would have become vested within twelve months from the date of termination shall vest on the date of termination. According to the 2019 LTIP performance-based RSU award agreements, if Mr. West’s employment is terminated by the Company without cause, the performance-based RSUs granted in 2019 will be treated as follows: (i) if such termination is within the first 12 months of the performance period, all such RSUs shall be forfeited, and (ii) if such termination is within the last 24 months of the performance period, the awards will vest based on actual performance achieved, prorated for the number of months Mr. West was employed during the performance period and shall be distributed upon approval of the achievements by the Committee.

(4)
Pursuant to the terms of Messrs. West, Ferrera, Antilley, Mackinnon and Terry's 2016 and 2017 LTIP award agreements, and 2019 LTIP time-based award agreements, as applicable, and Mr. Terry's new hire award agreement, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of their 2019 LTIP Performance award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change.

Additionally, pursuant to the terms of Messrs. West, Ferrera, Antilley, Mackinnon, and Terry’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price.

Finally, pursuant to the terms of Messrs. West, Ferrera, Antilley, Mackinnon, and Terry’s 2019 LTIP stock option award agreement, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. The amounts included in the table assume no replacement award is provided upon a corporate change. Such amounts are also included in the column titled “Termination in Connection with a Change in Control/Corporate Change.”

(5)
Pursuant to Mr. West’s employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, the unvested portion of any annual LTIP awards will vest, with any applicable performance goals deemed achieved at the greater of target or actual levels. Mr. West’s CEO Promotion Time-based RSUs will fully vest. Other than in the event of the Company’s non-renewal of the employment agreement, the CEO Promotion Performance-based RSUs shall vest based on the greater of target and actual performance over the truncated performance period through the date of the change in control (the table above assumes target performance).

Pursuant to the terms of Mr. West’s 2016 and 2017 LTIP award agreements, and 2019 LTIP time-based award agreements, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of the 2019 LTIP Performance award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change. Additionally, pursuant to the terms of Mr. West’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price. Pursuant to the terms of Mr. West's 2019 LTIP stock option award agreement, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. The amounts included in the table above assume no replacement award is provided upon a corporate change. Such amounts are also included in the column titled “Change in Control/Corporate Change (Treatment of Equity Awards).”

(6)
Pursuant to Mr. West’s employment agreement, in the event of Mr. West’s death or disability, his CEO Promotion Time-based RSUs will fully vest, the CEO Promotion Performance-based RSUs will vest based on the actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period, and any annual LTIP awards that would have otherwise vested solely by the passage of time within twelve months following such termination shall vest on the date of such termination. The LTIP stock option and time-based RSU award agreements provide that the award will fully vest if such termination is after the fiscal year of grant and will vest pro-rata based on the number of full and partial months Mr. West was employed within the fiscal year of grant divided by twelve if such termination is within the fiscal year of the grant. The LTIP performance-based RSU award agreements provide that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months Mr. West was employed during the performance period divided by the total number of months in each performance period and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Mr. West would receive the most favorable treatment of the terms described above for the applicable award.

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(7)
Pursuant to Messrs. Ferrera, Antilley, Mackinnon and Terry’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or (save in Mr. Terry's case) non-renewal of the employment agreement by the Company, any sign-on or one-time equity awards will fully vest, the unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the first twelve months of the performance period, the awards shall be forfeited, (ii) if such termination is following the first twelve months of the performance period but prior to the end of the performance period, such awards shall be earned at the actual level of performance at the end of the performance period and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (iii) if such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest as of the date of such termination.

(8)
Pursuant to Messrs. Ferrera, Antilley, Mackinnon and Terry’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or (save in Mr. Terry's case) non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, any sign-on or one-time equity awards will fully vest, any annual LTIP awards that vest solely based on continued service will fully vest, and annual LTIP awards that vest solely or in part based on performance goals, will be treated as follows: (1) in the event such termination is during the performance period, such awards shall be deemed earned at the greater of target, or actual performance and any time-vesting condition will be deemed satisfied as of the date of such termination and (2) in the event such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest on the date of such termination. The amounts included in the table above assume no replacement award is provided upon a change in control.

Pursuant to the terms of Messrs. Ferrera, Antilley, Mackinnon and Terry's 2016 and 2017 LTIP award agreements, and 2019 LTIP time-based award agreements, as applicable, and Mr. Terry's new hire award agreement, in the event of a corporate change, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. Pursuant to terms of their 2019 LTIP performance-based award agreements, in the event of a corporate change, if the awards are not assumed, the then-outstanding RSU awards would vest at the greater of target and actual performance based on performance calculated at that time. The amounts included in the table above assume no replacement award is provided upon a corporate change. Additionally, pursuant to the terms of Messrs. Ferrera, Antilley, Mackinnon and Terry’s, 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a corporate change, and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the corporate change value over the exercise price. Pursuant to the terms of Messrs. Ferrera, Antilley, Mackinnon, and Terry’s 2019 LTIP stock option award agreement, in the event of a corporate change, the outstanding unvested stock options shall fully vest, if the award is not assumed or replaced with a replacement award. Such amounts are also included in the column titled “Change in Control/Corporate Change (Treatment of Equity Awards).”

(9)
Pursuant to Messrs. Ferrera, Antilley, Mackinnon and Terry’s employment agreements, in the event of their death or disability, any sign-on or one-time awards will fully vest, the unvested portion of any annual LTIP grant would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the performance period, such awards shall be earned at the target level of performance and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (ii) if such termination is following the performance period, any awards earned during the performance period shall fully vest. The LTIP stock option and time-based RSU award agreements provide that, if the executive’s death or disability is after the fiscal year of the grant the award will fully vest and if the executive’s death or disability is during the fiscal year of the grant the award will vest pro-rata based on the number of full and partial months the executive was employed within the fiscal year of grant divided by twelve months. The LTIP performance-based RSU award agreements provide that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months the executive was employed during the performance period divided by the total number of months in each performance period and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Messrs. Ferrera, Antilley, Mackinnon, and Terry would receive the most favorable treatment of the terms described above for the applicable award.

(10)
Pursuant to Messrs. Antilley, Mackinnon and Terry’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for a good reason or (save in Mr. Terry's case) non-renewal of the employment agreement by the Company, in each case, other than within 24 months following a change in control, the executive would be entitled to receive severance pay equal to one times his then-current base salary plus one times his annual target bonus amount under our Cash Incentive Plan. All amounts would be payable to Messrs. Antilley and Mackinnon in bi-monthly installments for twelve months and to Mr. Terry in monthly installments for twelve months. Additionally, Messrs. Antilley and Mackinnon would be eligible to receive a lump-sum payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen.

Amounts presented for Mr. Terry as "Base Salary" and "Non-Equity Incentive Compensation" have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.28 for 2019.

(11)
For Messrs. Antilley, Mackinnon and Terry, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times his annual target bonus amount under our Cash Incentive Plan. Messrs. Antilley and Mackinnon would be entitled to a payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen. All amounts would be payable in a lump sum.

(12)
Mr. Terry's calculation does not include any amounts he may be entitled to receive by way of statutory rights under UK employment law for redundancy or unfair dismissal or otherwise. In respect of Mr. Terry's agreement only, so that he receives comparable termination payments with the other senior officers, his agreement provides any amounts payable in respect of a breach of statutory rights shall reduce (to the extent permissible under UK employment law) the contractual severance payments which he is otherwise entitled to receive.

Amounts presented for Mr. Terry as "Base Salary" and "Non-Equity Incentive Compensation" have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.28 for 2019.

2020 PROXY STATEMENT 75

EXECUTIVE COMPENSATION TABLES

Terms of the 2007 Plan
Pursuant to the terms of our 2007 Plan, our Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the 2007 Plan. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific corporate change event). Our Compensation Committee also has the discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding shares by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the 2007 Plan. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.
Hedging
Our Insider Trading Policy prohibits our directors, executive officers, employees, and consultants from engaging in hedging or monetization transactions, whether direct or indirect, involving the Company’s securities.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Edward H. West, our CEO, during the year ended December 31, 2019.
To identify the median employee, we identified our employee population as of October 1, 2019, and used base salary paid during the year as our consistently applied compensation measure across our global employee population excluding our CEO.
Mr. West’s annual total compensation for 2019 was $ 5,979,273, as reflected in the Summary Compensation Table in this proxy statement. The 2019 annual total compensation of our median employee, other than the CEO, calculated in the same manner as required for the Summary Compensation Table, was $56,948. As a result, Mr. West’s annual total compensation was 105 times that of our median employee in 2019.
The ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The Company notes that its ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.
Risk Assessment Related to Our Compensation Structure
We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices, and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics.

•	Our 2019 Cash Incentive Plan has a cap of 200% of the target.

•	The performance-based RSUs under our 2019 LTIP have a cap of 200% of the target.

•	Our 2019 Cash Incentive Plan and the performance-based portion of our 2019 LTIP under the 2007 Plan are subject to our Clawback policy.

•	Our executive officers and directors are subject to share ownership requirements.

•	Our executive officers and directors are subject to our Insider Trading Policy, which prohibits hedging and pledging.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•
We also perform extensive financial analysis work before entering into new contracts or ventures, thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short term.

•	We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

76 CARDTRONICS

PROPOSAL 7 To approve the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares	Our Board recommends that shareholders vote FOR the approval of the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares.

Under the U.K. Companies Act 2006, we, like other U.K. companies, are prohibited from purchasing our outstanding ordinary shares unless such purchase has been approved by a resolution of our shareholders. U.K. companies may purchase their own shares by “market” purchases or “off-market” purchases. Any purchases by a U.K. company of its own shares other than on a recognized investment exchange is considered to be an “off-market” purchase. NASDAQ, which is the only exchange on which our shares are traded, does not fall within the definition of a “recognized investment exchange” for the purposes of the U.K. Companies Act 2006. As such, we may only conduct off-market purchases pursuant to a form of share repurchase contract, the terms of which have been approved by our shareholders. Shareholder authorization for share repurchases may only be for a maximum period of up to five years after the date of the relevant shareholder approval. While the Company currently has authorization from shareholders to repurchase shares through May 2024, the Board believes it to be a good practice to seek annual approvals from shareholders to enable this capability. Any approval by shareholders for the repurchase of company shares would be further subject to a Board authorization that would, among other terms, restrict the amount or monetary value of shares that can be repurchased and the time period over which shares may be acquired.
Our Board considers it prudent for the Company to have the flexibility to authorize a share repurchase program under which the Company would be able to effect off-market purchases of a certain number or value of our Class A ordinary shares. This share repurchase program may be implemented in conjunction with brokers for the Company and other financial institutions and may be effected through open market transactions, privately negotiated transactions or otherwise, including pursuant to agreements intended to comply with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).
In order to ensure the effectiveness of any repurchase program that our Board may implement, and offer greater flexibility, we are seeking shareholder approval of the terms of six forms of share repurchase contracts.
Two of the share repurchase contracts for which we are seeking approval are proposed to be entered into with Goldman Sachs & Co. LLC (“Goldman Sachs”) only (the “GS Repurchase Contracts”).

▪
One of the GS Repurchase Contracts provides that we may instruct Goldman Sachs periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. Goldman Sachs would receive a commission for any share purchases effected pursuant to this agreement. The agreement provides that Goldman Sachs will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

▪
The other GS Repurchase Contract provides us with the ability to periodically repurchase our Class A Ordinary Shares through Goldman Sachs pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. Goldman Sachs may receive a commission pursuant to this agreement. The agreement provides that Goldman Sachs will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

Two of the share repurchase contracts for which we are also seeking approval are proposed to be entered into with HSBC Securities (USA) Inc. (“HSBC Securities”) only (the “HSBC Repurchase Contracts”).

▪
One of the HSBC Repurchase Contracts provides that we may instruct HSBC Securities periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. HSBC Securities would receive a fee for any share purchases effected pursuant to this agreement. The agreement provides that HSBC Securities will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

▪
The other HSBC Repurchase Contract provides us with the ability to periodically repurchase our Class A Ordinary Shares through HSBC Securities pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. HSBC Securities would receive a commission pursuant to this agreement. The agreement provides that HSBC Securities will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

We are also seeking approval for two forms of share repurchase contracts which may be entered into with the Approved Counterparties (as defined below) (the “Approved Form Repurchase Contracts”, and together with the GS Repurchase Contracts and the HSBC Repurchase Contracts, the “Repurchase Contracts”).

▪
One form of agreement provides that we may instruct the Approved Counterparty periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. The Approved Counterparty would receive a commission for any share purchases effected pursuant to this

2020 PROXY STATEMENT 77

PROPOSAL 7

agreement. The agreement provides that the Approved Counterparty will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

▪
The other form of agreement is a form of repurchase plan that provides us with the ability to periodically repurchase our Class A Ordinary Shares through the Approved Counterparty pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. The Approved Counterparty may receive a commission pursuant to this agreement. The agreement provides that the Approved Counterparty will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

We may only enter into the Approved Form Repurchase Contracts with counterparties approved by our shareholders. Accordingly, we are seeking approval to conduct share repurchases through the following counterparties (or their subsidiaries or affiliates from time to time) (collectively, the “Approved Counterparties”):

Bank of America & Merrill Lynch J.P. Morgan Securities, LLC RBS Securities Inc. Barclays Capital Inc. KeyBanc Capital Markets, Inc. PNC Financial Services US Bank	BNY Mellon Capital Markets, LLC ScotiaBank Capital Markets Citibank Global Markets UBS Securities LLC BBVA Compass Bank of Montreal	Deutsche Bank Securities, Inc. Morgan Stanley & Co., LLC Wells Fargo Securities, LLC Goldman, Sachs & Co. HSBC Securities Canadian Imperial Bank of Commerce

We are also seeking authority for all and any of our directors to enter into, complete and do all things necessary to affect each of the Repurchase Contracts for and on behalf of the Company.
Approval of the Repurchase Contracts and counterparties does not constitute the approval of any share repurchase program or the amount or timing of any share repurchase activity, which will be at the discretion of our Board. There can be no assurance as to the duration, amount, or timing of any such repurchases under our authorized share repurchase program. Under the U.K. Companies Act 2006, shares repurchased may be held in treasury or may be cancelled. If the terms of the Repurchase Contracts are approved by our shareholders and shares are repurchased under such agreements, we will decide at the time of purchase whether to cancel them immediately or to hold them in treasury.
The authorization to approve the terms of the Repurchase Contracts and the counterparties thereto and to authorize our directors to enter into, complete and do all things necessary to affect each of the Repurchase Contracts, if granted, will be valid for five (5) years after the date the resolution is passed by our shareholders.
Each of the Repurchase Contracts will be made available in accordance with the U.K. Companies Act 2006 for inspection by our shareholders (i) at our registered office for not less than 15 days ending with the date of the Annual Meeting and (ii) at the Annual Meeting itself.
We are asking shareholders to adopt the following resolution at the Annual Meeting:
RESOLVED, that, (a) the terms of the share repurchase contracts produced at the meeting to be entered into between Cardtronics plc (“Cardtronics”) and Goldman Sachs & Co. LLC (the “GS Repurchase Contracts”) relating to the purchase by Cardtronics of its Class A ordinary shares of $0.01 each (“Class A Ordinary Shares”); (b) the terms of the share repurchase contracts produced at the meeting to be entered into between Cardtronics and HSBC Securities (USA) Inc. (the “HSBC Repurchase Contracts”) relating to the purchase by Cardtronics of its Class A Ordinary Shares; and (c) the terms of the share repurchase contracts produced at the meeting relating to the purchase by Cardtronics of its Class A Ordinary Shares (the “Approved Form Repurchase Contracts”), be and are hereby approved, that Cardtronics be authorized to enter into the GS Repurchase Contracts with Goldman Sachs & Co. LLC, to enter into the HSBC Repurchase Contracts with HSBC Securities (USA) Inc. and to enter into the Approved Form Repurchase Contracts with any of the counterparties set out in the proxy statement, and that the directors of Cardtronics be and are hereby authorized to enter into, complete and do all things necessary to execute the share repurchases under the GS Repurchase Contracts, the HSBC Repurchase Contracts and/or any Approved Form Repurchase Contract with any of the approved counterparties for and on behalf of Cardtronics. The authorities conferred by this resolution shall, unless varied, revoked or renewed prior to such time, expire five years after the date of the passing of this resolution.
Recommendation and Required Vote
For the terms of the Repurchase Contracts and the counterparties thereto to be approved, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the terms of each of the Repurchase Contracts and the authorization to our directors to enter into, complete, and do all things necessary to effect the Repurchase Contracts are advisable and in the best interests of Cardtronics and our shareholders.

78 CARDTRONICS

PROPOSAL 8 To approve the Directors’ Remuneration Policy on future pay, as set out in the Annual Reports and Accounts	Our Board recommends that shareholders vote FOR the approval of the directors’ remuneration policy.

In accordance with Section 439A of the U.K. Companies Act 2006, shareholders are voting to approve the Directors’ Remuneration Policy as included in the Directors’ Remuneration Report. The policy sets out our policy on Directors’ remuneration and is subject to a binding shareholders vote by ordinary resolution at least once every three years. On approval of the Directors’ Remuneration Policy, all payments by Cardtronics to our Directors and former directors (in their capacity as directors) must be made in accordance with the Directors’ Remuneration Policy. In order to make a payment outside the Directors’ Remuneration Policy, an amended policy must be separately approved by a shareholder resolution.
In accordance with the U.K. Companies Act 2006, the Directors’ Remuneration Policy (containing the Directors’ Remuneration Policy) has been approved by and signed on behalf of our Board.
We encourage shareholders to read the Directors’ Remuneration Policy, which is set forth on pages 89 - 110 in the remuneration report set forth in Annex A to this proxy statement. The Directors’ Remuneration Policy will take effect from May 13, 2020.
If the Directors’ Remuneration Policy is not approved at the Annual Meeting, we will be required to rely on the existing Directors’ Remuneration Policy until a new policy is approved at either the next annual meeting or at an additional shareholder meeting. In addition, if the Directors’ Remuneration Policy is not approved, we may not be able to pay expected compensation to our Directors, including our Chief Executive Officer, which could materially harm our ability to retain top executives and manage our business.
Recommendation and Required Vote
The affirmative vote of the holders of a majority of our issued and outstanding shares, entitled to vote and represented in person or by proxy at the Annual Meeting, is required to approve this proposal. Our Board believes that the adoption of the ordinary resolution approving the Directors’ Remuneration Policy is advisable and in the best interests of Cardtronics and our shareholders.

2020 PROXY STATEMENT 79

PROPOSAL 9 To approve, on an advisory basis, the Directors’ Remuneration Report (other than the Directors' Remuneration Policy) for the fiscal year ended December 31, 2019	Our Board recommends that shareholders vote FOR the approval of the directors’ remuneration report.

In accordance with Section 439 of the U.K. Companies Act 2006, shareholders are voting to approve, on an advisory basis, the Directors’ Remuneration Report (other than the directors’ remuneration policy which is being put to shareholders for a binding vote at the 2020 Annual Meeting). The report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2019.
We encourage shareholders to read the Directors’ Remuneration Report as set forth in Annex A to this proxy statement.
This advisory vote is not binding on our Board or our Compensation Committee. A vote against this proposal will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, our Compensation Committee will take into account the outcome of the vote when considering future director compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the adoption of the ordinary resolution approving the Directors’ Remuneration Report is advisable and in the best interests of Cardtronics and our shareholders.

80 CARDTRONICS

PROPOSAL 10 To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2019, together with the reports of the auditors therein	Our Board recommends that shareholders vote FOR the receipt of our U.K. annual reports and accounts.

In accordance with the U.K. Companies Act 2006, our Board is required to present our audited U.K. statutory accounts, together with the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2019, to the shareholders at the Annual Meeting. We will propose an ordinary resolution for the shareholders at the Annual Meeting to receive our U.K. Annual Reports and Accounts and to ask questions of the representative of KPMG LLP (U.K.) in attendance at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that receiving our U.K. Annual Reports and Accounts is advisable and in the best interests of Cardtronics and our shareholders.

2020 PROXY STATEMENT 81

PROXY STATEMENT
These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (our “Board”) of Cardtronics plc, an English public limited company (“Cardtronics”), for use at our 2020 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom. Due to travel issues relating to COVID-19, please also note that the Board of Directors may not be present at this address, but may be present telephonically or at a satellite meeting held at 2050 W. Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, United States of America or a second satellite meeting held at 3201 Dallas Parkway #300, Frisco, Texas 75034, United States of America.
On or prior to April 3, 2020, we will mail a Notice of Internet Availability to our shareholders of record and beneficial owners who owned our Class A ordinary shares at the close of business on March 18, 2019 (the “Record Date”). The Notice of Internet Availability contains information on how to access the proxy materials and vote online at www.proxyvote.com. The Notice of Annual General Meeting of Shareholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request, paper versions of these materials will be delivered to you by mail.

82 CARDTRONICS

ABOUT THE ANNUAL MEETING
What is the purpose of the 2020 Annual General Meeting of Shareholders?
At the Annual Meeting, our shareholders will be asked to: (1) elect three Class I directors, Douglas L. Braunstein, Jorge M. Diaz and G. Patrick Phillips, each by separate ordinary resolution, to our Board of Directors to serve until the 2023 Annual General Meeting of Shareholders; (2) elect one Class II director, Rahul Gupta, by ordinary resolution, to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders (3) ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020; (4) re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders; (5) authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; (6) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement; (7) approve the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares; (8) approve the Directors’ remuneration policy on future pay, as set out in the Annual Reports and Accounts; (9) approve, on an advisory basis, the directors’ remuneration report (other than the directors remuneration policy) for the fiscal year ended December 31, 2019; (10) receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2019, together with the reports of the auditors therein. Each of the above matters that will be submitted to shareholders for their approval is described in more detail herein.
Resolutions in the proposals will be proposed as ordinary resolutions, which means that assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.
With respect to the non-binding advisory votes in Proposal 2 (ratification of our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019), Proposal 5 (approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement) and Proposal 7 (approval, on an advisory basis, of the directors’ remuneration report), the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote on each proposal.
Certain proposals are items that are required to be approved by shareholders periodically in accordance with the U.K. Companies Act 2006 and may not have an analogous requirement under U.S. laws or regulations. As such, while these proposals may be familiar to shareholders accustomed to being shareholders of companies incorporated in England and Wales, other shareholders may be less familiar with these proposals and should review and consider each proposal carefully.
Who may vote at the Annual Meeting?
Our Board has fixed March 18, 2020, as the record date for the Annual Meeting. If you are a shareholder of Cardtronics as of the close of business on the Record Date, you are qualified to receive notice of and to vote at the Annual Meeting.
As of the Record Date, there were 44,454,307 shares outstanding and entitled to vote at the Annual Meeting. As of the Record Date, our directors and executive officers beneficially owned, in the aggregate, 8,806,715 such shares, representing beneficial ownership of approximately 18.3% of the outstanding shares as of that date, and these shares are included in the number of shares entitled to vote at the Annual Meeting.
A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our offices in Houston, Texas, during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Annual Meeting.

2020 PROXY STATEMENT 83

ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?
Our Annual Meeting will take place on Wednesday, May 13, 2020, at 6 p.m. BST at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, United Kingdom with satellite meetings being held at 2050 W. Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, United States of America and 3201 Dallas Parkway #300, Frisco, Texas 75034, United States of America.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, then you own shares through multiple accounts with our transfer agent and/or your broker, bank or other nominee. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.
What is the difference between holding shares as a “shareholder of record” and holding shares in “street name”?

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Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

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Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that bank, broker or nominee (such bank, broker or nominee having been granted an omnibus proxy by the shareholder of record). As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you either obtain a signed proxy from the shareholder of record giving you the right to vote the shares, or the bank, broker or nominee who was granted the omnibus proxy by the shareholder of record grants you a proxy, giving you the right to vote the shares. Your broker, bank or other nominee, who is granted a proxy by the shareholder of record has provided voting instructions for you to use in directing them how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, such broker, bank or other nominee may be prohibited from voting your shares as discussed elsewhere in this proxy statement.

How do I vote my shares?

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Shareholder of Record. Shares held directly in your name as the shareholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

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Street Name Shareholder. If you hold your shares in “street name,” please follow the instructions provided by your broker, bank or other holder of record (the record-holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What is a proxy?
A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed the individuals indicated on the enclosed proxy card (the “Proxy Holders”) to serve as proxies for the Annual Meeting.
If you are a shareholder of record and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on this proxy. If you complete and submit a proxy, but do not indicate how you wish to vote, the Proxy Holders will vote in accordance with the recommendations of our Board as set forth after each proposal.
If you hold shares in “street name” through a broker, in some cases, your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 2 (ordinary resolution to ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2020), Proposal 3 (ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006), Proposal 4 (ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration) and Proposal 8 (ordinary resolution to receive our U.K. Annual Reports and Accounts). See “What is the effect of abstentions and broker non-votes, and what vote is required to approve each proposal discussed in this proxy statement?” below for additional information.

84 CARDTRONICS

ABOUT THE ANNUAL MEETING

How many votes must be present to hold the Annual Meeting?
There must be a quorum present for any business to be transacted at the Annual Meeting. A quorum is a presence at the Annual Meeting, in person or by proxy, of shareholders who together are entitled to cast at least the majority of the voting rights of Cardtronics as of the Record Date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the Record Date, there were 44,454,307 shares issued outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 22,227,154 shares, in person or by proxy, is required to establish a quorum for the Annual Meeting.
If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.
How many votes do I have?
You are entitled to one vote for each share that you owned on the Record Date on all proposals considered at the Annual Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.
Can I change my vote after I return my proxy card?
Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by facsimile at (832) 308-4770 no later than May 10, 2020; (ii) mailing in a new proxy card bearing a later date, but received by us no later than May 10, 2020 or (iii) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.
If you hold your shares in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with that entity’s procedures.
Could other matters be decided at the Annual Meeting?
At the time this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those proposals referenced in this proxy statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?
Proposal 1 & 2. Each of the proposed directors will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed director as required for the uncontested election of each of the proposed directors. This means that each of the Class I director nominees must receive the simple majority of votes cast (whether in person or by proxy) for that Class I director nominee to be elected to our Board. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each Class I director nominee. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. This proposal is considered a non-routine matter, so if you are a street name shareholder, your broker, bank, or other nominee is not permitted to vote your shares on this proposal without your instruction (a “Broker Non-Vote”). Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposal.
Proposals 3, 4, 6, and 8. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee has the discretion to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.
Proposals 5, 7, and 9. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposals.

2020 PROXY STATEMENT 85

ABOUT THE ANNUAL MEETING

Who is participating in this proxy solicitation, and who will pay for its cost?
We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this proxy statement, the proxy card, and any additional information furnished to our shareholders. In addition to this solicitation, our directors, officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.
What is “householding” and how does it affect me?
We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. You may request a separate copy of this proxy statement by calling 1-866-540-7095 or by writing us at Cardtronics plc, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Whom should I contact with questions about the Annual Meeting?
If you have any questions about this proxy statement or the Annual Meeting, please contact our Company Secretary Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.
Where may I obtain additional information about Cardtronics plc?
We refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2020. Our Annual Report on Form 10-K, including audited financial statements, is available on our website at www.cardtronics.com.
IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS PLEASE CONTACT OUR COMPANY SECRETARY, AIMIE KILLEEN, AT 2050 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 1300, HOUSTON, TEXAS 77042.
On the previous pages, we have set forth the proposals that are being submitted to the shareholders for their approval. Following each proposal is a summary of the proposal as well as our Board’s recommendation in support thereof.

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PROPOSALS FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder under the U.K. Companies Act 2006, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2021 Annual General Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Company Secretary no later than December 1, 2020.
Without prejudice to the rights of a shareholder under the U.K. Companies Act 2006, eligible shareholders making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Company Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the 2020 Annual General Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2021 Annual General Meeting of Shareholders, it should be properly submitted to our Company Secretary no earlier than January 13, 2021, and no later than the close of business on February 12, 2021.
Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations, including the information required to be included in such notice. Without prejudice to the rights of a shareholder under the U.K. Companies Act 2006 we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements as set forth in our Articles of Association. Please see “Corporate Governance—Our Board—Director Selection and Nomination Process” above for additional information concerning the notice requirements for director nominations by shareholders under our Articles of Association.
Under Section 338 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements in that section may require the Company to include a resolution in its Notice of Annual General Meeting. Provided that the appropriate thresholds are met, a notice of the resolution must be received by our Company Secretary at least six weeks prior to the date of the Annual General Meeting or, if later, at the time notice of the Annual General Meeting is delivered to shareholders.
OTHER MATTERS
Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

2020 PROXY STATEMENT 87

ANNUAL REPORT TO SHAREHOLDERS
Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2019, accompanies the proxy material and is available at www.cardtronics.com. Our Annual Report on Form 10-K is not part of the proxy solicitation material.
We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including the financial statements and financial schedules. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.

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ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT (PART II)
Introduction
Cardtronics is subject to disclosure regimes in the U.S. and the U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors’ Remuneration Report (the “Report”) and the proposed Directors’ Remuneration Policy (the “Policy”) required by the U.K. Companies Act 2006 in two parts: (i) the summary information included in the “Compensation Discussion and Analysis” or “CD&A” (or “Part I”) and (ii) the information contained in this Part II (labeled as Annex A), which includes additional disclosure required under the U.K. Companies Act 2006. Part I should be read in conjunction with Part II. Pursuant to the U.K. Companies Act 2006, the Report also forms part of the statutory Annual Accounts and Reports of the Company for the year ended December 31, 2019.
This year a new Policy is being put to shareholders at the 2020 Annual Meeting, for 2020 and for subsequent years. The new policy is being introduced in accordance with the U.K. Companies Act 2006, which requires that shareholders pass a binding vote in respect of a company’s remuneration policy at least every three years. As Cardtronics’ last policy was put to shareholders for a binding vote at the 2017 Annual Meeting, it is now required to introduce a new policy. It is intended that the general parameters of the 2017 Policy will continue to apply after the resolution is approved, and that any changes explained hereto are simply being made within those perimeters. Key changes are summarized below. All capitalized terms not defined in this Annex A have the meanings ascribed to them in the proxy statement.
Numerical information in the Report is not audited, except as explicitly stated below (in conformity with the requirements of Regulation 41 of Schedule 8 of the U.K. Large & Medium-Sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended)).
Chair’s Statement
Dear Shareholder:
As Chairman of the Compensation Committee of the Board of Directors, I am pleased to present the Directors' Remuneration Report and Policy for the year ended December 31, 2019. The Policy is being put to shareholders for a binding vote at the 2020 Annual Meeting and governs the pay of all executive and non-executive directors. The primary principles underlying our approach to compensation are unchanged from prior years: that our pay practices are aligned with shareholders’ interests and that they incentivize and support the Company’s strategic objectives. We firmly believe that our solid financial results in 2019 demonstrate that our pay practices are accomplishing these important goals.
In 2019, in order to enhance focus on long-term performance, we made changes to our executive equity awards. Beginning in 2019, performance-based Restricted Stock Units (“performance-based RSUs”) use a three-year, rather than a one-year or two-year performance period as were used in recent years (previously followed by vesting requirements). Consistent with 2018, the executive equity awards were comprised of performance-based RSUs (50%), stock option awards (25%), time-based RSUs (25%). We intend to use this plan design as the basis for future long-term incentive awards.
Performance-based RSUs for 2019 are tied to two performance metrics: cumulative Adjusted EBITDA and relative Total Shareholder Return (“TSR”), comparing the Company’s TSR for the performance period against that of a group of companies in the comparator group. We selected these 2019 long-term incentive metrics because we believe they are an appropriate indicator of success and sustainable business performance over three years. They translate into increased shareholder value and tie a considerable portion of our leaders’ long-term incentive awards to the Company’s share price performance as compared to the composite share price performance of a broad group of companies with similarly-sized market capitalizations.
After strong 2018 results against objectives, the Committee set 2019 Cash Incentive Plan performance goals for Revenue and Adjusted EBITDA above the 2018 results to ensure management was incentivized to show growth in both metrics year-over-year. Management executed on the established 2019 objectives, resulting in a 72 percent increase in our share price during the course of 2019. We believe this result is indicative of our executive compensation programs being aligned with shareholder value creation.
We had insightful discussions throughout 2019 with many of our shareholders and valued the feedback on our executive compensation programs, along with many related topics, such as succession planning, human capital management, and peer analysis. Based on the feedback we received from many of our largest shareholders, we believe our 2019 and 2020 long-term incentive plans have been structured to align with most of our shareholders’ views and objectives.

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Looking to 2020, the Committee is closely monitoring the current COVID-19 virus pandemic, which our Company, like all businesses across the globe, is facing, and considering any potential impacts it may have on our compensation programs. While the performance targets for our 2020 incentive plans were set without taking any potential impacts to the business of the COVID-19 pandemic into consideration, the Committee may choose to exercise its discretion to adjust actual payouts as appropriate and allowed under the plans and the Policy, in order to ensure our executive team is appropriately incentivized as they navigate this global crisis and continue to drive the Company’s strategic objectives.
With respect to non-executive director compensation, Mr. Tim Arnoult stepped down as a member of our the Board on November 1, 2019, in accordance with our prevailing remuneration policy, the Compensation Committee approved accelerated vesting of previously issued 4,278 Restricted Stock Units which were originally scheduled to vest on March 9, 2020. I wish to thank Mr. Arnoult for his contributions to the Company over many years, and for the privilege of serving with him.
The CD&A provides additional detail on many of our compensation practices; we encourage shareholders to read it in conjunction with the Remuneration Report. At our 2019 Annual General Meeting, our Directors’ Remuneration Report received 75.0% vote support. As well as voting on the new Policy (as explained above), this year, shareholders are voting to approve, on an advisory basis, the Report. The Report sets out the remuneration that has been paid to each person who has serves as a director of Cardtronics at any time during the fiscal year ended December 31, 2019. We thank you for your past support and welcome your feedback on our current practices.
G. Patrick Phillips
Chair, Compensation Committee
Directors’ Remuneration Policy
(a)    Introduction
This Policy contains the information required to be set out by the Company as the directors’ remuneration policy for purposes of Part 4 of Schedule 8 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2013 and the Companies (Miscellaneous Reporting) Regulations 2018 and the Companies (Directors’ Remuneration Policy and Directors’ Remuneration Report) Regulations 2019. The Policy applies to all executive officers appointed to the Board of Directors (“executive directors”) and all non-executive directors.
Key Changes
While the Policy presented below includes some changes from the current policy approved by shareholders in 2017, all changes made and outlined below, were already within the remit of the 2017 policy, and have been added into the Policy for clarification and completeness purposes. These include:

•	Performance period for performance-based RSUs extending to three years, with no further service period required after the end of the performance period;

•	Introduction of relative TSR as a performance metric to the performance-based RSUs in addition to cumulative Adjusted EBITDA (a non-GAAP measure);

•
Payout at the threshold on the Adjusted EBITDA metric in the 2019 Cash Incentive Plan set at 30%, with a Prior Year level payout at 50%. The Prior Year level was added to approximate 2018 Adjusted EBITDA, after adjusting exchange rates for comparability, to ensure management was incentivized to show growth in that metric year-over-year.

•	Addition of impacts to the business due to the COVID-19 pandemic as an example of adjustments the Compensation Committee could make to actual performance results for the Cash Incentive Plan.
Context of the Policy
As a solely U.S. listed company with all executive directors and non-executive directors outside the U.K., the Compensation Committee’s approach to compensation arrangements for its directors are generally set with regard to a U.S. investor and regulatory context.
The primary objectives of our compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of the Company’s leadership with those of our investors and to provide a compensation program that creates incentives for and rewards the performance of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking. For more information on the context of our compensation philosophy and design, please see the CD&A.

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ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

The Compensation Committee proposes a new Policy in 2020, to replace its existing Policy approved at the 2017 Annual General Meeting. The Compensation Committee will keep the Policy under review to ensure that it continues to promote the long-term success of the Company by giving the Company its best opportunity of delivering on its business strategy. It is the Compensation Committee’s intention that the Policy is put to shareholders for approval every three years (i.e. approval will next be sought in 2023 unless the Company requires to make any changes outside the remit of the Policy before then), as required by the U.K. Companies Act 2006 unless there is a need for the Policy to be revised and approved at an earlier date.
The Company aims to provide sufficient flexibility in the Policy for unanticipated changes in compensation practices and business conditions to ensure the Compensation Committee has appropriate discretion to retain and incentivize its directors and oversee its business. The Compensation Committee reserves the right to make any payments or other compensation that may be outside the terms of this Policy, where the terms of such payment or other compensation were agreed before the Policy came into effect, or before the individual became a director of the Company (provided the payment or award of other compensation was not in consideration for the individual becoming a director). Where an existing employee is promoted to the Board, the Policy would apply from the date of promotion, but there would be no retrospective application of the Policy in relation to pre-existing incentive awards or remuneration arrangements.
Information on the Decision Making Process
In preparation for proposing the new Policy, the Compensation Committee reviewed the existing Policy in light of several different criteria:

•	the Company’s strategy and key objectives for the next several years;

•
the ability of the Policy to attract, retain and motivate executive directors and non-executive directors who are critical in executing the Company strategy and driving the continued creation of shareholder value;

•
ensuring the Policy supports the Compensation Committee’s philosophy to implement a total compensation program that aligns the interests of management with those of our shareholders, creates incentives for the achievement of financial performance objectives, and rewards the performance of individuals based on our overall success, without encouraging excessive risk-taking;

•	ensuring the total compensation program is competitive against companies of a similar size and complexity;

•	ensuring the policy reflects practices consistent with the US market, given the Company is listed on the NASDAQ and our main area of operation is in the US;

•	incorporating UK corporate governance best practice and the new UK Corporate Governance code, as appropriate for our Company.
Throughout this process, the Compensation Committee took into consideration feedback they received from shareholders on our compensation practices, and were mindful of any potential conflicts of interest that might occur by being open and transparent in their deliberations, as well as by seeking independent advice from the Compensation Committee’s external compensation consultants. After reviewing the current policy in light of the above-mentioned items, the Compensation Committee concluded that no material changes needed to be made to the Policy. As a result, any changes made are for clarification and completeness purposes only.
Maximum caps are provided to comply with the required legislation and should not be taken to indicate a present intention to make payments or awards of other compensation at that level. All monetary amounts are shown in U.S. dollars, unless indicated otherwise.

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(b)    Remuneration Policy Table: Executive Directors

Component	Salary

Purpose and Link to Strategy
To provide an executive director with a competitive fixed income stream and efficiently retain and reward the executive director, based upon the executive director’s roles and responsibilities within the Company and relative skills and experience, consistent with the market for comparable positions.

Operation
Initial salaries for executive directors are set by the Compensation Committee based on job responsibilities and applicable market data. Amounts are reviewed annually by the Compensation Committee, with adjustments made based on the executive director’s individual performance and the Company’s performance for the year. Additional factors considered may include (for example) other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other Company employees, and any additional responsibilities that were assumed by the executive during the period.

Maximum Opportunity
The maximum annual base salary for any individual is $1.2 million. The Compensation Committee will consider the factors set out under “Operation” when determining the appropriate level of base salary. The Compensation Committee retains the discretion to make higher salary increases in exceptional circumstances, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestitures and/or geographic or product or service expansion.

Performance Measure(s)	Not performance-based.

Component	Annual Non-Equity Incentive Plan Awards (The “Cash Incentive Plan”)

Purpose and Link to Strategy
To reward operating and individual results consistent with the annual targets of the Cash Incentive Plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

Operation
The Compensation Committee may utilize an annual Cash Incentive Plan. The Compensation Committee has absolute discretion to award a cash bonus to its executive directors.
Usually, the Compensation Committee will first establish a target incentive for each executive director based on role, responsibilities, and competitive market practices; and then establish a threshold, target, and maximum possible payouts for each executive director whom the Compensation Committee determines shall be eligible to participate.
Amounts are paid after year-end once the Compensation Committee has determined the Company’s performance and each participating executive director’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Cash Incentive Plan pay amounts relative to actual performance (if any) and to provide for substantially increased rewards when performance targets are exceeded.
The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan.
The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, in light of significant changes in the business such as mergers and acquisitions, divestitures and/or geographic, product, or service expansion which would impact the calculation of these performance metrics, impacts to the business due to the COVID-19 pandemic, or changes to currency exchange rates utilized to establish targets. The Compensation Committee also retains the right to make adjustments to bonuses that it considers appropriate in light of significant corporate events such as a change in control of the Company.
The Cash Incentive Plan is subject to the Company’s share ownership policy, as may be amended from time to time, as described on page 64 of the proxy statement.
While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.
For 2020, the Committee has implemented a Cash Incentive Plan for the Chief Executive Officer with a threshold, target, and maximum incentive of 62.5%, 125%, and 250%, respectively, of his base salary.

Maximum Opportunity
The Compensation Committee sets a threshold, target, and maximum possible payout for each executive director. The highest current maximum payout is 250% of Base Salary. The Compensation Committee may set a higher maximum payout provided that it may not exceed 400% of Base Salary.

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Component	Annual Non-Equity Incentive Plan Awards (The “Cash Incentive Plan”)

Performance Measure(s)
Performance measures are selected on an annual basis that the Compensation Committee believes will produce the best return for the Company’s shareholders given the then-current conditions, in the Compensation Committee’s absolute discretion.
Two sets of performance measures are determined for each award: performance qualifiers and performance metrics. Performance qualifiers are minimum levels of performance that must be attained before a payout can occur, such as (for example) compliance with material regulatory requirements and/ or completion of compliance training. Performance metrics are key metrics designed to be critical to the Company’s success and typically include a profitability factor, revenue factor, and/or a return factor, either as an actual result or a relative metric where results are compared to a defined peer group. For example, Total Revenues (actual revenue), Adjusted EBITDA (a non-GAAP profitability measure), and Adjusted Free Cash Flow, each weighted at one-third.
The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings annually. Further details of how performance measures and targets are set are set out in the notes below this table.
The performance period applicable to awards is generally the relevant calendar year but may vary.
Generally, qualifying factors must be achieved before any incentive will be earned. Performance below the threshold for a metric will result in no incentive payout for that metric. For 2019 awards, a threshold level of performance for Total Revenues and Adjusted Free Cash Flow will result in 50% of the target opportunity being earned, and the threshold level of performance for Adjusted EBITDA will result in 30% of the target opportunity being earned. Performance at the target level for all metrics will result in 100% of the target opportunity being earned for all metrics, and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned for all metrics (such percentage being dependent on metrics and at the Compensation Committee’s determination for each individual). For 2020 awards, a threshold level of performance for Total Revenues, Adjusted EBITDA, and Adjusted Free Cash Flow will result in 50% of the target opportunity being earned. Performance at the target level for all metrics will result in 100% of the target opportunity being earned for all metrics, and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned for all metrics (such percentage being dependent on metrics and at the Compensation Committee’s determination for each individual). The Compensation Committee may, however, set different levels of payout for awards. Payouts are calculated through interpolation between the threshold and maximum performance levels unless the Compensation Committee determines otherwise. The amounts that may be paid in respect of threshold, target, and maximum performance are set annually at the Compensation Committee’s discretion and will be disclosed in the first proxy statement following the relevant bonus award payout.

Component	Discretionary Bonuses

Purpose and Link to Strategy
To reward an executive director for significant contributions to a Company initiative or when the executive director has performed at a level above what was expected, or other similar circumstances. A discretionary bonus may also be used to attract a new hire of appropriate experience to promote the success of the Company (see more on this in the recruitment policy section below).

Operation
Granted at the discretion of the Compensation Committee in exceptional circumstances or to attract a new hire.
While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

Maximum Opportunity
The maximum amount of compensation that may be paid under all awards denominated in cash (cumulatively) granted to any one individual during any calendar year, including long-term incentive awards (see below), may not exceed $3,500,000.

Performance Measure(s)	None (see notes below).

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ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

Component	Long-Term Incentive Awards
Purpose and Link to Strategy
To create a strong financial incentive for achieving or exceeding long-term performance goals, to tie the interests of an executive director to the interests of shareholders, to encourage a significant equity stake in the Company and to attract, retain, and motivate executive talent base in future years.

Operation
Executive directors may receive, at the discretion of the Compensation Committee, any type of award permitted under the Company’s Fourth Amended and Restated 2007 Stock Incentive Plan (the “Stock Plan”) (as may be amended, restated or replaced), including performance-based Restricted Stock Units (“RSUs”), options, stock appreciation rights (“SARs”) and/or time-based RSUs and any other share plan that the Company, Board, or Compensation Committee approves (subject to any required approval by the shareholders of the Company).
The Compensation Committee also has the discretion to grant stock options, restricted stock, phantom stock awards and/or awards of unrestricted stock under the Stock Plan. Awards are subject to the rules of the Stock Plan, the applicable award agreement, and any other terms and conditions applicable to the awards as the Compensation Committee may determine.
The size of an award at grant is generally based on an analysis of competitive pay that translates an award into a percentage of base salary, but may vary. Equity awards granted in 2017 comprised 75% performance-based RSUs and 25% time-based RSUs, and in 2018 and 2019 comprised 50% performance-based RSUs, 25% time-based RSUs, and 25% stock options, and in 2020 comprise 53% performance-based RSUs, 20% time-based RSUs and 27% stock options.
RSUs granted to new hires are typically not performance-based and generally vest ratably over four years, though the Compensation Committee may vary such terms for individual grants.
Performance-based RSUs are subject to the Company’s share ownership policy, as may be amended from time to time and as described on page 64 of the proxy statement. An award may be settled in shares or cash, at the discretion of the Compensation Committee, subject to the terms of the individual award. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant. The Compensation Committee has the discretion to apply holding periods to shares acquired under RSU awards or stock options.
The Compensation Committee has the discretion to determine the treatment of outstanding awards in the context of certain corporate events, such as a change in control of the Company or merger and acquisition activity in accordance with the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards.
Performance-based RSUs: Performance-based RSUs have historically been earned based on performance achievement over such period determined by the Compensation Committee (usually between one and three years), followed, if appropriate, by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) over a period of up to four years (from January 31st of the grant year) during which vesting may occur in tranches (which may vary in proportion) as determined by the Compensation Committee, unless the Compensation Committee determines it appropriate to set a different vesting schedule and/or performance period at grant. For 2018 awards, the Performance-based RSUs are earned based on performance achievement over a two-year period, followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) over a three year period (from January 31st of the grant year), with 100% vesting at the expiry of that period. For 2019 and 2020 awards, the Performance-based RSUs are earned based on performance achievement over a three-year period along with vesting requirements based on continued employment over a three year period with vesting determined in accordance with the performance condition having been met at the expiry of that period. For 2019 and 2020 awards, if an employee retires during the performance period, vesting the awards will be paid out after the performance period at actual payout, but prorated for the amount of time worked in the performance period.
The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan.
Time-based RSUs: Time-based RSUs are earned at the time of issuance and typically vest over three or four years (from January 31st of the grant year), unless the Compensation Committee determines otherwise at grant. For 2018 awards, time-based RSUs vest 100% after a two year period (from January 31st of the grant year). For 2019 and 2020 awards, time-based RSUs vest in three equal tranches on January 31st of each year following grant.
RSUs and stock options granted to executive directors may be settled in shares or cash, at the discretion of the Compensation Committee. Dividend equivalents may be payable on an RSU award and stock options in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.
Stock options and other awards: Stock options, SARs, restricted stock, phantom stock awards and/or awards of unrestricted shares may also be granted under the Stock Plan.
For 2018, 2019, and 2020, stock options were granted which vest in three equal tranches on January 31st of each year following grant. These awards are time-based.

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Component	Long-Term Incentive Awards

Maximum Opportunity
The maximum that may be paid to an individual under the Stock Plan shall be the maximum as stated in the “individual limits” section of the Stock Plan, as may be amended from time to time. As at the date of publication of this Policy, the Stock Plan states that the maximum number of shares that may be subject to awards denominated in shares granted to any one individual during any calendar year may not exceed 1,500,000 ordinary shares, and the maximum amount of cash subject to awards denominated in cash granted to any one individual during any calendar year may not exceed $3,500,000.
The maximum number of shares that may be comprised in awards may be adjusted to reflect any change in share capital of the Company.

Performance Measure(s)
Performance-based RSUs: Performance measures are set at grant by the Compensation Committee in its absolute discretion, which the Compensation Committee believes are the most appropriate measures of sustainable business performance and to drive increased shareholder value in the then-current conditions. Performance measures may include, for example, a Revenue performance metric weighted 50% and/or a profitability metric, such as Adjusted EBITDA (a non-GAAP measure) weighted 50%. The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings. Further details of how performance measures and targets are set are set out in the notes below this table.
Starting with 2019, the performance period typically will be three calendar years, but may vary. Particularly for shorter performance periods, the performance period may be followed by vesting requirements as described under “Operation” above. For 2018 awards, the performance period was two calendar years, as described under “Operation” above. For 2019 and 2020, awards the performance period is three calendar years.
Where the applicable threshold performance is not attained for at least one metric, all of the performance-based RSUs are forfeited with respect to that metric. If threshold, target, or maximum levels of performance are attained, then 50%, 100%, or 200% (or 225% for 2018 awards) of the targeted number of performance-based RSUs would be deemed earned, respectively, with results interpolated between performance levels.
The amounts that may be paid in respect of threshold, target, and maximum performance will be disclosed in the first proxy statement published following the completion of the performance period.
For 2019 and 2020 awards, the Compensation Committee selected Adjusted EBITDA (a non-GAAP measure) and relative Total Shareholder Return (“TSR”) as the performance metrics, weighted at 50% each. Relative TSR is determined by comparing the annual rate of growth between the average share price for the Company and each company in the comparator group. The comparator group for 2019 and 2020 awards consist of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of the previous calendar year-end. This may be adjusted in an equitable manner for any relevant transactions. Performance-based RSUs granted in 2019 and 2020 are also subject to performance qualifiers. Performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.
Time-based RSUs, SARs, stock options and other awards: Time-based RSUs and SARs are not performance-based. Stock options are not performance-based in the sense that specific performance metrics are not assigned to the awards (unless the Compensation Committee determines otherwise at grant), but stock options will not provide the holder with value unless the Company’s share price increases above the exercise price of that award.
Stock options and other awards may, however, be granted subject to performance measures if the Compensation Committee determines; in which case, the framework for performance measures set out above in relation to performance-based RSUs may apply.

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Component	Pension

Purpose and Link to Strategy	To assist our executive directors in providing for their retirement and to maintain a market competitive benefits package to attract and retain executive directors.

Operation
Under the Company’s 401(k) plan, eligible U.S. employees, including executive directors, may make contributions that may be matched up to a certain level by the Company. For 2019 the Company matched 100% of employee contributions up to 4% of the employee’s salary, and will do the same for 2020. Employees immediately vest in their contributions while the matching contributions vest at a rate of 20% per year of service. The Company may make contributions up to the statutory maximum.
The Company does not currently offer any defined benefit plans. In the future, however, the Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in the Company’s best interests (e.g., in order to attract, motivate and retain employees).
In the future, alternative pension arrangements may be provided to non-U.S. executive directors, as required or appropriate in the local context and the individual circumstances.

Maximum Opportunity
The Internal Revenue Service (“IRS”) limits employer contributions to 401(k) plans to a statutory maximum, which is set each year (for example, the maximum total employer and employee contributions to the plan is $62,000 for 2019 and $63,500 for 2020 for employees 50 years or older). The Company may make contributions up to the statutory maximum.
If alternative pension arrangements are provided in the future, the Compensation Committee has set a maximum of $100,000 per individual. The Compensation Committee anticipates the actual cost to be less than this and will monitor the overall costs to ensure it is satisfied that the provision of pension benefits remains an appropriate use of the Company’s funds.

Performance Measure(s)	Not performance-based.

Component	Benefits

Purpose and Link to Strategy	To provide a market competitive level of benefits, for the purposes of attracting, retaining, and motivating executive directors.

Operation
Executive directors may participate in benefit plans that are generally offered by the Company to its employees from time to time, including health and welfare (for example, medical, dental and vision plans), life insurance and disability plans.
The Company may reimburse executive directors for their expenses incurred in connection with the performance of their duties (including, for example, travel, accommodation, and other subsistence expenses), any relocation in connection with their role/duties, corporate hospitality events, meals, and Board/committee dinners and functions (or pay such expenses directly). The Company may reimburse executive directors for any excise taxes incurred, together with any related costs, on a grossed up basis (or pay any such amounts directly).
The Company may pay sick leave benefits and paid vacation and/or other benefits consistent with those offered to employees in a particular country, in accordance with the director’s service contract and/or applicable law or Company policy.
Assistance with the preparation of tax returns may also be offered if the Compensation Committee decides it is appropriate to do so.
The company periodically reviews both the range of benefits available and whether they may be appropriate for executive directors or more generally. The Company may adjust the type, scope and/or levels of the benefits offered, and/or provide additional benefits as it considers appropriate.

Maximum Opportunity
The policy is framed by the nature of the benefits the Compensation Committee is willing to provide to the executive directors. Benefits are paid at cost and given the nature and variety of the items, there is no formal maximum level of Company contribution.

Performance Measure(s)	Not performance-based.

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Component	Limited Perquisites

Purpose and Link to Strategy	To provide executive directors with additional benefits considered necessary or customary for the executive’s position, for the purpose of attracting and retaining executive directors.

Operation
Perquisites that may be offered (at the Company’s discretion) are intended to be limited in nature and are not guaranteed to be provided to any executive director in any given year. Examples may include reimbursement for relocation expenses, car allowance, country club memberships, additional insurance, and other similar benefits, at the discretion of the Compensation Committee.

Maximum Opportunity
The policy is framed by the nature of the perquisites the Compensation Committee is willing to provide to the executive directors. Perquisites are paid at cost, and given the nature and variety of the items, there is no formal maximum level of Company contribution.

Performance Measure(s)	Not applicable.
Notes to the Policy Table
1. Comparison of Executive Remuneration Policy with wider Employee Population
This section of the Policy describes each element of the executive remuneration package in relation to the elements made available to the broader employee population.
a. Base salary
The base salaries of all employees, including executive directors, are subject to annual review. Under normal circumstances, the annual increase in salary for executive directors will be in the same range as the increase for employees across the Company.
b. Cash Incentive Plan
Approximately one-third of our employees are eligible to receive a cash incentive plan payment linked to the achievement of Company performance metrics similar to those of executive directors. The maximum payout opportunity is dependent on role, ranging between 100% and 200% of the target incentive. Target incentive for employees, excluding executive directors, can range from approximately 5% to 100% of base salary. All employees, with the exception of executive directors, are given individual performance goals in addition to the Company performance metrics mentioned above. Employees not eligible to receive a cash incentive plan payment could be eligible for cash payments under sales commission plans, based on achieving specific sales goals, or other cash bonus plans based on operational targets.
c. Long-Term Incentive Awards
Approximately 150 employees, including the executive directors, are eligible to participate in the Company’s annual Long Term Incentive Plan ("LTIP"), with eligibility and value based on role. This plan is not available to the broader employee population.
d. Pension
Like all employees, executive directors are entitled to participate in the Company’s country-specific pension arrangements based on the country of employment. All pension arrangements are defined contribution plans, which offer Company contributions up to statutory maximums, and they are offered to all full-time permanent employees equally within each country.
e. Benefits
Executive directors may participate in benefit plans generally offered to all employees, based on country of employment, including health and welfare, life insurance and disability plans. Certain benefits are available to employees based on their role within the Company, which might not be available to others, such as the usage of a company car for our employees who maintain our ATMs.

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2. Performance Measures and Targets
a. Cash Incentive Plan
The Compensation Committee has absolute discretion to set each executive director’s threshold, target, and maximum possible payout levels and to determine the extent to which payouts are made under the Cash Incentive Plan.
The performance measures for participants consist of financial measures and business goals linked to the Company’s strategy, which generally include financial and operational performance measures. These are split into (a) performance qualifiers and (b) performance metrics.
Performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.
The Compensation Committee considers that the performance metrics are appropriate indicators of Company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.
The Compensation Committee’s goal for each performance measure is to establish a target level of performance that is not certain to be attained, so that achieving or exceeding the target level requires significant effort by our executive directors. The factors taken into consideration include the Company’s long-range business plan, market, and economic conditions, amongst others. Once the target levels are set, the Compensation Committee establishes the threshold and maximum amounts. The Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus target and operating plan.
b. Discretionary bonuses
No specific performance metrics are set for discretionary bonuses. Typically a discretionary bonus may be awarded in connection with special projects that require significant time and effort on the part of the executive as a result of exemplary performance, or to new hires. Payments that may be made in exceptional circumstances, such as reimbursement for lost income upon being hired, compensation for other lost income (such as loss of benefits or retirement plan benefits) and payments made to new hires are not performance-based because they are to reimburse executive directors for particular circumstances rather than to reward performance.
c. Long-Term Incentive Awards
The Compensation Committee has determined that long-term incentive awards under the Stock Plan will consist of both performance-based awards which are subject to vesting after or upon attainment of performance targets and time-based awards, which only require continued Company service to be earned. This balance is intended to incent behavior, which drives business results (use of performance-based awards) while balancing participants engaging in unnecessary risk and promoting talent retention (use of time-only based awards). The Compensation Committee has absolute discretion to set each executive director’s threshold, target, and maximum possible payout levels and to determine the extent to which payouts are made under the Stock Plan.
The performance measures for participants consist of financial measures and business goals linked to the Company’s strategy, which include financial and operational performance measures. The Compensation Committee considers that the performance metrics are appropriate indicators of Company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.
In addition, the Compensation Committee may determine that performance qualifiers must be met. As with the Cash Incentive Plan, performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.
PERFORMANCE-BASED RSUs:
The performance measures are chosen to focus on Company performance, and the vesting schedule is designed to encourage executive director retention for the long-term success of the Company. As with the Cash Incentive Plan, the Compensation Committee sets performance targets so that they are adequately stretching and with the long-term success of the Company in mind. The combination of the performance measures and targets also set balances driving achievement with the objective of not encouraging excessive risk-taking.

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TIME-BASED RSUs, SARs, STOCK OPTIONS AND OTHER NON-PERFORMANCE-BASED AWARDS:
As mentioned in the Policy table above, the Compensation Committee may determine that certain awards are not subject to performance conditions because such awards are used as a retention tool. The awards may, in certain circumstances, be combined with performance-based awards, as the Compensation Committee deems fit. Further, as mentioned in the policy table, any stock options awarded will not provide value unless the Company’s share price increases above the exercise price, thereby creating an implicit performance measure which aligns the award-holders performance with Company performance and shareholder value.
3. Indemnification
Executive directors are entitled to broad indemnification by the Company pursuant to a deed of indemnity entered into with each director and are covered by the Company’s Directors & Officers’ Liability Insurance Policy.
(c)    Remuneration Policy Table: Non-Executive Directors

Component	Fees

Purpose and Link to Strategy
To provide appropriate compensation for a non-executive director of the Company, sufficient to attract, retain, and motivate high-caliber individuals with the relevant skills, knowledge, and experience.

Operation
The Company pays fees to non-executive directors. The fees are determined by the Compensation Committee and currently may include the following:
•    an annual retainer for acting as a non-executive director;
•    a meeting fee for each Board meeting attended in person in the U.K.;
•    an additional annual retainer for the Chair of the Board;
•    an additional annual retainer for relevant committee memberships;
•    an additional annual retainer for committee chair positions (which may vary depending on the committee).
The Compensation Committee reserves the right to structure the non-executive directors’ fees differently in its absolute discretion.
Fees are generally paid monthly in cash. However, the Compensation Committee reserves the right to pay the fees on a different basis.
Fees are periodically reviewed by the Compensation Committee, having regard to external comparators such as the Company’s peer group, the Chair or committee roles and responsibilities, and other market factors.

Maximum Opportunity	The maximum annual fees that may be paid to any individual is $500,000.

Performance Measure(s)	Not performance-based.

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Component	Equity Awards

Purpose and Link to Strategy	To appropriately attract, retain, motivate, and compensate non-executive directors of the highest caliber, and to align non-executive directors’ interests with shareholders.

Operation
Non-executive directors are eligible to receive an annual grant of time-based RSUs, at the discretion of the Compensation Committee, or as may otherwise be permitted under the Stock Plan. The Compensation Committee may additionally grant time-based RSUs upon the commencement of a non-executive director’s appointment. All such awards may be subject to vesting periods as set by the Compensation Committee in its absolute discretion.
The value of RSU awards granted to non-executive directors is periodically reviewed alongside the level of cash fees.
The Compensation Committee exercises its judgment as to what it considers to be reasonable in all the circumstances, with regard to the quantum and mix of compensation. The Compensation Committee reserves the right to grant other types of awards as permitted under the Stock Plan. RSUs granted to non-executive directors may be settled in shares or cash at the discretion of the Compensation Committee. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

Maximum Opportunity	The maximum grant that a non-executive director may receive annually is equivalent to face value of $500,000 at the time of grant.

Performance Measure(s)	Not performance-based.

Component	Expenses

Purpose and Link to Strategy
To compensate non-executive directors for expenses incurred in connection with the performance of their non-executive director duties and to ensure the Company has the appropriate non-executive director input as and when required.

Operation
The Company may reimburse non-executive directors for their expenses incurred in connection with the performance of their duties including attending Board and committee meetings (such as, for example, travel, accommodation and other subsistence expenses), Board/committee dinners and functions, Board training sessions and corporate hospitality events (or the Company may pay such expenses directly).

Maximum Opportunity
The policy is framed by the nature of the expenses the Compensation Committee is willing to provide to the non-executive directors. Expenses are paid at cost, and given the nature and variety of the items, there is no formal maximum level of Company reimbursement.

Performance Measure(s)	Not performance-based.
Notes to the Policy Table
Since non-executive directors are not employees, they do not receive compensation or benefits reserved only for employees such as Company paid/subsidized insurance or paid vacation. The non-executive directors do not participate in the Company’s annual bonus or performance-based long-term incentive awards. They do not currently receive a pension or other benefits and are not enrolled in the Company’s 401(k) plan, as this is for employees only. The value of time-based RSUs will be determined by the share price of the Company, but time-based RSUs granted to non-executive directors are not subject to performance conditions. Awards with performance conditions are not part of the non-executive remuneration package as we do not wish the non-executive directors to be driven by short-term Company performance so as to maintain their independence as advisors to the Company.
Non-executive directors may receive professional advice in respect of their duties with the Company and/or training to ensure they are aware of legal developments that will be paid for by the Company.
The non-executive directors are entitled to broad indemnification by the Company pursuant to agreement deed of indemnity entered into with each director and are covered by the Company’s Directors & Officers’ Liability Insurance Policy.

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(d)    Remuneration Throughout the Group
As employees of the Company, executive director pay is largely treated the same as all other employees recognizing different pay practices in different countries. Executive directors receive a market competitive pay package consisting of base salary, applicable incentive programs, and employee benefits. Executive director and employee pay are studied and determined through the use of appropriate market data. In the case of the executive director and other executives with the organization, with assistance from a Compensation Consultant, the Compensation Committee reviews compensation data for similar positions from one or more groups of Companies, either gathered from publicly available proxy statements (the "Proxy Peer Group"), or the proprietary Equilar data base "the Equilar Peer Group"). This data is used as a reference point only for making pay decisions for the executives, including the executive director, and is used as general guidelines in the Compensation Committee's further deliberations. For more details on the process, the Compensation Committee undertook for 2019, see pages 54 and 55 of the proxy statement. Non-executive director pay is also compared with appropriate market data but does not include “employee” type compensation.
(e)    Recruitment Policy
The Compensation Committee intends that the components of remuneration set out in the above policy tables, and the approach to those components as set out in the policy tables, will (subject to the remainder of this recruitment policy) be equally applicable to the annual package provided to new recruits, i.e. for executive directors, base salary, Cash Incentive Plan awards, long-term incentive awards, discretionary bonuses, pension or applicable retirement plan and benefits and for non-executive directors, fees and RSUs.
For an internal appointment, any pay element awarded in respect of the prior role may either continue on its original terms or be adjusted to reflect the new appointment, as appropriate. In the year of promotion for an internal appointment, additional equity-related incentive awards may be made to the individual.
Where it is necessary to make a recruitment related pay award to an external candidate, the Company will not pay more than the Compensation Committee considers necessary and will deliver any such awards under the terms of the existing pay structure, except to the extent that the Compensation Committee determines that it is appropriate to provide a buy-out arrangement (see further below) and/or to establish additional or particular arrangements specifically to facilitate the recruitment of the individual. Details of any recruitment-related awards will be appropriately disclosed, and any arrangements would be made within the context of minimizing the cost to the Company.
All such awards for external appointments will take account of the nature, time-horizons and performance requirements for any remuneration relinquished by the individual when leaving a previous position, and will be appropriately discounted to ensure that the Company does not, in the view of the Compensation Committee, over-pay.
Any recruitment-related awards which do not replace awards with a previous employer will be subject to the limits as detailed in the general policy, other than any additional or particular arrangements specifically made to facilitate the recruitment of the individual which shall not exceed $3.5 million.
The Company may make a contribution toward legal fees in connection with agreeing on employment terms. The Company may also agree to pay certain expenses and taxes should an executive director be asked to relocate to a different country, such that the executive director pays no more than would have been required in the home location.
Buy-out Arrangements
For the avoidance of doubt, where recruitment-related awards are intended to replace existing awards granted by a previous employer, the maximum amounts for incentive pay, as stated in the policy table above will not apply to such awards. The Compensation Committee has not placed a maximum limit on any such awards, which it may be necessary to make as it is not considered to be in shareholders’ interests to set any expectations for prospective candidates regarding such awards.
(f)    Policy on Payments for Loss of Office
Any compensation payable in the event that the employment of an executive director is terminated will be determined in accordance the terms of any service contract between the Company and the executive, as well as the relevant rules governing outstanding long-term incentive awards, the rules of the Cash Incentive Plan and this Policy.
The Compensation Committee will take all relevant factors into account when considering leaving arrangements for an executive director and exercising any discretion it has in this regard with the aim to ensure they are fair and reasonable, including (but not limited to) individual and business performance during the office, the reason for leaving, any other relevant circumstances (for example, ill health, disability, death, and retirement) and the local context. The Compensation Committee will exercise its absolute discretion to determine whether such terms should be included in any new service contract.

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In addition to any payment that the Compensation Committee may decide to make, the Compensation Committee reserves discretion as it considers appropriate to:

•	Continue benefits beyond the date of termination;

•	Pay for relocation to the previous location, where applicable;

•	Make payments in lieu of notice;

•	Accelerate the vesting of equity awards;

•	Pay for outplacement services and/or legal fees.
Generally, the Company would require a non-compete, non-solicitation agreement from the departing executive to protect the interests of the Company.
Non-executive directors do not have notice periods and are not entitled to any termination payments. However, time-based RSUs may be paid out in shares depending on the circumstances and in accordance with the relevant RSU agreement. Usually, in the event a non-executive director is terminated, vesting in the RSUs as of the termination date shall cease and any unvested RSUs shall be forfeited in their entirety, however the Compensation Committee can exercise discretion to accelerate vest some or all of the unvested RSUs upon the non-executive director's termination, if appropriate. Where the non-executive director terminates due to death or disability, or involuntarily due to a corporate change any unvested RSUs will usually become fully vested and paid out in ordinary shares as soon as practicable following termination.
Further, non-executive directors do not have service agreements or appointment letters, as is common practice in the U.S.
Service Contract—Executive Directors
The service contracts (also referred to as employment agreements) of executive directors may contain tailored terms which allow for termination payments to be paid if the executive director’s employment is terminated under certain circumstances, such as following a corporate change, involuntary termination, termination “without cause,” “good reason”, death or disability, each as defined in the applicable executive director’s service contract. Notice periods for executive directors will be set in accordance with market practice and with reference to factors such as business continuity balanced with the expectations of new hires. The employment agreement for the current executive director provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms, and with no specified notice period. Further details of termination and terms of the current executive director's employment are described more fully starting on page 70 of the proxy statement; however, such provisions may be amended from time to time.
This is in addition to any potential additional benefits that may be made on a change in control, as outlined for the current year from page 72 onwards of the proxy statement, which gives an indication of how these payments may be determined in the future.
The key terms and conditions contained in the current executive director’s service contract that could impact on the director’s remuneration are also set out from page 70 onwards of the proxy statement. Executive director service contracts are available for inspection at the Company’s registered office and on the U.S. Securities and Exchange Commission website: www.sec.gov.
(g)    Legacy Arrangements
The Compensation Committee reserves the right to make any remuneration payments and payments for loss of office notwithstanding that they are not in line with the Policy set out above (for both executive and non-executive directors), where the terms of that payment were agreed before the Policy came into effect (including, without limitation, pursuant to awards granted before the Policy came into effect), or before the individual became a director of the Company (provided the payment was not in consideration for the individual becoming a director). For the avoidance of doubt, the above policy tables shall not have the effect of limiting any payment to a recruit made under the recruitment policy set out above unless expressly stated in the recruitment policy.

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(h)    Illustration of Application of the Policy
The bar chart below shows the levels of remuneration (in thousands of U.S. dollars) that the executive director could earn for the fiscal year ending December 31, 2020 under the Policy.

$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
(000s)
$2,799
72%
28%
$6,028
38%
15%
34%
13%
$9,257
50%
20%
22%
8%
$11,549
60%
16%
17%
7%
Minimum
Target
Maximum
Maximum with 50% share price appreciation (see assumption d) below)
Salary, Benefits & Pension
Cash Bonus
Time Based RSUs and Stock Options
Performance Based RSUs

These illustrations are based on the following assumptions:

a.	The value of the benefits is the estimated employer-paid medical, dental, and vision benefits, as well as life insurance and assistance with the preparation of tax returns.

b.	The value of pensions is the employer contribution to the company’s 401(k) plan.

c.
The value of the Options, Time-based RSUs and Performance-based RSUs is based on an award of 5.75x base salary for 2020, with 27% being Options, 20% Time-based RSUs and 53% being Performance-based RSUs.

d.
The basis of the calculation of the share price appreciation is that the share price embedded in the calculation for the ‘maximum’ bar chart is assumed to increase by 50% across the performance period for the Performance-based RSUs. For the Performance-based RSUs, half of the award is based on relative TSR (described further on page 61 and 62 of the proxy statement), and therefore the final amount of RSUs that will vest is dependent on share price growth. This is not reflected in the above chart.

e.	Dividend equivalents have been excluded from the calculations.
(i)Consideration of Shareholder Views
The Company has taken shareholders’ views into account in the development of this Policy, as the remuneration practices described in this Policy have been voted on by shareholders under the U.S. disclosure requirements, and appropriate industry groups have reported favorably.
The Compensation Committee will take into account the results of the shareholder vote on remuneration matters when making future remuneration decisions. The Compensation Committee remains mindful of shareholder views when evaluating and setting ongoing remuneration strategy.

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(j)	Consideration of Employment Conditions Elsewhere Within the Group
In accordance with prevailing commercial practice, the Compensation Committee evaluates the compensation and conditions of employees of the Company group in determining the Policy with respect to executive directors. Each year the Compensation Committee approves the overall Cash Incentive Plan percentage payout and material changes to employee benefit plans. Consistent with practice in the industry in which the Company operates, it is not the Company’s policy to consult with staff on the pay of its directors. Currently, the Company does not routinely apply any general remuneration comparison measurements to the broader employee base within the Company group.
For the Board:
G. Patrick Phillips
Chair, Compensation Committee
Remuneration Report
Implementation Section
All amounts are expressed in U.S. dollars.
Compensation Committee
In 2019, the Compensation Committee was composed of six independent non-executive directors: Douglas L. Braunstein, Jorge M. Diaz (until January 18, 2019), Julie Gardner, Warren Jenson (as of January 18, 2019), Mark Rossi (until January 18, 2019) and G. Patrick Phillips (Committee chair).
Further details of the responsibilities of the Compensation Committee are set out on page 27 of the proxy statement.
Details of the Compensation Committee’s process for making decisions is set out on pages 53 - 56 of the proxy statement, including information about our use of a compensation consultant. As stated in the proxy statement, an external compensation consultant, Meridian Compensation Partners LLC (“Meridian”), was appointed by the Compensation Committee. Meridian was selected based on their reputation in the market and after being interviewed by the Compensation Committee. The Compensation Committee considered and determined that Meridian is independent on the basis of the following factors (amongst others detailed on page 53 of the proxy statement) outlined by Meridian in a letter; Meridian provides no other services to the Company; fees paid by the Company as a percentage of the Meridian’s total revenue, and policies or procedures maintained by Meridian that are designed to prevent a conflict of interest.
Fees paid to the Compensation Committee’s external compensation consultants in 2019 were approximately $257,000, such fees being charged on the firm’s standard terms of business for the advice provided.

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Shareholder Voting on Remuneration Matters
The last Annual General Meeting of Shareholders of Cardtronics plc was held on May 15, 2019. The U.S. “Advisory Vote to Approve Named Executive Officer Compensation” and the “Advisory Vote to Approve the Directors’ Remuneration Report” proposal received majority support from shareholders. Additionally, at the Annual Meeting of Shareholders of Cardtronics plc held on May 10, 2017, the “Approve the Directors’ Remuneration Policy” proposal also received overwhelming support from shareholders:

Proposal	For	Against	Abstain
2019 Advisory Vote to Approve Named Executive Officer Compensation
Total Shares Voted	31,795,526	11,181,791	3,037
% of Voted	74.0%	26.0%
2019 Advisory Vote to Approve the Directors’ Remuneration Report
Total Shares Voted	33,388,171	11,142,361	5,194
% of Voted	75.0%	25.0%
2017 Binding Vote to Approve the Directors’ Remuneration Policy
Total Shares Voted	40,491,223	219,919	192,139
% of Voted	99.0%	0.5%
Single Figure Tables—Audited
The tables below summarize the total remuneration earned by each director of the Company for the fiscal years ended December 31, 2019 and December 31, 2018.
EXECUTIVE DIRECTOR

CEO/Executive Director	Year	Salary	Benefits(1)	Cash Bonus(2)	RSUs(3)	Stock Options(4)	Pension(5)	Total
Edward H. West	2019	$750,000	$16,986	$1,130,979	$8,466,667	$867,602	$11,200	$11,243,434
Edward H. West	2018	$749,519	$16,981	$1,475,070	$5,231,382	$422,667	$11,000	$7,906,619

(1)
Benefits comprise core benefits and any taxable benefits (that are or would be taxable in the U.K., if the director was resident in the U.K. for tax purposes). The amounts disclosed above include Life Insurance Premiums and amounts paid by the Company for health and welfare benefits (such as medical, vision, and dental benefits). The gross value (before tax) of the benefits has been included. All U.S. employees are entitled to participate in the same benefit programs.

(2)
A detailed discussion of the current year cash bonus awarded to Mr. West is available starting on page 60 of the proxy statement, including details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting actual payout. None of the bonus was deferred. No discretion was exercised as part of the calculation of the cash bonus.

(3)
The value of the RSU awards made in the corresponding fiscal year is based on the closing market price of our shares on December 31, 2019, of $ 44.65 per share and on December 31, 2018, of $26.00 per share.

The awards shown for 2019 were granted under the Company’s LTIP (as defined in the proxy statement), including the time-base portion granted under the 2019 LTIP, and Performance-based RSUs granted under the 2018 LTIP. A detailed discussion on the 2019 LTIP and the 2018 LTIP are available on pages 61 - 63 of the proxy statement, including details on the performance measures used for the 2018 LTIP and their weighting, as well as actual performance relative to the targets set. The performance-based RSUs granted under the 2019 LTIP are excluded from the above presentation, as the performance period is not completed. Included in the amount above is $3,592,317 related to the 2018 LTIP Performance-based RSUs, which is attributable to the share price appreciation from when the award was granted to December 31, 2019. No discretion was exercised as part of the achievement of the Performance-based RSUs.
The awards shown for 2018 were granted under the Company’s LTIP (as defined in the proxy statement) and the CEO Promotion Award Mr. West received upon his promotion to CEO. Both performance-based awards granted as part of the CEO Promotion Award and under the 2018 LTIP are excluded from the 2018 presentation above, as the performance periods are not completed as of December 31, 2018.

(4)
The value of the Stock Option awards made in the corresponding fiscal year is based on the closing market price of our shares on December 31, 2019, of $44.65 per share less the option exercise price of $31.99, and on December 31, 2018, of $26.00 per share less the option exercise price of $22.31. These awards were granted under the Company’s LTIP (as defined in the proxy statement). A detailed discussion on the current year LTIP is available starting on page 61.

(5)	Pension consists of the matching contribution made by the Company to the executive director’s 401(k) plan.

2020 PROXY STATEMENT 105

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

NON-EXECUTIVE DIRECTORS

	2019				2018
Director	Gross Retainers Paid	Tax Preparation Fees	Stock Awards Granted(1)	Total	Gross Retainers Paid	Tax Preparation Fees	Stock Awards Granted(2)	Total
J. Tim Arnoult	$121,514	$8,080	$153,409	$283,003	$118,889	$2,873	$157,326	$279,088
Douglas H. Braunstein	$110,000	$2,701	$191,013	$303,714	$55,000	—	$99,060	$154,060
Jorge M. Diaz	$120,000	$5,402	$191,013	$316,415	$110,000	$2,873	$157,326	$270,199
Julie Gardner	$110,000	$5,402	$191,013	$306,415	$110,000	$2,873	$157,326	$270,199
Warren Jenson	$120,376	$2,701	$191,013	$314,090	$55,000	—	$99,060	$154,060
G. Patrick Phillips	$130,000	$5,402	$191,013	$326,415	$120,000	$2,873	$157,326	$280,199
Mark Rossi	$205,860	$5,402	$191,013	$402,275	$145,139	$2,873	$157,326	$305,338
Juli C. Spottiswood	$130,000	$5,402	$191,013	$326,415	$120,000	$2,873	$157,326	$280,199

(1)
Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our shares on December 31, 2019 of $44.65 per share (being the best estimate of the fair value at the vesting date), except for Mr. Arnoult’s award, which is valued at $35.86 per share (the share price on November 1, 2019, the vesting date). The RSUs are not performance-based.

(2)
Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our shares on December 31, 2018, of $26.00 per share (being the best estimate of the fair value at the vesting date).

Equity Awards Made During the Fiscal Year (Scheme Interests Awarded during the Fiscal Year)—Audited
The following table sets forth information for each director who served the Company during 2019 regarding the RSUs granted during the year ended December 31, 2019. The terms of the RSUs awarded to the directors are summarized in the Policy table above and in the proxy statement.

	Type of Award	Face Value of Award	Performance Conditions	Threshold vesting level %	Performance period end
Executive Director
Edward H. West	Performance-based RSUs (LTIP)(1)	$4,485,124(2)	See details on pages 61 - 62 of proxy statement	50%	12/31/2021
	Time-based RSUs (LTIP)(1)	$921,984(3)	None	—	—
	Stock Options (LTIP)(1)	$921,954(4)	None	—	—
Non-Executive Directors
J. Tim Arnoult	Time-based RSUs(5)	$135,014(6)	None	—	—
Douglas H. Braunstein	Time-based RSUs(5)	$135,014(6)	None	—	—
Jorge M. Diaz	Time-based RSUs(5)	$135,014(6)	None	—	—
Julie Gardner	Time-based RSUs(5)	$135,014(6)	None	—	—
Warren Jenson	Time-based RSUs(5)	$135,014(6)	None	—	—
G. Patrick Phillips	Time-based RSUs(5)	$135,014(6)	None	—	—
Mark Rossi	Time-based RSUs(5)	$135,014(6)	None	—	—
Juli C. Spottiswood	Time-based RSUs(5)	$135,014(6)	None	—	—

(1)
Total 2019 LTIP target award based on 4.7x base salary and the average closing share price of February 22, 2019 through March 14, 2019. Of the total amount, 50% of the total target award is performance-based RSUs, 25% is time-based RSUs, and 25% is stock options. See the proxy statement starting on page 61 for a full description of the 2019 LTIP, including performance metrics and vesting dates.

(2)	Calculated as the maximum RSUs available to earn of 115,284 multiplied by the weighted average grant date fair value of $38.91. The date of these grants was March 14, 2019.

(3)	Calculated as 28,821 RSUs multiplied by the grant date fair value of $31.99. The date of grant was March 14, 2019.

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ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

(4)	Calculated as 68,531 Options multiplied by the grant date fair value of $13.45. The date of grant was March 14, 2019. Exercise price is $31.99.

(5)	Non-executive director RSU awards granted at an approximate value of $135,000 and vest approximately one year after grant subject to continuous service.

(6)	Calculated as 4,278 RSUs multiplied by the grant date fair value of $31.56. The date of grant was March 13, 2019.
Directors’ Shareholding and Share Interests
The Company’s share ownership policy is described on pages 64 - 65 of the proxy statement. As of the date of this proxy statement, all directors are in compliance with the share ownership policy. The following table sets forth information for each director regarding the number of shares and RSUs held as of December 31, 2019.

Director	Shares held outright	Outstanding unvested RSUs	Outstanding unearned Performance-based RSUs	Outstanding Stock Options	Aggregate holding of Shares and Share Interests
Edward H. West	147,876	181,974(1)	271,071(2)	183,075(3)	783,996
Douglas H. Braunstein(4)	8,130,743	4,278(5)	—	—	8,135,021
Jorge M. Diaz	51,943	4,278(5)	—	—	56,221
Julie Gardner	19,298	4,278(5)	—	—	23,576
Warren Jenson	3,810	4,278(5)	—	—	8,088
G. Patrick Phillips	30,463	4,278(5)	—	—	34,741
Mark Rossi	49,975	4,278(5)	—	—	54,253
Juli C. Spottiswood	25,673	4,278(5)	—	—	29,951

(1)
RSUs granted under 2016 and 2017 LTIP and vesting 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25% respectively, CEO Promotion Award granted January 2018 and vesting 24 and 36 months from December 15th of the grant year at the rate of 50% respectively, RSUs granted under 2018 LTIP and vesting 100% on January 31, 2020, and RSUs granted under 2019 LTIP and vesting 33.3% on January 31, 2020, 2021, and 2022.

(2)
Performance-based RSUs granted under the 2018 LTIP, shown at the target level of performance achievement, vesting 100% 36 months from January 31st of the grant year, and Performance-based RSUs granted as CEO Promotion Award and under the 2019 LTIP, shown at the target level of performance achievement, vesting 100% upon completion of the three-year performance periods. See the proxy statement starting on page 62 for a full description of the 2018 LTIP, including performance metrics, and starting on page 61 for a full description of the 2019 LTIP, including performance metrics. The CEO Promotion Award Performance-based RSUs were granted in 2018, for which the performance metric is the achievement of relative TSR targets over the 2018 to 2020 calendar performance period.

(3)
Stock Options granted under the 2018 and 2019 LTIP, and vesting 12, 24 and 36 months from January 31st of the grant year, at 25% on each vesting date. Exercise price is $22.31 per share for those granted under the 2018 LTIP and $31.99 per share for those granted under the 2019 LTIP.

(4)
Mr. Braunstein’s holdings aggregate all securities of the Company held by him, Hudson Executive Capital LP (“Hudson Executive”), HEC Management GP LLC (“Hudson Management”) and their affiliated investment funds by virtue of Hudson Management being the general partner of Hudson Executive and Mr. Braunstein being the managing partner of Hudson Executive and managing member of Hudson Management. Mr. Braunstein, Hudson Executive, Hudson Management, and their affiliated investment funds held 8,130,743 shares as of December 31, 2019.

(5)	RSUs granted March 13, 2019, and vested March 9, 2020.
Payments to Past Directors
No payments were made by the Company to past directors.
Payments for Loss of Office—Audited
In connection with Mr. Arnoult’s departure from the Board, the Compensation Committee approved accelerating the vesting on his outstanding RSUs as of his date of departure from the Board, in recognition Mr. Arnoult’s many years of dedicated service to the Company. As a result, the 4,278 RSUs granted to him in March 2019 vested and were distributed in common shares on November 1, 2019.

2020 PROXY STATEMENT 107

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

Performance Graph and Table
The graph below represents the relative investment performance of the Company’s shares to the NASDAQ Composite Index. The Board has selected the NASDAQ Composite Index for the comparison of total shareholder return for purposes of U.K. requirements as it represents a good market comparator.

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

The table below sets out the following compensation for our CEO:

•	Total remuneration is seen in the single figure table for the relevant financial year calculated using the share prices at the end of the relevant financial year;

•	The bonus paid as a percentage of maximum opportunity;

•	The value of the long-term incentives that have met their performance condition against the maximum possible level, which could have been earned in that period.

Item	2016	2017	2018	2019
Total CEO remuneration	$8,000,402	$2,415,579	$7,906,619	$11,243,434
Annual bonus as % of maximum	41.4%	43.2%	98.3%	75.4%
Performance units meeting condition in year as % of maximum	68.0%	41.5%	—	91.1%
Percentage Change in Pay of Chief Executive Officer Fiscal 2018 to Fiscal 2019
The U.K. legislation requires the Company to disclose the percentage change in the prescribed pay elements of the CEO between 2018 and 2019 together with equivalent average percentages for the employee population of the Company’s group. The percentage change attributable to the employees below was calculated using the per-employee average compensation for the pay element using the employee population taken as a whole.

Pay Element	CEO	Employees
Salary	—	11.5%
Benefits	0.7%	15.1%
Cash Bonus	(23.3)%	(1.7)%
Equity Awards	65.1%	1,273.8%
Equity Awards on a per employee basis increased significantly in 2019 due to the terms of the awards granted in 2018. For 2018, the calculation includes only time-based awards granted in 2018, as the 2018 performance-based awards had a two-year performance period. These awards had not been earned, therefore they were excluded. For 2019, the calculation includes the time-based awards granted in 2019 as well as the 2018 performance-based awards that had been earned at the end of the second year of the performance period. The value realized in 2019 was also comparatively high due to the level of performance attained relative to the established targets and the market value of the Company's ordinary shares as of December 31, 2019.

108 CARDTRONICS

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

Chief Executive Officer Pay Ratio Compared to UK Employees
The U.K. legislation requires the Company to disclose the ratio between CEO pay and that of the U.K. employee population’s 25th, 50th (“Median”), and 75th percentile employee.

Year	Method	25th percentile Pay Ratio	Median Pay Ratio	75th percentile Pay Ratio
2019	Option A	291:1	259:1	198:1
The Company has selected Option A as the pay ratio methodology for 2019, as it is the most statistically accurate method available. The 25th, Median, and 75th percentile employees were determined based on the FTE remuneration as of December 31, 2019, of all UK employees employed for the full 2019 fiscal year. The calculations followed the same methodology applied to the CEO total remuneration disclosed in the Single Figure Table above, inclusive of bonuses earned in 2019, even if they were paid in 2020. RSUs and Stock Options, were similarly calculated on the same basis as in the Single Figure Table above. The U.K. employees’ remuneration amounts were converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.28 for 2019.
The table below shows the breakdown of total FTE remuneration for each percentile employee:

	Salary	Benefits	Cash Bonus	Pension	Total FTE Remuneration
75th Percentile	$48,489	$1,179	$5,663	$1,512	$56,843
Median	$41,258	$135	$575	$1,444	$43,412
25th Percentile	$34,992	$135	$2,488	$964	$38,579
Approximately 35% of our U.K. employees work within the Cash In Transit team, and approximately 20% work within the ATM Engineering team. As a result, these two teams (disproportionately) impact the pay ratio figures. The Median employee represents neither one of these two groups. A Collective Bargaining Agreement between Cardtronics and the Usdaw trade union governs the terms and conditions of the Cash In Transit team, which are formally negotiated annually. This is different from the rest of the organization where employee remuneration and benefits are more dependent on individual performance, in addition to role and level of responsibility. Progression within the Cash In Transit organization can also be more prescriptive than for non-unionized U.K. employees due to the very defined nature of the roles and team structure.
As a company publicly traded on NASDAQ, the Company is also required to provide the pay ratio disclosure starting on page 76 of the Proxy (“Proxy CEO Pay Ratio”). There are various differences between the methodologies used to calculate that disclosure and the one set out above. For example, the employee population used for the purposes of the Proxy CEO Pay Ratio is the Company’s global employee population (including senior-level corporate employees), rather than only U.K. employees. Additionally, total compensation used both for the CEO and the median employee in the Proxy CEO Pay Ratio includes all equity awards granted in the year, valued at the share price on the date of grant, with performance-based RSU awards at target payout, whereas total remuneration used for the pay ratios above includes non-performance-related equity awards granted in the year, valued at the share price at the end of the fiscal year, and performance-based RSU awards at final payout where the performance period is completed in the year under review. These and other differences in methodology result in different employees being selected as the median employee for the two pay ratio calculations, leading to different pay ratio figures.
Relative Importance of Spend on Pay
U.K. legislation requires the Company to show the annual change in spending on certain specified items. The following table includes the statutory items for the current and prior year:

•	Total remuneration for all employees across the Company;

•	Share repurchases;

•	Dividends paid.

2020 PROXY STATEMENT 109

ANNEX A: CARDTRONICS PLC U.K. STATUTORY DIRECTORS' REMUNERATION REPORT (PART II)

	2018	2019	Change
Total Employee Remuneration(1)	$195,878,862	$207,097,836	5.7%
Share Repurchases	—	$49,996,833	N/M
Dividends Paid	—	—	N/A

(1)
Total Employee Remuneration costs include all compensation related costs for employees, including salaries, bonuses, benefits and taxes incurred by the Company, etc. Equity Awards granted in the year to employees (net of forfeitures in the year) are included at closing market price of our stock on December 31, 2019 of $44.65 per share and December 31, 2018 of $26.00 per share, and performance-based RSUs are included at the actually earned values. The increase in employee remuneration is attributable to the terms of the awards granted in 2018. For 2018, the calculation includes only time-based awards granted in 2018, as the 2018 performance-based awards had a two-year performance period. Total employee remuneration in 2019 includes the time-based awards granted in 2019 as well as the 2018 performance-based awards that had been earned at the end of the second year of the performance period.

Statement of Implementation of Policy in 2020
In 2020, the Compensation Committee intends to provide remuneration in accordance with the policy tables set forth above. Base salaries may be increased in line with increases across the Group, and new targets will be set for the Cash Incentive Plan and the Performance-based RSU awards, as explained below. The appropriate level of awards to be granted in 2020 is assessed by the Compensation Committee, but in all cases will remain within the maximums stated in the Policy.
Effective March 2020, the following will apply, excluding any temporary remuneration changes the Committee might choose to implement due to the COVID-19 pandemic:
Chief Executive Officer
Base Salary - The Compensation Committee approved our CEO’s base salary as $750,000, making no changes from 2019.
Cash Incentive Plan - The 2020 Cash Incentive Plan will utilize the following performance metrics and weightings:

•	Total Revenue (33.3%)

•	Adjusted EBITDA (33.3%)

•	Adjusted Free Cash Flow (33.3%)
CEO’s Cash Incentive target for 2020 is set at 125% of his base salary, an increase of 25% of base salary from 2019.
Stock Option, Performance-based and Time-based RSUs - The 2020 LTIP will utilize the following performance measures and weightings for the Performance-based RSUs, measured over a three year performance period:

•	Cumulative Adjusted EBITDA (50%)

•	Relative Total Shareholder Return (50%)
The value of the share-based payments granted to our CEO is based on an award of 5.75x base salary for 2019, and increase from 4.7x base salary for 2020, with 27% being Options, 20% being Time-based RSUs and 53% being Performance-based RSUs, a shift from 2019 where it was 25%, 25%, and 50% respectively.
Specific performance targets are considered commercially sensitive as they will give our competitors information about our operating plan and strategy. The targets will be accurately disclosed in the proxy statement following the final performance period year.
Non-Executive Directors
Fees and Time-based RSUs - Director Fees and Time-based RSUs granted will remain consistent with 2019 and as described on page 38 of the proxy statement:

•	the annual award of RSUs will remain at approximately $135,000 at the time of grant;

•	the annual cash retainer will remain at $70,000;

•	the additional annual cash retainer for the Chair of our Board will remain at $85,000;

•	the meeting fee for each Board meeting attended in person in the United Kingdom will be $10,000 with no additional fees paid for committee or other Board meetings attended;

•	reimbursement of reasonable fees related to the preparation of U.K. tax returns; and

•	cash retainers for committee members and the committee chair will remain the same as in 2019.

110 CARDTRONICS

CARDTRONICS

2050 West Sam Houston Parkway South, Suite 1300,
Houston, Texas, USA 77042
Tel: (832) 308-4000 | www.cardtronics.com

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**CARDTRONICS PLC**

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D01052-P34642

**CARDTRONICS PLC**
**ANNUAL GENERAL MEETING OF SHAREHOLDERS**
**Wednesday, May 13, 2020, 6:00 PM London Time**

**This proxy is solicited by the Board of Directors**

The undersigned hereby revokes all prior proxies and appoints Edward H. West, Aimie Killeen, Marc Terry, Jana Hile, Martin Jackson and Paul Carbonelli, and each of them, as proxyholders with full power of substitution (and the power to each of them to appoint other persons as proxies), to represent, vote and act with respect to all Class A ordinary shares of Cardtronics plc, which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, May 13, 2020 at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL United Kingdom London Time at 6:00 PM, or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance will the recommendations of the Board of Directors.** Please see the accompanying proxy statement for additional details.

**Address Changes/Comments:** ______________________________

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